   As filed with the Securities and Exchange Commission on August 22, 1996
                                                 Registration No. 33-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           __________________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                         FIRST LIBERTY FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

   GEORGIA                            6712                      58-1680650
  (State of               (Primary Standard Industrial       (I.R.S. Employer
Incorporation)            Classification Code Number)     Identification Number)

                               201 SECOND STREET
                              MACON, GEORGIA 31297
                                 (912) 743-0911
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          __________________________

                                 DAVID L. HALL
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         FIRST LIBERTY FINANCIAL CORP.
                               201 SECOND STREET
                              MACON, GEORGIA 31297
                                 (912) 743-0911
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

       William L. Floyd
       David M. Calhoun                                John D. Comer
       Long, Aldridge & Norman, LLP                    Sell & Melton
       5300 One Peachtree Center                       P. O. Box 229
       303 Peachtree Street                            Macon, Georgia 31297
       Atlanta, Georgia  30308                         (912) 746-8521
       (404) 527-4000

                           __________________________

         Approximate date of commencement of proposed sale to the public: The exchange of common stock of Middle Georgia Bank for Common Stock of the Registrant will take place upon consummation of the merger of Middle Georgia Bank and a wholly owned subsidiary of the Registrant. The merger is expected to become effective upon filing of Articles of Combination with the Office of Thrift Supervision following approval of the transaction by the shareholders of Middle Georgia Bank and the satisfaction of certain other conditions.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                           __________________________

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
       Title of Each                                        Proposed                 Proposed
         Class of                                           Maximum                   Maximum                 Amount of
     Securities to be             Amount to                 Offering                 Aggregate               Registration
        Registered             be Registered            Price Per Share*          Offering Price*                Fee
- ---------------------------------------------------------------------------------------------------------------------------
       Common Stock,
         $1.00 par
      value per share          755,600 Shares                $12.45                 $9,406,000                  $3,244
===========================================================================================================================

* Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(f), based on the book value as of June 30, 1996, of the securities of Middle Georgia Bank to be received by the Registrant in the Merger.

                              ____________________


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         FIRST LIBERTY FINANCIAL CORP.

                              ____________________

                             CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K


                                                                    LOCATION IN JOINT PROXY STATEMENT/
FORM S-4 ITEM NUMBER AND CAPTION                                    PROSPECTUS
- --------------------------------                                    ----------------------------------------

1.    Forepart of Registration Statement                            Front Cover Page of Proxy Statement/
      and Outside Front Cover Page of                               Prospectus
      Prospectus

2.    Inside Front and Outside Back                                 Available Information;
      Cover Pages of Prospectus                                     Incorporation of Certain
                                                                    Information by Reference; Table of
                                                                    Contents

3.    Risk Factors, Ratio of Earnings                               Front Cover Page of Proxy Statement/
      to Fixed Charges and Other Information                        Prospectus; Summary

4.    Terms of the Transaction                                      Front Cover Page; Summary; The
                                                                    Merger; Certain Differences in the Rights of
                                                                    FLFC and MGB Stockholders

5.    Pro Forma Financial Information                               Summary; Pro Forma Combined
                                                                    Financial Data

6.    Material Contacts with the Company                            The Merger
      Being Acquired

7.    Additional Information Required                                    *
      for Reoffering by Persons and
      Parties Deemed to be Underwriters

8.    Interests of Named Experts and                                     *
      Counsel

9.    Disclosure of Commission Position                                  *
      on Indemnification for Securities
      Act Liabilities

10.   Information with Respect to                                        *
      S-3 Registrants

11.   Incorporation of Certain Information                               *
      by Reference

- -----------------------
*  Not applicable

                                                                    LOCATION IN JOINT PROXY STATEMENT/
FORM S-4 ITEM NUMBER AND CAPTION                                    PROSPECTUS
- --------------------------------                                    ------------------------------------------
12.   Information with Respect to S-2 or                            Business Information Concerning
      S-3 Registrants                                               FLFC and FLB; Incorporation of
                                                                    Certain Information by Reference

13.   Incorporation of Certain Information                          Incorporation of Certain Information by
      by Reference                                                  Reference

14.   Information with Respect to                                        *
      Registrants Other Than S-2 or S-3
      Registrants

15.   Information with Respect to S-3                                    *
      Companies

16.   Information with Respect to S-2 or                                 *
      S-3 Companies

17.   Information with Respect to                                   Summary; Middle Georgia Bank
      Companies Other Than S-2 or S-3                               Management's Discussion and Analysis
      Companies                                                     of Financial Condition and Results
                                                                    of Operations; Middle Georgia Bank
                                                                    Financial Statements

18.   Information if Proxies, Consents                              Front Cover Page of Proxy Statement/
      or Authorizations Are to Be                                   Prospectus; Incorporation of Certain
      Solicited                                                     Information by Reference; Summary; The
                                                                    Special Meeting; The Merger; Ownership of
                                                                    MGB Stock

19.   Information if Proxies, Consents                                   *
      or Authorizations Are Not to Be
      Solicited or in an Exchange Offer

- ----------------------
*  Not applicable

                              MIDDLE GEORGIA BANK
                                 102 HIGHWAY 49
                              BYRON, GEORGIA 31008

                                                               October ___, 1996
Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Middle Georgia Bank ("MGB") to be held at the headquarters of MGB, 102 Highway 49, Byron, Georgia, at 2:00 p.m., local time, on Wednesday, November 6, 1996.

      At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger dated as of June 11, 1996, as amended on July 24, 1996 (the "Merger Agreement"), by and among First Liberty Financial Corp. ("FLFC"), First Liberty Bank, a wholly owned subsidiary of
FLFC ("FLB"), and MGB. The Merger Agreement, among other things, provides for the merger (the "Merger") of MGB with and into FLB. FLB will be the surviving savings bank in the Merger and will remain a wholly owned subsidiary of FLFC. If the proposed Merger is consummated, each outstanding share of MGB Common Stock (excluding shares held by stockholders who perfect their dissenters' rights under Georgia law) will be converted into and exchanged for the right to receive the number of shares (the "Merger Consideration") of Common Stock, $1.00 par value per share, of FLFC (the "FLFC Stock") equal to $85.00 divided by the "FLFC Stock Price." The "FLFC Stock Price" will be equal to the average closing price of the FLFC Stock as reported on the Nasdaq National Market on the ten trading days ending five days before the effective time of the Merger. Notwithstanding the foregoing, the Merger Consideration will not be more than 3.778 shares of FLFC Stock per share of MGB Stock nor less than 3.469 shares of FLFC Stock per share of MGB Stock. As a result, FLFC will issue an aggregate of between approximately 693,800 shares and 755,600 shares of FLFC Stock in the Merger. The affirmative vote of the holders of a majority of the shares of MGB Common Stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement and the transactions contemplated thereby. The directors and the principal stockholder of MGB, as a group, own or control voting power of approximately 66.7% of the shares of MGB Common Stock entitled to vote. Each of these individuals has agreed to vote his shares of MGB Common Stock in favor of the Merger Agreement and the transactions contemplated thereby. Accordingly, approval of the Merger Agreement and the transactions contemplated thereby is assured.

      Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus and (iii) proxy for the Special Meeting. Please review carefully the Proxy Statement/Prospectus which describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of MGB stockholders.

      As soon as practicable after the Special Meeting, FLFC will send to you a letter of transmittal providing instructions for exchanging your MGB Common Stock certificates for FLFC Stock.

      YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF MGB'S STOCKHOLDERS AND THAT THE MERGER IS FAIR TO THE MGB'S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

      IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE TAKEN, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

      We look forward to seeing you at the Special Meeting.

                                        Sincerely,


                                        /s/ W. L. Brown
                                        --------------------------------
                                        W. L. Brown
                                        President and
                                        Chief Executive Officer


      MGB STOCKHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR MGB COMMON STOCK CERTIFICATES FOR FLFC STOCK CERTIFICATES UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.

                              MIDDLE GEORGIA BANK
                                 102 HIGHWAY 49
                              BYRON, GEORGIA 31008

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
             To be held at 2:00 p.m. on Wednesday, November 6, 1996

To the Stockholders of Middle Georgia Bank:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Middle Georgia Bank ("MGB") will be held at the headquarters of MGB, 102 Highway 49, Byron, Georgia, at 2:00 p.m., local time, on Wednesday, November 6, 1996, for the following purposes:

      1. The Merger. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 11, 1996, as amended on July 24, 1996 (the "Merger Agreement"), by and among First Liberty Financial Corp. ("FLFC"), First Liberty Bank, a federally chartered savings bank and a wholly owned subsidiary of FLFC ("FLB"), and MGB, and the consummation of the transactions contemplated thereby. The Merger Agreement provides, among other things, that MGB will merge (the "Merger") with and into FLB, which will be the surviving savings bank in the Merger. As a result of the Merger each share of MGB Common Stock outstanding immediately prior to the Merger will cease to be outstanding and will be converted into and exchanged for the right to receive a number of shares (the "Merger Consideration") of FLFC Stock equal to $85.00 divided by the "FLFC Stock Price." The "FLFC Stock Price" will be equal to the average closing price of the FLFC Stock as reported on the Nasdaq National Market on the ten trading days ending five days before the effective time of the Merger. Notwithstanding the foregoing, the Merger Consideration will not be more than 3.778 shares of FLFC Stock per share of MGB Stock nor less than 3.469 shares of FLFC Stock per share of MGB Stock. As a result, FLFC will issue an aggregate of between approximately 693,800 shares and 755,600 shares of FLFC Stock in the Merger. The Merger Agreement and the Merger are more fully described in the accompanying Proxy Statement/Prospectus.

      2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

      Information relating to the above matters is set forth in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth as Appendix A to the Proxy Statement/Prospectus and is incorporated herein by reference.

      Only stockholders of record at the close of business on September 30, 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of MGB Common Stock entitled to vote at the Special Meeting. The directors, executive officers and the principal stockholder of MGB, as a group, own or control voting power of approximately 66.7% of the shares of MGB Common Stock entitled to vote. Each of these individuals has agreed to vote his shares of MGB Common Stock in favor of the Merger Agreement and the transactions contemplated thereby.
Accordingly, approval of the Merger Agreement and the transactions contemplated thereby is assured.

      THE BOARD OF DIRECTORS OF MGB RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

      Each stockholder of MGB has the right to dissent from the Merger Agreement and demand payment of the fair value of his or her shares of MGB Common Stock if the Merger is consummated. The right of any stockholder to receive such payment is contingent upon strict compliance with the requirements of Article 13 of the Georgia Business Corporation Code (the "GBCC"). The full text of Article 13 of the GBCC is set forth in Appendix B to the Proxy Statement/Prospectus and is incorporated herein by reference. For a summary of the requirements of Article 13 of the GBCC, see "The Merger - Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.

      Even if you plan to attend the Special Meeting, please fill in, date and sign the enclosed proxy card and promptly return it in the enclosed return envelope, which requires no postage if mailed in the United States, to ensure that your shares will be represented at the Special Meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your shares in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ W. L. Brown
                                        -----------------------------
                                        W. L. Brown
                                        President and
Byron, Georgia                          Chief Executive Officer
October __, 1996

                                PROXY STATEMENT
                                       OF
                              MIDDLE GEORGIA BANK
                              ____________________

                                   PROSPECTUS
                                       OF
                         FIRST LIBERTY FINANCIAL CORP.
                             ____________________
         This Proxy Statement/Prospectus is being furnished to holders of Common Stock, $1.00 par value per share ("MGB Stock"), of Middle Georgia Bank, a state chartered commercial bank organized under the laws of the State of Georgia ("MGB"), in connection with the solicitation of proxies by the Board of Directors of MGB for use at a Special Meeting of Stockholders to be held at 2:00 p.m., local time, on Wednesday, November 6, 1996, at the headquarters of MGB, 102 Highway 49, Byron, Georgia and at any adjournments or postponements thereof (the "Special Meeting").

         The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 11, 1996, as amended on July 24, 1996 (the "Merger Agreement"), by and among First Liberty Financial Corp., a Georgia corporation ("FLFC"), First Liberty Bank, a federally chartered savings bank and a wholly owned subsidiary of FLFC ("FLB"), and MGB and approve the consummation of the transactions contemplated thereby. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

         The Merger Agreement provides, among other things, that MGB will merge (the "Merger") with and into FLB, which will be the surviving savings bank in the Merger and will remain a wholly owned subsidiary of FLFC. Upon consummation of the Merger, each outstanding share of MGB Stock (excluding shares held by stockholders who perfect their dissenters' rights pursuant to Georgia law ("Dissenting Stockholders")) will cease to be outstanding and will be converted into and exchanged for the right to receive a number of shares (the "Merger Consideration") of Common Stock, $1.00 par value per share, of FLFC (the "FCFC Stock") equal to $85.00 divided by the "FLFC Stock Price."
The "FLFC Stock Price" will be equal to the average closing price of the FLFC Stock as reported on the Nasdaq National Market on the ten trading days ending five days before the effective time of the Merger. Notwithstanding the foregoing, the Merger Consideration will not be more than 3.778 shares of FLFC Stock per share of MGB Stock (the "Maximum Exchange Ratio") nor less than 3.469 shares of FLFC Stock per share of MGB Stock (the "Minimum Exchange Ratio"). As a result, FLFC will issue an aggregate of between approximately 693,800 shares and 755,600 shares of FLFC Stock in the Merger. No fractional shares of FLFC Stock will be issued in the Merger. Instead, each holder of shares of MGB Stock who would otherwise be entitled to receive a fraction of a share of FLFC Stock will receive, in lieu of such fractional share, cash (without interest) in an amount equal to such fractional part of a share of FLFC Stock multiplied by the closing price of the FLFC Stock as of the effective date of the Merger. The shares of FLFC Stock are listed on the Nasdaq National Market under the symbol "FLFC."

         As soon as practicable after the Special Meeting, FLFC will send to holders of MGB Stock a letter of transmittal providing instructions for exchanging their MGB Stock certificates for FLFC Stock.

         This Proxy Statement/Prospectus also constitutes a prospectus of FLFC relating to the shares of FLFC Stock issuable to MGB stockholders in the Merger.

         All shares of MGB Stock outstanding immediately before the effective time of the Merger (the "Effective Time") will, as a result of the Merger, no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any shares of MGB Stock (a "MGB Certificate") will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in consideration therefor upon the surrender of such certificate or, in the case of shares held by Dissenting Stockholders, the rights accorded to such shares under the Financial Institutions Code of Georgia and the Georgia Business Corporation Code (the "GBCC").

         This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of MGB on or about October ___, 1996.

      THE FLFC STOCK ISSUABLE IN THE MERGER HAS NOT BEEN APPROVED OR DIS-APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
     TIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
          STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADE-
             QUACY OF THIS PROXY STATEMENT/PROSPECTUS.  ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SHARES OF FLFC STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS
          ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
             ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

        The date of this Proxy Statement/Prospectus is October __, 1996

                               TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . .         5
SUMMARY
      Parties to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6
      The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7
      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7
      Market Prices and Dividends on FLFC and MGB Stock . . . . . . . . . . . . . . . . . . . . . .        11
      Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        13
THE SPECIAL MEETING
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
      Record Date; Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
      Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
      Solicitation and Revocability of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . .        19
      Recommendation of MGB's Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . .        20
THE MERGER
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
      Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21
      Exchange of MGB Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21
      No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22
      Management and Operations After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .        22
      Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .        22
      Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        23
      Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        25
      Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        26
      Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
      Summary of Certain Provisions of the Merger Agreement . . . . . . . . . . . . . . . . . . . .        30
      Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32
      Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32
      Restrictions on Resales of FLFC Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .        33
      Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        33
PRO FORMA COMBINED CONDENSED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35
MIDDLE GEORGIA BANK MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        43
      Results of Operations for the Six Months Ended June 30, 1996 and 1995 . . . . . . . . . . . .        43
      Results of Operations for the Years Ended December 31, 1995 and 1994  . . . . . . . . . . . .        43
      Results of Operations for the Years Ended December 31, 1994 and 1993  . . . . . . . . . . . .        43
      Average Balance and Net Income Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . .        43
      Rate and Volume Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        45
      Asset/Liability Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        45
      Investment Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        47
      Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        49
      Nonperforming Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        49
      Summary of Loan Loss Experience . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        50
      Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        52
      Return on Assets and Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . .        52

      Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        53
      Commitments and Lines of Credits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        53
      Impact of Inflation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        54
      Current Accounting Issues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        54
OWNERSHIP OF MGB STOCK
      Security Ownership of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        55
      Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        56
BUSINESS INFORMATION CONCERNING FLFC AND FLB  . . . . . . . . . . . . . . . . . . . . . . . . . . .        57
DESCRIPTION OF FLFC CAPITAL STOCK
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        58
      FLFC Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        58
      Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        59
      Limitation of Personal Liability of Directors and Officers  . . . . . . . . . . . . . . . . .        60
COMPARISON OF STOCKHOLDER RIGHTS
      Authorized Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        61
      Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        62
      Stockholder Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        62
      Anti-Takeover Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        63
      Stockholder Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        64
CERTAIN REGULATORY CONSIDERATIONS
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        65
      Federal Savings and Loan Holding Company Regulation . . . . . . . . . . . . . . . . . . . . .        66
      Recent Legislation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        67
      Regulation of FLB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        68
      Taxation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        72
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        73
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        73
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        74
MIDDLE GEORGIA BANK FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-1
APPENDICES:
      Appendix A -  Agreement and Plan of Merger dated as of June 11, 1996, as amended on July 24, 1996, by and between
                    FLFC, FLB and MGB.
      Appendix B -  Article 13 of the Georgia Business Corporation Code Relating to Rights of Dissenting Stockholders.
      Appendix C -  Opinion letter of Coopers & Lybrand L.L.P. with respect to certain federal income tax consequences of the Merger.
      Appendix D -  Opinion of The Robinson-Humphrey Company, Inc. as to the fairness of the Merger.

                             AVAILABLE INFORMATION

      FLFC has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the FLFC Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted pursuant to the rules of the Commission. Statements contained or incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to or incorporated by reference in the Registration Statement, each statement being qualified in all respects by such reference. Such information is available for inspection without charge at, and copies can be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      FLFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Seven World Trade Center, 13th Floor, New York, New York 10048; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and 1801 California Street, Suite 4800, Denver, Colorado 80202-2648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

      All information contained herein with respect to FLFC and its subsidiaries has been supplied by FLFC, and all information with respect to MGB has been supplied by MGB.

      No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by FLFC or MGB. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of FLFC, MGB or any subsidiary thereof since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: FIRST LIBERTY FINANCIAL CORP., 201 SECOND STREET, MACON, GEORGIA 31297, ATTENTION: DAVID L. HALL, (912) 743-0911. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE RECEIVED BY FLFC NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

      The following documents filed by FLFC with the Commission (Commission File No. 0-14417) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

      (i) FLFC's Annual Report on Form 10-K for the year ended September 30, 1995, a copy of which is being delivered to the MGB stockholders with this Proxy Statement/Prospectus;

      (ii) FLFC's Quarterly Report on Form 10-Q for the three months ended December 31, 1995;

      (iii) FLFC's Quarterly Report on Form 10-Q for the six months ended March 31, 1996;

      (iv) FLFC's Quarterly Report on Form 10-Q for the nine months ended June 30, 1996, a copy of which is being delivered to the MGB stockholders with this Proxy Statement/Prospectus; and

      (v) FLFC's Current Report on Form 8-K dated January 19, 1996.

      Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus, or any supplement hereto.

                                    SUMMARY

      The following Summary does not contain a complete description of all material features of the Merger Agreement or the transactions contemplated thereby and is subject to and qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus, including the Appendices hereto. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the term "FLFC" refers to such corporation and, where the context requires, such corporation and its subsidiaries.

                             PARTIES TO THE MERGER

 FIRST LIBERTY FINANCIAL CORP. . . . . . .    FLFC is a Georgia corporation and a unitary savings and loan holding
 FIRST LIBERTY BANK                           company headquartered in Macon, Georgia which owns and operates FLB and
 201 SECOND STREET                            FLB's wholly-owned subsidiary, Liberty Mortgage Corporation ("Liberty
 MACON, GEORGIA  31297                        Mortgage").  FLFC reported net income before extraordinary item of $8.1
 (912) 743-0911                               million and $7.4 million for the year ended September 30, 1995 and the nine months ended June 30, 1996, respectively.  At June 30, 1996, FLFC had total assets of approximately $991.2 million, total deposits of approximately $751.4 million and stockholders' equity of approximately
                                              $76.0 million.

                                              FLB is a federally chartered stock savings bank based in Macon, Georgia which serves Macon, Savannah, Valdosta, Tifton, Swainsboro and other
                                              Georgia cities through its home office and 28 full-service branch offices.
                                              Through Liberty Mortgage, FLB operates a mortgage banking business in all of its market areas and through correspondent relationships in several southeastern states.  Based on total assets as of June 30, 1996, FLB is the largest savings association headquartered in Georgia, and FLB's capital as of such date was in excess of all applicable regulatory requirements.  See "Business Information Concerning FLFC and FLB."

 MIDDLE GEORGIA BANK . . . . . . . . . . .    MGB is a state chartered commercial bank organized under the laws of the
 102 HIGHWAY 49                               State of Georgia and headquartered in Byron, Georgia.  MGB operates two
 BYRON, GEORGIA  31008                        offices in Peach County, Georgia from which it provides a wide range of
 (912) 382-5959                               commercial and retail banking services.

                                              For the year ended December 31, 1995, MGB reported net income of approximately $1.3 million.  For the six months ended June 30, 1996, MGB reported net income of approximately $455,000.  As of June 30, 1996, MGB had total assets of approximately $112.5 million, total deposits of approximately $100.6 million and stockholders' equity of approximately
                                              $9.4 million.  See "The Merger - Background of the Merger" and "Middle
                                              Georgia Bank - Management's Discussion and Analysis of Financial Condition
                                              and Results of Operations."

                                              Based on June 30, 1996 financial information, MGB would have comprised approximately 10.19% of FLFC's total assets, 10.77% of its stockholder's equity, 8.20% of its total revenue and 9.06% of its net income.

                              THE SPECIAL MEETING

 TIME, DATE AND PLACE  . . . . . . . . .   The Special Meeting will be held at 2:00 p.m., local time, on Wednesday,
                                           November 6, 1996 at the headquarters of MGB, 102 Highway 49, Byron,
                                           Georgia, and at any adjournments or postponements thereof.

 RECORD DATE AND SHARES ENTITLED
  TO VOTE  . . . . . . . . . . . . . . .   Holders of record of the MGB Stock at the close of business on September
                                           30, 1996 (the "Record Date") are entitled to notice of and to vote at the
                                           Special Meeting.  At such date and time there were 200,000 shares of MGB
                                           Stock outstanding.

 PURPOSE OF THE SPECIAL MEETING  . . . .   The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.  See "The Special Meeting" and "The Merger."

 VOTE REQUIRED . . . . . . . . . . . . .   The approval and adoption by the MGB stockholders of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of at least a majority of the outstanding shares of MGB
                                           Stock.   As of September 30, 1996, all directors, executive officers and the principal stockholder of MGB as a group beneficially owned 133,470 shares (66.7%) of the outstanding MGB Stock. Each of the directors and principal stockholders of MGB have agreed to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby. Because such individuals own a majority of the outstanding shares of MGB Stock, the approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of MGB is assured.  The Merger Agreement and the transactions contemplated thereby do not require the approval of the stockholders of FLFC.  See "The Special Meeting - Vote Required" and
                                           "Ownership of MGB Stock - Principal Stockholders."

                                   THE MERGER

         General. The Merger Agreement provides, among other things, that MGB will merge with and into FLB. FLB will be the surviving savings bank in the Merger and will remain a wholly owned savings bank subsidiary of FLFC. Upon consummation of the Merger, each outstanding share of MGB Stock (excluding shares held by Dissenting Stockholders) will cease to be outstanding and will be converted into and exchanged for the right to receive the Merger Consideration. If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived, the Merger will be consummated. See "The Merger."

         Merger Consideration. The Merger Agreement provides that, at the Effective Time, each outstanding share of MGB Stock (excluding shares held by Dissenting Stockholders) will cease to be outstanding and will, at the option of the holder thereof and subject to certain limitations described herein, be converted into and exchanged for the right to receive a number of shares of FLFC Stock equal to $85.00 divided by the "FLFC Stock Price." The "FLFC Stock Price" will be equal to the average closing price of the FLFC Stock as reported on the Nasdaq National Market on the ten trading days ending five days before the effective time of the Merger. Notwithstanding the foregoing, the Merger Consideration will not be more than 3.778 shares of FLFC Stock per share of MGB Stock (the "Maximum Exchange Ratio") nor less than 3.469 shares of FLFC Stock per share of MGB Stock (the "Minimum Exchange Ratio"). As a result, FLFC will issue an aggregate of between approximately 693,800 shares and 755,600 shares of FLFC Stock in the Merger.

         As an example, if the FLFC Stock Price is equal to or lower than $22.50 per share, the Merger Consideration will be 3.778 shares of FLFC Stock per share of MGB Stock. If the FLFC Stock Price is equal to or higher than $24.50 per share, the Merger Consideration will be 3.469 shares of FLFC Stock per share of MGB Stock.

         Description of FLFC Stock. The holders of FLFC Stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available therefor, to one vote for each share held on matters submitted to a vote of stockholders, and, in the event of liquidation, to the net assets remaining after satisfaction of all liabilities (subject to the terms of any outstanding series of FLFC Preferred Stock). As of August 14, 1996, FLFC had 4,004,690 shares of FLFC Stock outstanding held by approximately 900 stockholders of record. See "Description of FLFC Capital Stock" and "Comparison of Stockholder Rights."

         Reasons for the Merger and Recommendation of the MGB Board of Directors.

         The Board of Directors of MGB, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement and the transactions contemplated thereby. MGB's Board of Directors did not assign any relative or specific weight to the factors considered which included:

         (1) The Financial Terms of the Merger. The Board of Directors of MGB believes that the Merger Consideration is fair to MGB's stockholders based upon MGB's current financial condition and future prospects and upon its perception of the future prospects of FLFC.

         (2) Comparing MGB's Value As A Continuing Independent Entity With Its Value in Combining With FLFC. The Board of Directors of MGB considered the benefits that could be expected to accrue to MGB stockholders from the Merger, including the liquidity of the FLFC Stock and the possibility of higher stock price for the FLFC Stock, with the Board's view of what would be achieved by MGB operating as an independent entity.

         (3) Tax Free Nature of Acquisition. The Board of Directors of MGB considered the non-financial terms and structure of the Merger, in particular the fact that the Merger will qualify as a tax-free reorganization for the MGB stockholders for federal income tax purposes to the extent such stockholders receive FLFC Stock in the Merger. See "The Merger - Certain Federal Income Tax Consequences."

         (4) Likelihood of Regulatory Approval. The Board of Directors considered the likelihood that the Merger will be approved by the appropriate regulatory authorities.

         (5) Added Services to Customers. The Board of Directors of MGB believes the competitive nature of the MGB's financial market necessitates the ability to offer a wide range of banking services. Due to capital requirements and added regulatory requirements, MGB is presently unable to provide some services it deems necessary to compete effectively in the financial market in the Middle Georgia area with other financial institutions. The Merger will provide the necessary capital, support personnel and financial services required to remain competitive.

         (6) Possible Legislative Developments. The Board of Directors of MGB considered recent legislative proposals concerning state-wide banking.
Such proposals indicate the possibility of changes in the banking system for the State of Georgia which could have a negative impact on stockholder value of an independent bank operating in a non-metropolitan market.

         (7) Marketability of Shares of FLFC. The Board of Directors of MGB considered the fact that there is no established market for MGB shares whereas, after the Merger, the shares received by MGB stockholders will be traded on the Nasdaq National Market.

         (8) Opinion of The Robinson-Humphrey Company, Inc. The Board of Directors of MGB considered the fact that The Robinson-Humphrey Company, Inc. ("R-H") has rendered its opinion that the exchange ratio is fair from the viewpoint of MGB stockholders. The opinion of R-H is set forth in Appendix D and is incorporated herein by reference. See "The Merger - Opinion of Financial Advisor."

THE BOARD OF DIRECTORS OF MGB UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "The Merger - Reasons for the Merger."

         Opinion of Financial Advisor. MGB's financial advisor, R-H, has rendered an opinion to the Board of Directors of MGB that the Merger is fair to the stockholders of MGB from a financial point of view. A copy of such opinion is set forth in Appendix D hereto and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken. See "The Merger - Opinion of Financial Advisor."

         Effective Time of the Merger. If the Merger Agreement and the transactions contemplated thereby are approved by the requisite vote of the MGB stockholders, all required governmental and other consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that Articles of Combination, reflecting the Merger, are filed with the Office of Thrift Supervision (the "OTS"). Assuming satisfaction of all conditions to consummation, the Merger is expected to become effective in November 1996. Both MGB and FLFC have the right to terminate the Merger Agreement should the Merger not be consummated by November 8, 1996. See "The Merger - Effective Time," "The Merger - Summary of Certain Provisions of the Merger Agreement - Amendment, Waiver and Termination" and "The Merger - Conditions to the Merger."

         Exchange of MGB Stock. As soon as practicable after the Merger, FLFC will send to the holders of MGB Stock a letter of transmittal providing instructions for exchanging their MGB Certificates for the Merger Consideration. FLFC will not be obligated to deliver the FLFC Stock to which any former holder of MGB Stock is entitled until such holder surrenders his or her MGB Certificate or Certificates for exchange. The MGB Certificate or Certificates so surrendered must be duly endorsed as FLFC may require. MGB STOCKHOLDERS SHOULD NOT SEND THEIR MGB CERTIFICATES WITH THEIR PROXY CARDS. See "The Merger - Exchange of MGB Stock Certificates."

         Certain Federal Income Tax Consequences. FLFC has received an opinion from Coopers & Lybrand L.L.P., independent accountants, that the Merger qualifies as a tax-free reorganization under the Internal Revenue Code (the "Code") for federal income tax purposes. As a tax-free reorganization (i) no gain or loss will be recognized by FLFC, FLB or MGB and (ii) no gain or loss will be recognized by the MGB stockholders (excluding Dissenting Stockholders) except in respect of cash received in lieu of fractional shares of FLFC Stock. A copy of the opinion from Coopers & Lybrand L.L.P. is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference.
See "The Merger - Certain Federal Income Tax Consequences."

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH MGB STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF MGB STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

         Accounting Treatment. The Merger will be accounted for as a "pooling of interests" transaction by FLFC for financial reporting purposes. See "The Merger - Accounting Treatment."

         Management and Operations After the Merger. Pursuant to the Merger Agreement, at the Effective Time MGB will merge with and into FLB, with FLB as the surviving savings bank in the Merger. The Board of Directors and executive officers of FLFC and FLB immediately prior to the Merger will be the Board of Directors and executive officers of FLFC and FLB following the Merger except that Harold W. Peavy, Jr. will be elected as a director of FLFC and FLB. Certain of the current directors of MGB will become members of FLB's Peach County Community Board of Directors (the "Community Board"), an advisory board to be established at the Effective Time. Additionally, W. L. Brown, the President and Chief Executive Officer of MGB, will serve as Senior Vice President and Peach County City President of FLB following the Merger. See "The Merger - Management and Operations After the Merger" and "The Merger - Interests of Certain Persons in the Merger."

         Interests of Certain Persons in the Merger. Certain members of MGB's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of MGB generally. These include provisions in the Merger Agreement relating to service of certain of MGB's current directors on the Community Board, the execution by W. L. Brown, the President and Chief Executive Officer of MGB, of an employment agreement with FLB pursuant to which Mr. Brown will serve as Senior Vice President and Peach County City President of FLB, the election of Harold W. Peavy, Jr to FLFC's and FLB's Boards of Directors, eligibility for certain FLFC employee benefits and provisions for employment of certain other MGB employees. See "The Merger - Management and Operations After the Merger" and "The Merger - Interests of Certain Persons in the Merger."

         Conditions to Consummation. Consummation of the Merger Agreement and the transactions contemplated thereby are subject to a number of conditions, including (i) approval of the Merger Agreement by holders of a majority of the outstanding shares of MBG Stock entitled to vote thereon; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including those of the Office of Thrift Supervision (the "OTS"), the Federal Reserve Board (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "DBF"); (iii) the expiration of all periods for the notification of the exercise of dissenters' rights and no exercise of dissenters' rights by the holders of 5% or more of the outstanding shares of MGB Stock; (iv) the execution by each director of MGB of an agreement (A) not to sell any FLFC Stock that he or she receives in the Merger until financial results covering at least 30 days of post-Merger combined operations have been published and (B) that he will not become a director of or acquire beneficial ownership of stock in any other locally-based financial institution or its holding company doing business in Peach County, Georgia for a period of three years after the Effective Time; and (v) MGB's loan loss reserve shall not be less than $1,539,000 or 2.35% of gross loans. See "The Merger - Conditions to Consummation of the Merger" and "The Merger - Amendment, Waiver and Termination."

         Regulatory Approvals. The Merger is subject to the prior approval (or waiver of the approval requirements) by the OTS, Federal Reserve and DBF. FLFC anticipates that it will receive the requisite approvals or waivers from each of these agencies prior to the Special Meeting. See "The Merger - Regulatory Approvals."

         Conduct of Business Pending the Merger. MGB has agreed in the Merger Agreement to, among other things, operate its business only in the ordinary course in accordance with prior practices and to take no action that would adversely affect its ability to perform its covenants and agreements under the Merger Agreement. In addition, MGB has agreed not to take certain actions relating to the operation of MGB pending consummation of the Merger without the prior written consent of FLFC, except as otherwise permitted by the Merger Agreement, including, among other things: (i) increase (or announce any increase of) any salaries, wages or employee benefits or hire, commit to hire or terminate any employee, (ii) issue, sell, redeem, purchase or otherwise acquire or make any changes in its issued and outstanding capital stock or issue any rights to purchase its capital stock or any security convertible into its capital stock or declare any dividend or make any other distribution with respect to its capital stock except that MGB may declare and pay a dividend of $.15 per share prior to the Closing Date, or (iii) solicit, entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock or all or substantially all of its assets. See "The Merger - Conduct of Business Pending the Merger."

         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of MGB and FLFC. In addition, the Merger Agreement may be terminated prior to the Effective Time by either FLFC or MGB if (i) the other party fails to perform in any material respect its agreements contained in the Merger Agreement on or prior to the Closing Date,
(ii) the other party materially breaches any of its representations, warranties or covenants contained in the Merger Agreement and fails to cure such breach within ten (10) days after notification by the opposite party of intent to terminate, (iii) any event has occurred which would have a material adverse effect on any other party to the Agreement or their respective subsidiaries,
(iv) if any court, governmental or regulatory authority takes any action which prohibits or restrains either party from consummating the Merger, or (v) if the Merger is not consummated by November 8, 1996. See "The Merger - Summary of Certain Provisions of the Merger Agreement."

         Dissenters' Rights. Under Georgia law, record holders of MGB Stock who prior to the MGB stockholder vote on the Merger, properly demand their right to dissent and vote against or abstain from voting on the Merger have the right to obtain a cash payment for the "fair value" of their shares of MGB Stock (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, Dissenting Stockholders must comply with the requirements of Article 13 of the GBCC, a description of which is provided in "The Merger - Dissenters' Rights" and the full text of which is attached to this Proxy Statement/Prospectus as Appendix B.

         Resales of FLFC Stock. The FLFC Stock issued in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more stockholders) of MGB or FLFC under applicable federal securities laws and under the accounting requirements for a pooling of interests transaction. Each director, executive officer and principal stockholder of MGB has agreed not to sell the shares of FLFC Stock that he or she receives in connection with the Merger until financial results covering at least 30 days of post-Merger combined operations have been published. The FLFC Stock is listed for trading on the Nasdaq National Market under the symbol "FLFC." See "The Merger - Restrictions on Resales of FLFC Stock."

MARKET PRICES AND DIVIDENDS ON FLFC STOCK AND MGB STOCK

         The FLFC Stock is listed and traded on the Nasdaq National Market under the symbol "FLFC". The following table sets forth the high and low last sale prices per share of FLFC Stock on the Nasdaq National Market, and the dividends declared per share of FLFC Stock, FLFC Series A 7.75% Cumulative Convertible Preferred Stock (the "Series A Preferred") and Series B 6.0% Cumulative Convertible Preferred Stock (the "Series B Preferred"), for the periods indicated. FLFC has paid all declared dividends.

                                                                                DIVIDENDS DECLARED        DIVIDENDS DECLARED
                                   SALE PRICES PER        DIVIDENDS DECLARED     PER SHARE OF FLFC         PER SHARE OF FLFC
FISCAL YEAR ENDED                     SHARE OF               PER SHARE OF             SERIES A                 SERIES B
  SEPTEMBER 30,                      FLFC STOCK               FLFC STOCK         PREFERRED STOCK(1)       PREFERRED STOCK(2)
- -----------------             ----------------------      ------------------     ------------------       ------------------
                              HIGH               LOW
                              ----               ---
1994
First Quarter . . . . . . .   $16.50           $14.50            $ .08                 $ .48
Second Quarter  . . . . .      15.75            13.75              .08                   .48
Third Quarter . . . . . . .    15.25            13.00              .08                   .48
Fourth Quarter  . . . . . .    15.50            13.25              .08                   .48

1995
First Quarter   . . . . . .   $14.25           $12.75            $ .10                 $ .48                   $ .06
Second Quarter  . . . . . .    13.75            13.00              .10                   .48                     .18
Third Quarter . . . . . . .    18.50            13.00              .10                   .48                     .18
Fourth Quarter  . . . . . .    20.50            16.00              .13                     -                     .22

1996
First Quarter   . . . . . .   $22.50           $19.75            $ .13                     -                   $ .38
Second Quarter  . . . . . .    22.50            21.00              .13                     -                     .38
Third Quarter   . . . . . .    22.75            20.25              .13                     -                     .38
Fourth Quarter (through
 August 12, 1996)   . . . .    21.25            20.50                -                     -                       -

- --------------------------
(1) FLFC redeemed all of the issued and outstanding shares of FLFC Series A Preferred Stock on July 31, 1995.
(2) FLFC issued the outstanding shares of Series B Preferred on December 2, 1994 and September 15, 1995 and has declared and paid all accrued dividends as and when due and payable.

         On January 18, 1996, the last trading day prior to public announcement that FLFC and MGB entered into a non-binding letter of intent with respect to the Merger, the last reported sale price per share of FLFC Stock on the Nasdaq National Market was $21.00. On August 12, 1996, the last reported sale price per share of FLFC Stock on the Nasdaq National Market was $20.50.

         There is no established public trading market for the MGB Stock. Trading of the MGB Stock has been sporadic and generally is confined to the Peach County, Georgia area. Management of MGB does not maintain a record of the sales prices of trades of MGB Stock; however, to the knowledge of MGB, the last reported sales prices of the MGB Stock was $30.00 per share on September 19, 1995 and $20.00 per share on March 24, 1995. MGB had 126 stockholders of record as of September 30, 1996. MGB paid dividends of $.70, $.80 and $.90 per share during the years ended December 31, 1993, 1994 and 1995, respectively, and paid a dividend of $.15 per share on August 23, 1996.

                            SELECTED FINANCIAL DATA

         Selected Financial Data of FLFC. The following table sets forth selected historical financial data of FLFC and has been derived from and should be read in conjunction with FLFC's Annual Report on Form 10-K and the audited consolidated financial statements of FLFC for each of the three years in the period ended September 30, 1995, and FLFC's Quarterly Report on Form 10-Q and the unaudited interim consolidated financial statements of FLFC for the nine months ended June 30, 1996, including the respective notes thereto, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference." The interim financial data is unaudited but reflects all adjustments which, in the opinion of management, are necessary for a fair presentation. All adjustments reflected in the interim financial data are of a normal recurring nature. Interim results for the nine months ended June 30, 1996, are not necessarily indicative of the results to be expected for the full year.

                                                                                                               NINE MONTHS ENDED
                                                                     YEARS ENDED SEPTEMBER 30,                      JUNE 30,
                                                  ---------------------------------------------------------    -----------------
                                                    1991      1992         1993       1994          1995       1995         1996
                                                  --------  --------     --------   --------     ----------    -------   --------
                                                                  (In thousands, except per share data and ratios)

INCOME STATEMENT DATA:
  Net interest income . . . . . . . .           $ 18,487   $ 20,014     $ 22,229    $ 23,445    $  28,757    $ 21,096    $ 25,096
  Provision for loan losses . . . . .              3,358      3,950        1,979       1,500        1,440         900         900
  Noninterest income, excluding
    gains and losses on asset sales .              4,280      3,160        4,766       6,055        5,952       4,527       5,317
  Gains (losses) on sale of loans and
     securities . . . . . . . . . . .                 10     (1,319)       1,190         461         (173)         56       1,243
  Gain on sale of servicing rights  .              1,725      5,424        3,321       3,367        2,353       1,794         791
  Noninterest expense . . . . . . . .             19,439     20,996       22,175      23,029       24,171      17,614      19,978
  Income before income
    taxes, accounting changes and
    extraordinary items . . . . . . .              1,705      2,333        7,352       8,799       11,278       8,959      11,569
  Net income  . . . . . . . . . . . .              5,353      2,831        4,212       6,049        8,071       5,878       7,439

COMMON SHARE DATA:
  Net income per share,
    fully diluted . . . . . . . . . .           $   1.96   $   0.94     $   1.16    $   1.50     $   1.93    $   1.41    $   1.68
  Cash dividends per share  . . . . .                  -          -            -         .32          .43         .30         .39
  Book value per share  . . . . . . .              11.94      12.91        14.09       14.92        15.93       16.66       17.09
  Tangible book value per share . . .              10.77      11.84        12.80       13.76        13.08       13.58       14.47
  Weighted average common shares
    outstanding, fully diluted  . . .              3,376      3,039        3,687       4,049        4,205       4,191       4,439

BALANCE SHEET DATA (PERIOD END):
  Total assets  . . . . . . . . . . .           $713,209   $679,376     $728,248    $693,205     $919,274    $833,247    $991,226
  Loans (1) . . . . . . . . . . . . .            495,748    469,207      465,491     487,315      625,641     584,132     686,245
  Non-performing assets (excluding
    troubled debt restructurings) . .             39,427     22,647       20,460      14,951        6,793       8,974       6,719
  Loans and securities
    available-for-sale (2)  . . . . .            131,268    125,147      195,668     161,405      237,157     195,877     241,915
 Mortgage-backed securities
    held-for-investment . . . . . . .              8,308     11,637            -           -            -           -           -
  Deposits  . . . . . . . . . . . . .            526,811    494,734      546,379     561,616      719,226     674,567     751,396
  Stockholders'  equity . . . . . . .             35,550     38,453       53,884      56,391       70,669      65,469      75,953

                                                                                              NINE MONTHS ENDED
                                                          YEARS ENDED SEPTEMBER 30,               June 30,
                                       -----------------------------------------------------  -----------------
                                        1991        1992      1993       1994         1995    1995(3)   1996(3)
                                       ------     --------  --------   --------    ---------  --------  -------
                                                   (In thousands, except per share data and ratios)

PERFORMANCE RATIOS:
  Return on average assets  . . . .      .73%       .40%      .60%        .86%       1.01%      1.01%     1.04%
  Return on average equity  . . . .    18.50       7.60      8.96       10.98       12.93      12.88     13.41
  Interest rate spread  . . . . . .     3.13       3.21      3.58        3.70        3.90       3.92      3.89
  Net interest margin (4) . . . . .     2.83       3.15      3.57        3.72        3.94       3.96      3.90
  Efficiency (5)  . . . . . . . . .    77.20      72.26     67.66       66.60       64.97      63.35     60.54

  Earnings to fixed charges: (6)
    Excluding interest on deposits.     1.13x      1.23x     1.99x       2.65x       2.72x      2.83x     2.77x
    Including interest on deposits.     1.03x      1.06x     1.25x       1.35x       1.34x      1.38x     1.38x

ASSET QUALITY RATIOS:
  Allowance for loan losses to
    period end loans (1)(7) . . . .     0.97%      1.19%     1.30%       1.15%       1.23%      1.17%     1.16%
  Allowance for loan losses to
    period end non-performing
      loans(1)(7) . . . . . . . . .    76.02     158.06     97.55      124.51      323.64     176.18    275.20
  Non-performing assets to period
    end loans and foreclosed
    properties (1)(7) . . . . . . .     7.37       4.58      4.21        2.97        1.07       1.51       .96
  Non-performing assets to period
    end total assets  . . . . . . .     5.53       3.33      2.81        2.16         .74       1.08       .68
  Net charge-offs to average loans.     1.06        .57       .60         .38         .03        .03       .13

CAPITAL AND LIQUIDITY:
  Tangible capital to adjusted
    total assets (8)  . . . . . . .     4.34%      5.07%     5.34%       6.26%       5.69%      5.79%     6.10%
  Core capital to adjusted total
    assets (8)  . . . . . . . . . .     4.66       5.36      5.59        6.57        5.89       6.02      6.26
  Core capital to risk-based assets(8)  6.10       6.95      7.66        9.14        8.18       8.53      8.57
  Risk-based capital to risk-based.
    assets (8)  . . . . . . . . . .     9.17      10.32     10.92       12.61       11.07      11.63     11.24
  Average equity to average assets      3.97       5.26      6.70        7.82        7.81       7.84      7.76
  Loans to deposits (1) . . . . . .    94.10      94.84     85.20       86.77       86.99      86.59     91.33

- ---------------------
(1)      Excludes loans available-for-sale.
(2) Includes loans and securities available-for-sale, Federal Funds sold, repurchase agreements and cash and cash equivalents.
(3) Return on average assets, return on average equity, interest rate spread, net interest margin and net charge-offs to average loans are annualized.
(4)      Net interest income divided by average earning assets.
(5) Computed by dividing noninterest expense less provision for real estate losses and nonrecurring items by the sum of net interest income before provision for loan losses and noninterest income excluding nonrecurring items.
(6)      The ratio of earnings to fixed charges has been determined by dividing
         (a) income before taxes and fixed charges by (b) total fixed charges. Fixed charges consist of interest expense (both excluding and including interest on deposits) and amortization of debt expense. No portion of rental expense could be demonstrated to be representative of the interest factor, and therefore none is included in fixed charges.
(7)      Loans before allowance for losses.
(8) The information presented is on a FLB-only basis and is not consolidated.

         Selected Financial Data of MGB. The following table sets forth selected historical financial data of MGB and has been derived from and should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of MGB for the three years ended December 31, 1995, and the notes thereto included elsewhere herein. The interim financial data is unaudited but reflects all adjustments which, in the opinion of management of MGB, are necessary for a fair presentation. All adjustments reflected in the interim financial data are of a normal recurring nature. Interim results for the six months ended June 30, 1996, are not necessarily indicative of the results to be expected for the full year.

                                                                                                        SIX MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                       JUNE 30,
                                          ------------------------------------------------------      --------------------
                                            1991        1992        1993       1994       1995           1995       1996
                                          --------    --------    --------   --------   --------      ---------   --------
                                                          (In thousands, except per share data and ratios)

INCOME STATEMENT DATA:
  Net interest income . . . . . . . .     $ 2,446    $ 2,717      $ 2,676    $  3,151    $  3,882   $  1,967    $  2,075
  Provision for loan losses . . . . .         630        953          585         687         925        350         707
  Noninterest income, excluding
    gains (losses) on asset sales . .         999        880        1,027       1,246       1,073        518         541
  Gains (losses) on sale of loans and
     securities . . . . . . . . . . .          10         97          108         (58)        (64)       (31)          -
  Noninterest expense . . . . . . . .       1,790      2,001        2,124       2,113       2,304      1,140       1,086
  Net income  . . . . . . . . . . . .         745        582          977       1,151       1,274        732         455

COMMON SHARE DATA:
  Net income per share, fully diluted     $  3.72    $  2.91      $  4.88    $   5.75    $   6.37   $   3.66    $   2.28
  Cash dividends per share  . . . . .         .70        .60          .70         .80         .90        .30           -
  Book value per share  . . . . . . .       29.52      31.82        35.99       38.88       46.90      44.45       47.03
  Weighted average common shares
    outstanding, fully diluted  . . .         200        200          200         200         200        200         200

 BALANCE SHEET DATA (PERIOD END):
  Total assets  . . . . . . . . . . .     $71,453    $76,735      $88,241    $100,678    $112,082   $109,875    $112,475
  Loans   . . . . . . . . . . . . . .      47,149     54,215       57,840      61,483      63,905     64,396      64,886
  Non-performing assets (excluding
    troubled debt restructurings) . .       2,960      1,307        1,192       2,182       2,566      2,256       2,289
  Mortgage-backed securities
    held-for-investment . . . . . . .           -          -            -          17           -         11           -
  Deposits  . . . . . . . . . . . . .      63,142     68,492       79,268      90,653     100,634     98,738     100,643
  Stockholders' equity  . . . . . . .       5,904      6,364        7,198       7,776       9,379      8,889       9,405

PERFORMANCE RATIOS:
  Return on average assets  . . . . .        1.06%       .77%        1.17%       1.21%       1.18%      1.39%        .80%
  Return on average equity  . . . . .       13.13       9.52        14.25       14.97       14.71      18.47        9.05
  Interest rate spread  . . . . . . .        2.96       3.13         2.77        2.89        3.07       3.33        3.11
  Net interest margin   . . . . . . .        3.76       3.81         3.38        3.49        3.76       3.92        3.85
  Efficiency  . . . . . . . . . . . .       51.80      54.24        57.35       48.06       46.50      45.88       41.51

                                                                                                    SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                      JUNE 30,
                                           ---------------------------------------------------    ---------------------
                                            1991       1992        1993       1994       1995      1995(1)     1996(1)
                                           -------    -------     ------     ------     ------    ---------   ---------
                                                         (In thousands, except per share data and ratios)

ASSET QUALITY RATIOS:
  Allowance for loan losses to
    period end loans  . . . . . . . .       1.82%       2.00%       1.91%       2.23%     2.85%     2.43%       3.55%
  Allowance for loan losses to
    period end non-performing
    loans(2)  . . . . . . . . . . . .      45.62      156.72      145.65      139.15    186.28    375.12      172.48
  Non-performing assets to period
    end loans and foreclosed
    properties  . . . . . . . . . . .       6.14        2.39        2.05        2.90      2.45      3.48        3.49
  Non-performing assets to period
    end total assets(3)   . . . . . .       4.14        1.70        1.35        1.79      1.40      2.05        2.04
  Net charge-offs to average loans  .        .48        1.42         .99         .71       .75       .24         .33

CAPITAL AND LIQUIDITY:
  Average equity to average assets  .       8.11%       8.06%       8.22%       8.09%     8.02%     7.55%       8.89%
  Loans to deposits . . . . . . . . .      74.67       79.16       72.97       67.82     63.50     65.22       64.47

- ---------------
(1) Return on average assets, return on average equity, interest rate spread, net interest margin and net charge-offs to average loans are annualized.
(2) Nonperforming loans consist of nonaccrual loans, renegotiated loans and loans now current for which there are serious doubts as to the ability of the borrower to comply in the future with present loan repayment terms.
(3) Nonperforming assets consist of nonperforming loans, foreclosed properties and repossessed assets.

         Selected Pro Forma Combined Condensed Financial and Per Share Data. The following table sets forth unaudited selected pro forma combined condensed financial data of FLFC after giving effect to the Merger accounted for under the pooling of interests method as of October 1, 1992 for income statement data and as of June 30, 1996 for balance sheet data. The table also presents on a per share basis the book value, cash dividend and income from continuing operations of FLFC and MGB on a historical basis, an equivalent pro forma and pro forma combined basis assuming the Merger with MGB. The pro forma combined condensed financial and per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma combined condensed financial and per share data has been derived from and should be read in conjunction with the pro forma combined condensed financial data, including the notes thereto, appearing elsewhere herein. See "Pro Forma Combined Condensed Financial Data."

              SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         YEARS ENDED SEPTEMBER 30, (FLFC) AND DECEMBER 31, (MGB)
                                        ---------------------------------------------------------------------------------------
                                                1993                            1994                          1995
                                                ----                            ----                          ----
                                            EXCHANGE RATIO      :         EXCHANGE RATIO     :           EXCHANGE RATIO      :
                                        --------------------------      -----------------------         -----------------------
                                        MINIMUM         MAXIMUM         MINIMUM         MAXIMUM         MINIMUM    MAXIMUM
                                        -------         -------         -------         -------         -------    -------

INCOME STATEMENT DATA:
 Net interest income. . . . . . . . .   $24,905         $24,905         $26,596         $26,596         $32,639    $32,639
 Provision for loan losses. . . . . .     2,564           2,564           2,187           2,187           2,365      2,365
 Noninterest income . . . . . . . . .    10,412          10,412          11,071          11,071           9,141      9,141
 Noninterest expense. . . . . . . . .    24,299          24,299          25,142          25,142          26,475     26,475
 Income before income taxes and
  extraordinary item. . . . . . . . .     8,454           8,454          10,338          10,338          12,940     12,940
 Income before extraordinary item . .     5,556           5,556           7,200           7,200           9,345      9,345

COMMON SHARE DATA:
FLFC HISTORICAL:
  Income per share before extra-
   ordinary item, fully diluted . . .     $1.29           $1.29           $1.50           $1.50           $1.93      $1.93
  Book value per share  . . . . . . .                                                                     15.93      15.93
  Dividends per share . . . . . . . .         -               -             .32             .32             .43        .43

MGB HISTORICAL:
  Income per share before extra-
   ordinary item, fully diluted . . .     $4.11           $4.11           $5.75           $5.75           $6.37      $6.37
  Book value per share  . . . . . . .                                                                     46.90      46.90
  Dividends per share . . . . . . . .       .70             .70             .80             .80             .90        .90

MGB EQUIVALENT PRO FORMA:
  Income per share before extra-
   ordinary item, fully diluted . . .     $4.44           $4.76           $5.31           $5.70           $6.66      $7.14
  Book value per share  . . . . . . .                                                                     54.01      58.07
  Dividends per share   . . . . . . .       .14             .15            1.04            1.13            1.39       1.47


FLFC PRO FORMA COMBINED:
  Income per share before extra-
    ordinary item, fully diluted. . .     $1.28           $1.26           $1.53           $1.51           $1.92      $1.89
  Book value per share  . . . . . . .                                                                     15.57      15.37
  Dividends per share   . . . . . . .       .04             .04             .30             .30             .40        .39
  Weighted average common shares
    outstanding, fully diluted. . . .     4,381           4,443           4,743           4,805           4,899      4,961


                                                  NINE MONTHS ENDED               NINE MONTHS ENDED
                                                    JUNE 30, 1995                   JUNE 30, 1996
                                                    -------------                   -------------
                                                  EXCHANGE RATIO      :          EXCHANGE RATIO     :
                                               -----------------------         ----------------------
                                               MINIMUM         MAXIMUM         MINIMUM       MAXIMUM
                                               -------         -------         -------      ---------

INCOME STATEMENT DATA:
 Net interest income. . . . . . . . . . .      $23,956         $23,956       $   28,148     $    28,148
 Provision for loan losses. . . . . . . .        1,690           1,690            1,934           1,934
 Noninterest income . . . . . . . . . . .        7,085           7,085            8,152           8,152
 Noninterest expense. . . . . . . . . . .       19,292          19,292           21,675          21,675
 Income before income taxes and
  extraordinary item  . . . . . . . . . .       10,059          10,059           12,691          12,691
 Income before extraordinary item . . . .        6,745           6,745            8,146           8,146

COMMON SHARE DATA:
FLFC HISTORICAL:
  Income per share before extra-
   ordinary item, fully diluted . . . . .        $1.41         $  1.41       $     1.68     $      1.68
  Book value per share. . . . . . . . . .                                         17.09           17.09
  Dividends per share . . . . . . . . . .          .30             .30              .39             .39

MGB HISTORICAL:
  Income per share before extra-
   ordinary item, fully diluted . . . . .        $4.34         $  4.34       $     3.54     $      3.54
  Book value per share  . . . . . . . . .                                         47.03           47.03
  Dividends per share . . . . . . . . . .          .50             .50              .30             .30


MGB EQUIVALENT PRO FORMA:
  Income per share before extra-
   ordinary item, fully diluted . . . . .        $4.79         $  5.14       $     5.52     $      5.93
  Book value per share  . . . . . . . . .                                         57.48           61.77
  Dividends per share . . . . . . . . . .          .94            1.02             1.18            1.28


FLFC PRO FORMA COMBINED:
  Income per share before extra-
    ordinary item, fully diluted. . . . .        $1.38         $  1.36       $     1.59     $      1.57
  Book value per share  . . . . . . . . .                                         16.57           16.35
  Dividends per share . . . . . . . . . .          .27             .27              .34             .34
  Weighted average common shares
    outstanding, fully diluted. . . . . .        4,885           4,947            5,133           5,195


BALANCE SHEET DATA (PERIOD END):
  Total assets. . . . . . . . . . . . . .                                    $1,103,701     $ 1,103,701
  Loans, net. . . . . . . . . . . . . . .                                       793,136         793,136
  Securities, available-for-sale. . . . .                                       196,683         196,683
  Deposits  . . . . . . . . . . . . . . .                                       852,039         852,039
  Total stockholders' equity. . . . . . .                                        85,358          85,358

                              THE SPECIAL MEETING

GENERAL

         This Proxy Statement/Prospectus is being furnished by MGB to its stockholders in connection with the solicitation of proxies by the Board of Directors of MGB from holders of the outstanding shares of MGB Stock for use at the Special Meeting to be held at the headquarters of MGB, 102 Highway 49, Byron, Georgia at 2:00 p.m., local time, on Wednesday, November 6, 1996, and at any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and authorize the Merger Agreement and consummation of the transactions contemplated thereby, and to transact such other business as may properly come before the Special Meeting. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of MGB on or about October __, 1996.

         This document is also being furnished by FLFC to the stockholders of MGB as a Prospectus in connection with the issuance by FLFC of shares of FLFC Stock in connection with the Merger.

RECORD DATE; QUORUM

         The Board of Directors of MGB has fixed the close of business on September 30, 1996 as the Record Date for determining the MGB stockholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of MGB Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 200,000 shares of MGB Stock issued and outstanding and held by 126 record holders. Holders of MGB Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of MGB Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of MGB Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. "Broker non-votes" will not be counted as shares present for purposes of determining the presence of a quorum. However, because the approval of a majority of the outstanding shares of MGB Stock is required to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, both abstentions and "broker non-votes" will have the effect of a vote "AGAINST" the proposal.

VOTE REQUIRED

         Approval of the Merger Agreement and consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of MGB Stock entitled to vote thereon at the Special Meeting. The Merger Agreement and the consummation of the transactions contemplated thereby do not require the approval of the stockholders of FLFC.

         As of the Record Date, MGB's directors and principal stockholders, and their affiliates, held approximately 66.7% of the outstanding shares of MGB Stock entitled to vote at the Special Meeting. The directors and principal stockholders of MGB have agreed to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby. Because such individuals own a majority of the outstanding shares of MGB Stock, the approval of the Merger Agreement and the transactions contemplated thereby is assured. See "Ownership of MGB Stock." As of the Record Date, FLFC's directors and executive officers, and their affiliates, held no shares of MGB Stock.

SOLICITATION AND REVOCABILITY OF PROXIES

         Shares of MGB Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted and will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE MGB BOARD OF DIRECTORS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. ANY HOLDER OF MGB STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS.

         A MGB stockholder who has given a proxy may revoke it at any time before it is voted by (i) giving written notice of revocation to the Secretary of MGB, (ii) properly submitting to MGB a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to MGB as follows: Middle Georgia Bank, 102 Highway 49, Byron, Georgia, 31008, Attention: Patricia E. Joiner, Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with MGB's Corporate Secretary or other person responsible for tabulating votes on behalf of MGB.

         Holders of MGB Stock have the right to dissent to the Merger and demand appraisal of, and obtain payment for, the "fair value" of their shares of MGB Stock by following the procedures prescribed in Article 13 of the GBCC, a copy of which is attached as Appendix B hereto, and is summarized under "The Merger - Dissenters' Rights" herein. Failure to take any of the steps required under Article 13 on a timely basis would result in the loss of dissenters' rights. Because a proxy which does not contain voting instructions will, unless revoked, be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, a holder of shares of MGB Stock who votes by proxy and who wishes to exercise his dissenters' rights must, after notifying MGB in writing of his intention to dissent, either (i) vote "AGAINST" the approval and adoption of the Merger Agreement and the transactions contemplated thereby or (ii) abstain from voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

         In addition to solicitation of proxies by use of the mails, proxies may be solicited by directors, officers and employees of MGB in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries.

         The expense of soliciting proxies for the Special Meeting will be paid for by MGB, although FLFC and MGB have agreed to share the cost of preparing and mailing this Proxy Statement/Prospectus.

RECOMMENDATION OF MGB'S BOARD OF DIRECTORS

         The Board of Directors of MGB has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby, and believes the Merger is in the best interest of MGB and its stockholders. Accordingly, the Board of Directors recommends that stockholders of MGB vote "FOR" approval of the Merger Agreement and the consummation of the transactions contemplated thereby. See "The Merger - Reasons for the Merger."


                                   THE MERGER

GENERAL

         The following sets forth a summary of the material terms of the Merger Agreement and the transactions contemplated thereby. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Merger Agreement, a copy of which is set forth in Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All MGB stockholders are urged to read the Appendices in their entirety.

THE MERGER

         The Merger Agreement provides, among other things, that MGB will merge with and into FLB, a savings bank and a wholly owned subsidiary of FLFC. FLB will be the surviving savings bank in the Merger and will remain a wholly owned savings bank subsidiary of FLFC. The Merger Agreement and the transactions contemplated thereby are subject to the satisfaction or waiver of certain conditions.

MERGER CONSIDERATION

         At the Effective Time, each outstanding share of MGB Stock shall cease to be outstanding and will be converted into and exchanged for the right to receive the Merger Consideration. The Merger Consideration per share of MGB Stock will be equal to a number determined by dividing $85.00 (the value attributable to each share of MGB Stock for purposes of the Merger) by the "FLFC Stock Price", with fractional shares to be settled in cash. The "FLFC Stock Price" will be the average of the closing price of FLFC Stock on the Nasdaq National Market for the ten trading days which ends five days before the Effective Time. Notwithstanding the foregoing, the Merger Consideration will not be more than 3.778 shares of FLFC Stock per share of MGB Stock (the Maximum Exchange Ratio) nor less than 3.469 shares of FLFC Stock per share of MGB Stock (the Minimum Exchange Ratio). As an example, if the FLFC Stock Price is equal to or lower than $22.50 per share, the Merger Consideration will be 3.778 shares of FLFC Stock per share of MGB Stock. If the FLFC Stock Price is equal to or higher than $24.50 per share, the Merger Consideration will be 3.469 shares of FLFC Stock per share of MGB Stock.

         In the event the Merger is approved and consummated, each of the stockholders of MGB who do not exercise and perfect their dissenters rights will receive the Merger Consideration. Under the GBCC, the exercise of dissenters' rights is the only remedy that a stockholder has in opposition to a merger or to the merger consideration in a merger that has been approved by the requisite vote of the corporation's stockholders. A MGB stockholder could attempt to insure that he receives cash for all of his shares of MGB Stock by exercising and perfecting his dissenters rights pursuant to the GBCC. However, the Merger

Agreement provides that in the event the holders of 5% or more of the outstanding shares of MGB Stock exercise their dissenters rights, FLFC may terminate the Merger Agreement. Accordingly, a MGB stockholder who elects to exercise his dissenters rights takes the risk that such exercise will result in the termination of the Merger Agreement. A MGB stockholder that exercises and perfects his dissenters rights under the GBCC is entitled to the "fair value" of his shares of MGB Stock plus interest in the event the Merger is consummated. There can be no assurance that the "fair value" of the MGB Stock will equal or exceed the Merger Consideration. For a description of dissenters' rights and a discussion of the procedure for perfecting such rights and determining the "fair value" of shares of MGB Stock, see " Dissenters' Rights" below.

         Pursuant to the Merger Agreement, in the event the Merger is consummated, FLFC will issue an aggregate of between approximately 693,800 shares (assuming the Minimum Exchange Ratio) and approximately 755,600 shares (assuming the Maximum Exchange Ratio) of FLFC Stock in exchange for 200,000 shares of MGB Stock (assuming no MGB stockholder exercises his or her dissenter's rights).

EFFECTIVE TIME

         If the Merger Agreement is approved by the requisite vote of MGB stockholders, and all other required governmental and other consents and approvals are received, and if other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will be consummated and effected on the date and at the time Articles of Combination, reflecting the Merger, are filed with the OTS. FLFC and MGB have agreed to use their reasonable efforts to cause the Effective Time to occur on November 8, 1996. Either party may terminate the Merger Agreement if the Merger has not been consummated by November 8, 1996. See "Conditions to the Merger" and "Summary of Certain Provisions of the Merger Agreement - Amendment, Waiver and Termination."

EXCHANGE OF MGB STOCK CERTIFICATES

         As soon as practicable after the Merger, FLFC will send to the holders of MGB Stock a letter of transmittal providing instructions for exchanging their MGB Stock certificates for FLFC Stock. MGB STOCKHOLDERS SHOULD NOT SURRENDER THEIR MGB CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of MGB Stock issued and outstanding at the Effective Time (other than shares held by Dissenting Stockholders) shall surrender their MGB Certificate or Certificates to FLFC or its agent, and the MGB Certificates thus surrendered will be canceled. Unless otherwise designated by a MGB stockholder on the transmittal letter, certificates representing shares of FLFC Stock issued in connection with the Merger will be issued and delivered to the tendering record holder. FLFC shall not be obligated to deliver the Merger Consideration to which any holder of MGB Stock is entitled until such holder surrenders his MGB Certificate or Certificates for exchange. The MGB Certificate or Certificates so surrendered must be duly endorsed as FLFC or its agent may require.

         From and after the Effective Time, holders of MGB Certificates will have no rights with respect to the shares of MGB Stock formerly represented thereby other than the right to surrender such MGB Certificates and receive in exchange therefor the shares of FLFC Stock to which such holders are entitled, as described above, or the right to perfect their dissenters' right. In addition, no dividend or other distribution payable to holders of record of FLFC Stock will be paid to the holder of any MGB Certificates until such holder surrenders such MGB Certificates for exchange as instructed. Subject to applicable law, upon surrender of the MGB Certificates, such holders will receive the certificates representing the shares of FLFC Stock issuable upon the exchange or conversion of such shares of MGB Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) for a fractional share of FLFC Stock to which such stockholder is entitled.

         If any certificate for FLFC Stock is to be issued in a name other than that in which the MGB Certificate surrendered for exchange is issued, the MGB Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to FLFC's satisfaction that such taxes are not payable. Such person also shall be required to provide evidence satisfactory to FLFC that such transfer is made in compliance with applicable federal and state securities laws.

NO FRACTIONAL SHARES

         Pursuant to the terms of the Merger Agreement, each holder of shares of MGB Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of FLFC Stock shall receive, in lieu of such fractional share, cash (without interest) in an amount equal to such fraction multiplied by the closing price of FLFC Stock as of the effective date of the Merger. No such holder will be entitled to dividends, conversion rights or any other rights as a stockholder in respect of any fractional shares. For example, if the Merger Consideration is 3.617 shares of FLFC Stock for each share of MGB Stock, and the closing price of the FLFC Stock is $23.50 on the effective date of the Merger, a holder of 20 shares of MGB Stock would be entitled to 72.34 shares of FLFC Stock (20 multiplied by 3.617). However, because no fractional shares of FLFC Stock will be issued, that stockholder would receive 72 shares of FLFC Stock and $7.99 in cash (.34 x $23.50) in lieu of the fractional share.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         FLB will be the surviving savings bank following the Merger and will continue to operate under its Articles of Incorporation and Bylaws in effect at the time of the Merger. The Board of Directors and executive officers of FLFC will not change as a result of the Merger except the Board of Directors of FLFC will be increased by one member at its next meeting after the Effective Time and will elect Harold W. Peavy, Jr. as a director for a term that will expire at the next annual meeting of stockholders of FLFC. Additionally, Mr. Peavy will be nominated for reelection as a director of FLFC by the stockholders at that meeting. The Board of Directors of FLB also will be increased by one member and will elect Mr. Peavy as a director. Further, W. L. Brown, the President and Chief Executive Officer of MGB, will serve as Senior Vice President and Peach County City President of FLB following the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Other than as described herein, no director or executive officer of FLFC or MGB, and no affiliate of any such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of MGB Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of MGB Stock.

         Following the Effective Time, the Boards of Directors of FLFC and FLB will elect Harold W. Peavy, Jr. as a director of each such entity. Certain other directors of MGB have agreed to serve on the

Community Board for a period of at least one year following the Effective Time. Pursuant to the Merger Agreement, each member of the Community Board will receive a fee of $250.00 per monthly meeting of the Community Board attended.

         At the Effective Time, FLB will enter into an employment agreement with W. L. Brown, the President and Chief Executive Officer of MGB, pursuant to which Mr. Brown will serve as Senior Vice President and Peach County City President of FLB. Under the agreement, Mr. Brown will be entitled to receive compensation on a basis substantially comparable to that which he receives in his present position with MGB. The agreement, which will have a three-year term, will also provide that Mr. Brown may not be employed by another financial institution within Peach County for a period of three years following the termination of his employment with FLB.

         After the Effective Time, FLFC will provide generally to officers and employees of MGB employee benefits on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by FLFC and its subsidiaries to their similarly situated employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with MGB or its subsidiaries prior to the Effective Time will be treated as service with FLFC or its subsidiaries.

BACKGROUND OF THE MERGER

         In early 1995, certain major stockholders, including Harold W. Peavy, Jr., and certain directors of MGB had informal discussions to the effect that MGB stockholders might benefit from a business combination with a larger financial institution. Among the factors that precipitated these discussions were the strong financial position of MGB; the favorable economic conditions and MGB's future prospects in its market area; the absence of an established market for the MGB Stock; the maturity and age of MGB's stockholder group; the possibility of a favorable acquisition price for the MGB Stock; the desire of some stockholders to realize an enhanced profit from their investment; the favorable climate for bank consolidations and acquisitions; and regulatory compliance and expense considerations. In connection with these discussions, Mr. Peavy, Jr. agreed to take the lead in pursuing a possible business combination that would address these concerns. Mr. Peavy, Jr. is the founder of MGB and was the first chief executive officer of MGB. Mr. Peavy, Jr. and his family and associates own a controlling interest in MGB. He had retired as an officer of MGB for health reasons in January 1991. However, he continues to be active as an emeritus director of MGB.

         Mr. Peavy, Jr. contacted William O. Faulkner, Jr. for assistance in finding a solution to these concerns. Mr. Faulkner has significant experience in the banking industry having served in various capacities with the Citizens and Southern Corporation and its subsidiary, the Citizens and Southern National Bank, until his retirement in 1989 at which time he served as a Senior Executive Vice President. Mr. Faulkner's wife is a relative of Mr. Peavy, Jr. After discussions of various alternatives, Mr. Faulkner and Mr. Peavy, Jr. identified FLFC as a possible business combination partner.

         In the Summer of 1995, Mr. Faulkner had an informal and casual conversation with a director of FLFC concerning the possible interest of FLFC in a business combination with MGB. Following these discussions, FLFC provided to Mr. Faulkner certain publicly available financial and business information concerning FLFC. Mr. Faulkner reported this information to Mr. Peavy, Jr. who believed that MGB should further pursue a possible combination with FLFC. Accordingly, Mr. Faulkner met again with representatives of FLFC to discuss the possible business combination. At this meeting, FLFC expressed its interest in pursuing a business combination; however, no financial aspects of a transaction were discussed. Additionally, Mr. Faulkner approached another substantial financial institution but found that it had no interest at that time in a business combination with MGB.

         After considering the indication of interest from FLFC, the Board of Directors of MGB concluded that MGB should continue to pursue the possibility of a business combination with FLFC and, in October 1995, MGB retained the law firm of Sell & Melton to represent MGB in its negotiations with FLFC. The Board of Directors of MGB also determined that it would benefit from the counsel and advice of an investment banking firm with experience in bank mergers and acquisitions. Representatives of MGB met with three investment banking firms, including R-H, in October 1995. As a result of these meetings, the Board of Directors of MGB chose to retain R-H. On November 9, 1995, MGB and R-H executed an engagement letter pursuant to which R-H agreed to advise MGB in connection with possible business combinations, participate in negotiations with possible acquirors and, if negotiations were successful, render an opinion as to the fairness of the transaction to the stockholders of MGB.

         In discussions between representatives of MGB and R-H, the full panoply of possible arrangements was discussed, including a possible auction process, approaching selected logical acquirors regarding their interest in a possible business combination, development of an active market for the MGB Stock, acquiring other financial institutions, internal expansion and growth, and active pursuit of a business combination with FLFC. Based on these discussions, MGB decided that the interest evidenced by FLFC in acquiring MGB should be pursued as a matter of first priority and that further efforts should await the outcome of negotiations with FLFC.

         With the active participation in negotiations by R-H, FLFC made a tentative offer to acquire the shares of MGB in a tax free merger transaction at a value of $90.00 for each share of MGB Stock payable in shares of FLFC Stock. Based upon its analysis of the advantages to MGB stockholders of the proposed terms, and with the counsel and advice of R-H, the Board of Directors of MGB reached the conclusion that it was in the best interest of MGB's stockholders to proceed with the business combination with FLFC. Therefore, on January 16, 1996, MGB entered into a letter of intent (the "Letter of Intent") with FLFC. In general, the Letter of Intent was a non-binding letter expressing the intention of MGB and FLFC to engage in a business combination in which the stockholders of MGB would receive FLFC Stock having a value of $90.00 in exchange for each of their shares of MGB Stock. The Letter of Intent provided that the business combination was subject to a number of factors, including detailed due diligence investigations by FLFC and MGB of the other's financial condition and prospects and the negotiation of the terms of a definitive merger agreement. While the Letter of Intent generally was of a non-binding nature, it included a binding provision that limited the circumstances under which MGB could solicit or pursue acquisition proposals from other financial institutions. Among other things, the Letter of Intent would have required MGB to pay certain liquidated damages and expense reimbursements to FLFC in the event that MGB entered into a letter of intent or agreement with a third party regarding a proposed business combination.

         Subsequent to the execution of the Letter of Intent, the parties began their respective due diligence investigations. In May 1996, FLFC informed MGB that FLFC was not willing to proceed with a definitive agreement based upon the $90.00 per share exchange ratio contemplated in the Letter of Intent due to FLFC's concerns regarding, among other things, the prospects of MGB, the adequacy of MGB's loan loss reserve and the impact of the dilution to FLFC's earnings which would be caused by the transaction. FLFC and MGB then engaged in further negotiations and agreed to reduce the agreed value of the MGB Stock to $85.00 per share for purposes of determining the exchange ratio.

On June 11, 1996, the Board of Directors of MGB, with the counsel of R-H, approved the terms of the Merger Agreement.

REASONS FOR THE MERGER

         The Board of Directors of MGB, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement and the transactions contemplated thereby. MGB's Board of Directors did not assign any relative or specific weight to the factors considered which included:

                 (1) The Financial Terms of the Merger. The Board of Directors of MGB believes that the Merger Consideration is fair to MGB's stockholders based upon MGB's current financial condition and future prospects and upon its perception of the future prospects of FLFC.

                 (2) Comparing MGB's Value As A Continuing Independent Entity With Its Value in Combining With FLFC. The Board of Directors of MGB considered the benefits that could be expected to accrue to MGB stockholders from the Merger, including the liquidity of the FLFC Stock and the possibility of higher stock price for the FLFC Stock, with the Board's view of what would be achieved by MGB operating as an independent entity.

                 (3) Tax Free Nature of Acquisition. The Board of Directors of MGB considered the non-financial terms and structure of the Merger, in particular the fact that the Merger will qualify as a tax-free reorganization for the MGB stockholders for federal income tax purposes to the extent such stockholders receive FLFC Stock in the Merger. See "The Merger - Certain Federal Income Tax Consequences."

                 (4) Likelihood of Regulatory Approval. The Board of Directors considered the likelihood that the Merger will be approved by the appropriate regulatory authorities.

                 (5) Added Services to Customers. The Board of Directors of MGB believes the competitive nature of the MGB's financial market necessitates the ability to offer a wide range of banking services. Due to capital requirements and added regulatory requirements, MGB is presently unable to provide some services it deems necessary to compete effectively in the financial market in the Middle Georgia area with other financial institutions. The Merger will provide the necessary capital, support personnel and financial services required to remain competitive.

                 (6) Possible Legislative Developments. The Board of Directors of MGB considered recent legislative proposals concerning state-wide banking. Such proposals indicate the possibility of changes in the banking system for the State of Georgia which could have a negative impact on stockholder value of an independent bank operating in a non-metropolitan market.

                 (7) Marketability of Shares of FLFC. The Board of Directors of MGB considered the fact that there is no established market for MGB shares whereas, after the Merger, the shares received by MGB stockholders will be traded on the Nasdaq National Market.

                 (8) Opinion of The Robinson-Humphrey Company, Inc. The Board of Directors of MGB considered the fact that The Robinson-Humphrey Company, Inc. ("R-H") has rendered its opinion that the exchange ratio is fair from the viewpoint of MGB stockholders. The opinion of R-H is set forth in Appendix D and is incorporated herein by reference. See "The Merger - Opinion of Financial Advisor."


         THE BOARD OF DIRECTORS OF MGB UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         FLFC currently is pursuing a business strategy of increasing market share in its middle, south and coastal Georgia markets through internal growth and selected acquisitions. FLFC believes that the Merger is consistent with this strategy.

OPINION OF FINANCIAL ADVISOR

General

         MGB retained R-H to act as its financial adviser in connection with the Merger. R-H has rendered an opinion to MGB's Board of Directors that, based on the matters set forth therein, consideration to be received pursuant to the Merger is fair, from a financial point of view, to MGB's stockholders. The text of such opinion is set forth in Appendix D of this Proxy Statement/Prospectus and should be read in its entirety by stockholders of MGB.

         The consideration to be received by MGB stockholders in the Merger was determined by MGB and FLFC in their negotiations. No limitations were imposed by the Board of Directors or management of MGB upon R-H with respect to the investigations made or the procedures followed by R-H in rendering its opinion.

         In connection with rendering its opinion to the MGB Board of Directors, R-H performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. R-H, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of MGB, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of MGB. R-H has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by MGB or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of its analyses.

Valuation Methodologies

         In connection with its opinion on the Merger and the presentation of that opinion to the MGB Board of Directors, R-H performed two valuation analyses with respect to MGB: (i) an analysis of comparable prices and terms of recent transactions involving financial institutions purchasing banks; and (ii) a discounted cash flow analysis. Each of these methodologies is discussed briefly below. For purposes of the comparable transaction analyses, FLFC's stock was valued at $21.875 per share, the closing price on June 11, 1996.

         Comparable Transaction Analysis. R-H performed two analyses of premiums paid for selected banks with comparable characteristics to MGB. Comparable transactions were considered to be (i) transactions since January 1, 1995, where the seller was a bank headquartered in the Southeastern United States with assets between $50 million and $250 million and non-performing assets/total assets ("NPAs/assets") greater than 1.2%, (ii) transactions since January 1, 1995, where the seller was a bank headquartered in the United States with assets between $50 and $250 million and non-performing assets/ total assets greater than 1.2%.

         Based on the first type of comparable transactions, financial institutions purchasing Southeastern banks since January 1, 1995 with NPAs/ assets greater than 1.2%, the analysis yielded a range of transaction values to book value of 1.27 times to 2.51 times, with a mean of 1.77 times and a median of 1.63 times. These compare to a transaction value for the Merger of approximately 1.69 times MGB's book value as of June 30, 1996.

         The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.37 times to
3.03 times, with a mean of 1.85 times and a median of 1.63 times. These compare to a transaction value to tangible book value at June 30, 1996 of approximately 1.69 times MGB's tangible book value for the Merger.

         The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 13.21 times to 30.59 times, with a mean of 18.56 times and a median of 16.79 times. These compare to a transaction value to MGB's last twelve months earnings as of June 30, 1996 of approximately 13.53 times for the Merger.

         The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 6.19 percent to 18.46 percent, with a mean of 13.50 percent and a median of 13.21 percent. These compare to a transaction value to the June 30, 1996 total assets of MGB of 14.67 percent for the Merger.

         Based on transactions since January 1, 1995, where the seller was a U.S. bank with total assets between $50 and $250 million and NPAs/assets greater than 1.2%, the analysis yielded a range of transaction values to book value of .83 times to 2.82 times, with a mean of 1.61 times and a median of
1.53 times. These compare to a transaction value for the Merger of approximately 1.69 times MGB's book value as of June 30, 1996.

         The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from .85 times to
3.03 times, with a mean of 1.66 times and a median of 1.58 times. These compare to a transaction value to MGB's tangible book value at June 30, 1996 of approximately 1.69 times for the Merger.

         The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share, from 9.69 times to 30.59 times, with a mean of 16.93 times and a median of 16.71 times. These compare to a transaction value to MGB's last twelve months earnings as of June 30, 1996 of approximately 13.53 times for the Merger.

         The analysis yielded a range of transaction values as a percent of total assets, from 4.89 percent to 24.95 percent, with a mean of 13.90 percent and a median of 14.03 percent. These compare to a transaction value to the June 30, 1996 total assets of MGB of 14.67 percent for the Merger.

         No company or transaction used in the comparable transaction analyses is identical to MGB. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, R-H estimated the present value of the future stream of after-tax cash flows that MGB could produce through 1999, under various circumstances, assuming that MGB performed in accordance with the earnings/return projections of management at the time that MGB entered into acquisition discussions in September 1995. R-H estimated the terminal value for MGB at the end of the period by applying multiples of earnings ranging from 8.0 to 10.0x and then discounting the cash flow streams, dividends paid to stockholders and terminal value using differing discount rates ranging from 12.0 percent to 14.0 percent chosen to reflect different assumptions regarding the required rates of return of MGB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $16.3 million to $19.7 million, or $81.27 to $98.65 per share, for MGB.

Compensation of R-H

         Pursuant to an engagement letter dated September 20, 1995 between MGB and R-H, MGB agreed to pay R-H a $50,000 fairness opinion fee and an incremental success fee (to be paid at closing) equal to approximately, 0.75% of the total value of the transaction less the fairness opinion fee. MGB has also agreed to indemnify and hold harmless R-H and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of R-H.

         As part of its investment banking business, R-H is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. MGB's Board of Directors decided to retain R-H based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the United States, and its knowledge of financial institutions and MGB in particular.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax summary set forth below is included for general information only. The summary describes the material federal income tax consequences of the Merger; the federal income tax consequences to MGB's stockholders as a result of the Merger; and the federal income tax consequences of ownership of FLFC Stock. The summary, except where noted, deals only with FLFC Stock held as capital assets by United States holders and does not deal with holders subject to special treatment under federal income tax law (i.e., it may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions and foreign persons). Furthermore, the discussion below is based upon the provisions of the Code, regulations, rulings and judicial decisions thereunder as of the date of this Proxy Statement/Prospectus, and such authorities may be repealed, revoked, or modified so as to result in federal income tax consequences different from those discussed below. Additionally, it cannot be predicted whether or when new tax legislation will be enacted and, if enacted, how such legislation would impact the federal income tax consequences to MGB's stockholders. A more detailed summary of these federal income tax consequences is included in the opinion letter issued by Coopers & Lybrand L.L.P. to FLFC which is incorporated in this document and attached as Appendix C.

         This summary is for general information only and is not a comprehensive analysis of applicable federal income tax laws. In addition, no information is provided with respect to the tax consequences under foreign, state or local laws.

         MGB STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION AND PROSPECTS FOR ENACTMENT OF FUTURE FEDERAL INCOME TAX LEGISLATION.

Federal Income Tax Consequences of the Proposed Merger.

         Coopers & Lybrand L.L.P. has delivered its opinion that the Merger qualifies as a tax-free reorganization as defined in Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

Federal Income Tax Consequences to MGB Stockholders.

        Consequences to MGB Stockholders Who Receive FLFC Stock. A stockholder who receives only FLFC Stock in exchange for his or her shares of MGB Stock will recognize no gain or loss upon the exchange of such stock.

         Consequences to Dissenting Stockholders Who Receive Cash Only. A Dissenting Stockholder who receives only cash for his or her shares of MGB Stock will recognize gain or loss for federal income tax purposes measured by the difference, if any, between the total cash received for the MGB Stock and such holder's basis in his or her MGB Stock. The gain or loss will be characterized for federal income tax purposes as capital gain or loss if the holder's shares of MGB Stock were held as capital assets.

         Basis of FLFC Stock. The basis of the total amount of FLFC Stock received by a MGB stockholder who receives only FLFC Stock will be identical to the basis of the total amount of MGB Stock exchanged.

         Holding Period. The holding period for federal income tax purposes of the FLFC Stock received by a MGB stockholder will include the holding period for the MGB Stock exchanged.

Federal Income Tax Consequences of Ownership of FLFC Stock Issued in the
Merger.

         Dividends on the FLFC Stock. Distributions on the shares of FLFC Stock will constitute dividends for federal income tax purposes to the extent of FLFC's current or accumulated earnings and profits (as determined under federal income tax principles).

         FLFC expects that its current and accumulated earnings and profits will be such that all distributions made with respect to the shares of FLFC Stock will qualify as dividends for federal income tax purposes. Nevertheless, any distributions on the shares of FLFC Stock in excess of FLFC's current and accumulated earnings and profits will, to that extent, not be treated as a dividend. Such excess will generally be treated for federal income tax purposes as a tax-free return of capital to the extent of a holder's basis in its shares of FLFC Stock. Any distribution on the shares of FLFC Stock in excess of

FLFC's current and accumulated earnings and profits and in excess of the holder's basis in his or her shares of FLFC Stock generally will be treated as a long or short term capital gain. Distributions that are treated as a return of capital reduce a holder's basis in the shares of FLFC Stock and may subject the holder to the payment of tax, at long or short term capital gain rates, when distributions are made in excess of the holder's remaining basis in its shares of FLFC Stock or if there is a subsequent sale or redemption of the holder's FLFC Stock.

         Sale or Exchange of FLFC Stock. The sale or exchange of FLFC Stock for cash will be a taxable event resulting in taxable gain or loss equal to the difference between the amount of proceeds received and the holder's tax basis in the FLFC Stock sold. Such gain will be capital gain or loss if FLFC Stock was held as a capital asset and will be long-term capital gain or loss if the holding period for the FLFC Stock is more than one year.

         Information Reporting and Backup Withholding Requirement. FLFC will be required to file information returns with the Internal Revenue Service with respect to payments of dividends on the FLFC Stock. Holders of FLFC Stock who fail to provide FLFC with their proper taxpayer identification numbers may become subject to 31% "backup withholding" on the payment of dividends. Backup withholding does not constitute an additional tax and may be credited against the holder's regular income tax liability.

REGULATORY APPROVALS

         The Merger is subject to the prior approval (or waiver of the approval requirements) by the OTS, Federal Reserve and DBF. FLFC has filed all applications required to be filed with the OTS, Federal Reserve and DBF in connection with the Merger. The Merger may not be consummated until 15 days (30 days under certain circumstances) after approval of the Merger by such agencies during which time the United States Department of Justice, the Federal Trade Commission and other interested parties have the opportunity to file suit seeking to enjoin consummation of the Merger on antitrust grounds.

SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         Conditions to the Merger. The obligation of MGB and FLFC to consummate the Merger are subject to the satisfaction or waiver of certain conditions including: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved by holders of a majority of the outstanding shares of MGB Stock entitled to vote thereon; (ii) the required regulatory approvals described under "Regulatory Approvals" above shall have been received; (iii) each party shall have received any required consents of third parties; (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or threatened stop order;
(v) MGB shall have suffered no material adverse change since December 31, 1995;
(vi) each party's representations and warranties shall remain true in all material respects, and each party shall have performed in all material respects all of the agreements and covenants to be performed by it pursuant to the Merger Agreement, (vii) no suit, investigation, action or other proceeding shall be pending or overtly threatened against MGB or FLFC which has resulted in the restraint or prohibition of any such party, or could result in the obtaining of material damages or other relief from such parties, in connection with the Merger Agreement or the consummation of the transactions contemplated thereby; (viii) MGB will carry out its operations through the Effective Time in the ordinary course of business; (ix) there shall be no outstanding stock options, warrants or other rights to purchase MGB Stock or other securities of MGB; (x) all officers and directors of MGB and its subsidiaries shall have delivered to FLFC and FLB their resignations; (xi) MGB shall not be party to any employment or similar agreements; (xii) each director shall have executed an agreement (A) not to sell any shares of FLFC Stock that he receives in the Merger until financial results covering at least 30 days of post-Merger combined operations have been published, (B) to serve as a member of the Community Board for one year and
(C) that he will not become a director of or acquire beneficial ownership of stock in any other locally-based financial institution or its holding company doing business in Peach County, Georgia for a period of three years after the Effective Time; and (xiii) MGB's loan loss reserve shall not be less than $1,539,000 or 2.35% of gross loans.

         No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

         The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the MGB stockholders. See "Amendment, Waiver and Termination" below.

         Conduct of Business Pending the Merger. MGB has agreed in the Merger Agreement, unless prior consent of FLFC is obtained, and except as otherwise contemplated by the Merger Agreement, to operate its business only in the ordinary course in accordance with past practices, to preserve its present business organization and to maintain its rights and franchises and preserve its relationship with customers, suppliers and others having business dealings with it and to take no action that would adversely affect the ability of either party to perform its covenants and agreements under the Merger Agreement.

         MGB has agreed in the Merger Agreement not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of FLFC. Accordingly, MGB, among other things, may not (i) purchase or commit to purchase any capital asset, (ii) increase any salaries, wages or employee benefits or hire, commit to hire or terminate any employee, (iii) amend its charter document or bylaws, (iv) issue, sell, redeem, purchase or otherwise acquire or make any changes in its issued and outstanding capital stock or issue any rights to purchase shares of its capital stock or any security convertible into its capital stock or declare any dividend or make any other distribution with respect to its capital stock (v) incur, assume, guarantee, exchange, refund or renew any indebtedness of MGB or any subsidiary,
(vi) amend or terminate any material agreement, (vii) solicit, entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock or all or substantially all of its assets, (viii) change its financial or tax accounting methods, principles, or practices, (ix) elect any new executive officers or directors, or (x) make any material adjustments in its loan loss reserves without prior notice to FLFC.

         In addition, MGB has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. MGB also has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with respect to any such proposal except in a situation where its Board of Directors has a fiduciary obligation to consider and respond to a bona fide proposal. MGB has also agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

         Amendment, Waiver and Termination. To the extent permitted by law, MGB and FLFC with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of MGB, provided that after the approval of the

Merger by MGB's stockholders, no amendment may decrease the Merger Consideration to be received by MGB stockholders without the requisite approval of MGB stockholders.

         Prior to or at the Effective Time, either MGB or FLFC, acting through its respective Board of Directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation.

         The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual written consent of MGB and FLFC. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time (i) by either FLFC or MGB if the other party materially breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement, (ii) by either FLFC or MGB in writing, without liability, if any action by a court, governmental or regulatory agency prohibits or restrains the consummation of the Merger provided that FLFC, FLB or MGB shall have used their reasonable, good faith efforts to have any such action lifted, and the same shall not have been lifted within 30 days after entry, (iii) by either FLFC or MGB if any event has occurred which would have a material adverse effect on any other party to the Merger Agreement or their respective subsidiaries, or (iv) by FLFC or FLB if the Merger has not been consummated by November 8, 1996.

EXPENSES AND FEES

         The Merger Agreement provides that each party shall be responsible for its own expenses and fees incurred in connection with the transactions contemplated by the Merger Agreement. If the Merger Agreement is terminated as a result of any knowing, willful or negligent act or omission to act by the other party or any director (acting in any capacity), officer, employee, agent or advisor of the other party, such party shall reimburse the damaged party all fees and expenses incurred in connection with the Merger. In addition, if MGB enters into any letter of intent, agreement in principle or definitive agreement with a third party with respect to a business combination, such letter of intent or agreement must require that the third party reimburse FLFC for 100% of its costs and expenses (including but not limited to, cost of legal counsel to FLFC and FLB, accountants, investment banking fees, printing and mailing costs) subject to a maximum amount of $100,000, plus pay $100,000 as liquidated damages.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a pooling of interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of MGB Stock exchanged in the Merger for cash pursuant to the exercise of dissenter's rights or in lieu of fractional shares not exceed 10% of the outstanding shares of MGB Stock. Under pooling of interests accounting, the assets and liabilities of MGB as of the Effective Time are recorded at their recorded book values and added to those of FLFC, and the stockholders' equity of MGB will be combined in FLFC's consolidated balance sheet. Financial statements issued after consummation of the Merger will be restated retroactively to reflect the consolidated historical financial position and results of operations of FLFC and MGB as if the Merger was effected prior to the periods covered by the financial statements. See "Pro Forma Combined Financial Data."

RESTRICTIONS ON RESALES OF FLFC STOCK

         The shares of FLFC Stock to be issued in connection with the Merger have been registered under the Securities Act. Consequently, such shares will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of MGB or FLFC for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their shares of FLFC Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. FLFC may place restrictive legends on certificates representing FLFC Stock issued to all persons who are deemed to be "affiliates" of MGB or FLFC under Rule 145. In addition, each director and executive officer of MGB has agreed not to sell the shares of FLFC Stock that he or she receives in connection with the Merger until financial results covering at least 30 days of post-Merger combined operations have been published.

         The FLFC Stock is listed for trading on the Nasdaq National Market under the symbol "FLFC."

DISSENTERS' RIGHTS

          Pursuant to Section 7-1-537 of the Financial Institutions Code of Georgia and Sections 14-2-1301 through 14-2-1332, inclusive, of the GBCC, any MGB stockholder who desires to receive the fair value of his or her MGB Stock in cash (a "Dissenting Stockholder") rather than to receive the Merger Consideration as part of the Merger may do so if he complies with the provisions of the GBCC pertaining to the exercise of dissenters' rights. The following is a summary of such provisions of the GBCC and is qualified in its entirety by reference to such provisions, a copy of which is attached as Appendix B hereto.

         The GBCC provides that any Dissenting Stockholder desiring to object to the Merger and receive payment in cash for his MGB Stock must deliver, prior to the vote of the MGB Stockholders, written notice of his intent to demand payment of the fair value of his shares of MGB Stock if the Merger is effectuated. The notice must be delivered to Middle Georgia Bank, Attention:
Patricia E. Joiner, Corporate Secretary, 102 Highway 49, Byron, Georgia 31008. Further, the Dissenting Stockholder must not vote his shares in favor of the Merger Agreement.

         If the Merger Agreement and the transactions contemplated thereby are approved by the MGB Stockholders, MGB is required to send by registered or certified mail written notice (the "Dissenters' Notice") to each of the Dissenting Stockholders who filed a written notice of his intent to dissent. The Dissenters' Notice shall (i) state where the Dissenting Stockholders' First Payment Demand (as defined below) must be sent and where and when the Dissenting Stockholders must deposit their MGB Stock certificates, (ii) state the date by which MGB must receive the First Payment Demand, which date shall be fixed by MGB and shall not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered and (iii) contain a copy of Article 13 of the GBCC relating to dissenters' rights. Any Dissenting Stockholder who voted for or consented in writing to the Merger Agreement shall not be entitled to Dissenters' Notice from MGB or to receive payment of the fair value of his shares of MGB Stock. MGB shall send the Dissenters' Notice to each of the Dissenting Stockholders no later than ten days after the date on which the MGB Stockholders vote to authorize the Merger Agreement and the transactions contemplated thereby. The Dissenters' Notice is to be sent to each Dissenting Stockholder at his address as it appears in the stock transfer books of MGB or at such address as the Dissenting Stockholder supplies by notice to MGB.

         Each Dissenting Stockholder to whom MGB sends a Dissenter's Notice must demand payment for his shares by written notice to MGB (the "First Payment Demand") in accordance with the terms of the Dissenters' Notice. The First Payment Demand must contain the name and address of the Dissenting Stockholder, the number of shares as to which the Dissenting Stockholder is demanding payment (which must be all of the shares of MGB Stock which he owns) and a demand for payment to the Dissenting Stockholder of the fair value of his shares. In addition, the Dissenting Stockholder must deposit his MGB Stock certificate(s) with MGB in accordance with the terms of the Dissenters' Notice. Any Dissenting Stockholder who does not submit a First Payment Demand or deposit his MGB Stock certificate(s) at MGB, each as set forth in the Dissenters' Notice, shall lose his rights to dissent and shall not be entitled to payment for his or her shares.

         Within ten days of the later of the date of the Merger or MGB's receipt of the First Payment Demand, MGB shall offer to pay the Dissenting Stockholders who have complied with the provisions of the GBCC the amount MGB estimates to be the fair value of the shares plus accrued interest. MGB's offer of payment shall be accompanied by (i) MGB's balance sheet as of the fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in Stockholders' equity for that year and the latest available interim financial statements, if any; (ii) a statement of MGB's estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the Dissenting Stockholder's right to demand payment of a different amount if the Dissenting Stockholder is dissatisfied with the offer; and (v) a copy of
Article 13 of the GBCC.

         If a Dissenting Stockholder accepts MGB's offer by providing written notice to MGB within 30 days after the date the offer is made or is deemed to have accepted such offer by failure to respond within said 30 days, MGB shall make payment for the Dissenting Stockholder's MGB Stock within 60 days after the date MGB made the offer or the date on which the Merger occurs, whichever date is later. If a Dissenting Stockholder is dissatisfied with MGB's offer, such Dissenting Stockholder may notify MGB in writing of, and demand payment of, his own estimate of the fair value of his shares and the amount of interest due (the "Second Payment Demand"). A Dissenting Stockholder waives his right to demand payment of a different amount than that offered by MGB unless such Dissenting Stockholder makes a Second Payment Demand within 30 days after the date MGB makes its offer.

         In the event a Dissenting Stockholder's Second Payment Demand remains unsettled within 60 days after MGB receives the Dissenting Stockholder's Second Payment Demand, MGB shall commence a nonjury equitable valuation proceeding in the Peach County Superior Court to determine the fair value of the shares and accrued interest. MGB shall make all Dissenting Stockholders whose Second Payment Demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If MGB does not commence the proceeding within 60 days after receiving the Dissenting Stockholder's Second Payment Demand, MGB shall pay each Dissenting Stockholder whose Second Payment Demand remains unsettled the amount demanded by each such Dissenting Stockholder in his or her Second Payment Demand.

         The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. No allowance is permitted for any increase or decrease in the value which may be attributed to the proposed Merger.

                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA

         The following Pro Forma Combined Condensed Balance Sheet as of June 30, 1996, assumes the Merger had been completed as of June 30, 1996, and reflects the assumed consummation of the Merger accounted for as a pooling of interests as of such date. The following Pro Forma Combined Condensed Income Statements for the nine months ended June 30, 1995 and 1996, and for the years ended September 30, 1993, 1994 and 1995, assume the Merger had been completed as of October 1, 1992 and assume both the Minimum Exchange Ratio and the Maximum Exchange Ratio. The Pro Forma Combined Condensed Income Statements for the nine months ended June 30, 1995 and 1996 and for the years ended September 30, 1993, 1994 and 1995 include the historical consolidated income statements of FLFC for such periods and of MGB for the nine months ended June 30, 1995 and 1996 and the years ended December 31, 1993, 1994 and 1995. The following pro forma information assumes that no MGB stockholders exercise their Dissenter's Rights. These pro forma combined condensed financial statements do not reflect any potential savings which may result from the consolidation of the operations of MGB.

         The pro forma combined condensed financial data has been prepared based upon the historical consolidated financial statements of FLFC and MGB. The pro forma combined condensed financial statements may not be indicative of the financial condition or results of operations that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future.

         The pro forma combined condensed financial statements are unaudited and should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of FLFC and MGB, appearing elsewhere or incorporated by reference herein. See "Incorporation of Certain Information by Reference" and "Middle Georgia Bank Financial Statements."

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                AT JUNE 30, 1996
                           (UNAUDITED, IN THOUSANDS)

                                                                         MINIMUM                           MAXIMUM
                                                                      EXCHANGE RATIO                    EXCHANGE RATIO
                                                                ---------------------------      ---------------------------
                                                                PRO FORMA         PRO FORMA        PRO FORMA      PRO FORMA
ASSETS                                 FLFC          MGB        ADJUSTMENTS       COMBINED        ADJUSTMENTS      COMBINED
                                       ----          ---        -----------       --------       -------------    ----------
Cash and due from banks . . . . . .  $ 30,368     $ 10,105                       $   40,473                      $   40,473
Federal funds sold  . . . . . . . .     5,001          810                            5,811                           5,811
Securities available-for-sale . . .   164,541       32,142                          196,683                         196,683
Loans, net  . . . . . . . . . . . .   728,250       64,886                          793,136                         793,136
Accrued interest receivable . . . .     6,902        1,360                            8,262                           8,262
Premises and equipment, net . . . .    22,047        1,328                           23,375                          23,375
Real estate, net  . . . . . . . . .     3,310          675                            3,985                           3,985
Intangible assets . . . . . . . . .    10,489            -                           10,489                          10,489
Other assets  . . . . . . . . . . .    20,318        1,169                           21,487                          21,487
                                     --------     --------                       ----------                      ----------
TOTAL ASSETS  . . . . . . . . . . .  $991,226     $112,475      $       -        $1,103,701      $        -      $1,103,701
                                     ========     ========      =========        ==========      ===========     ==========

LIABILITIES

Deposits  . . . . . . . . . . . . .  $751,396     $100,643                       $  852,039                      $  852,039
Notes payable and
  other borrowed money  . . . . . .   122,871        1,480                          124,351                         124,351
Subordinated debentures . . . . . .    12,639            -                           12,639                          12,639
Other liabilities . . . . . . . . .    28,367          947                           29,314                          29,314
                                     --------     --------                       ----------                      ----------
TOTAL LIABILITIES                     915,273      103,070                        1,018,343                       1,018,343
                                     --------     --------                       ----------                      ----------

STOCKHOLDERS' EQUITY

Series B 6.00% cumulative convertible
 preferred stock, $25.00 stated value   7,564            -                            7,564                           7,564
Common stock  . . . . . . . . . . .     4,024          200         $(200)(1)          4,718      $     (200)(1)       4,780
                                                                     694 (2)                            756 (2)
Additional paid-in capital  . . . .    25,594        5,800        (5,800)(1)         30,900          (5,800)(1)      30,838
                                                                   5,306 (2)                          5,244 (2)
Retained earnings . . . . . . . . .    39,129        3,761                           42,890                          42,890
Net unrealized loss on securities .       (89)        (356)                            (445)                           (445)
Treasury stock at cost  . . . . . .      (269)          -                              (269)                           (269)
                                     --------     --------                       ----------                      ----------
TOTAL STOCKHOLDERS' EQUITY  . . . .    75,953        9,405             -             85,358                -         85,358
                                     --------     --------       -------         ----------      -----------     ----------

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY . . . . . . .  $991,226     $112,475       $     -         $1,103,701      $        -      $1,103,701
                                     ========     ========       =======         ==========      ===========     ==========

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 1996
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          MINIMUM                           MAXIMUM
                                                                      EXCHANGE RATIO                     EXCHANGE RATIO
                                                                ---------------------------        ----------------------
                                                                PRO FORMA         PRO FORMA        PRO FORMA    PRO FORMA
                                        FLFC          MGB       ADJUSTMENTS       COMBINED         ADJUSTMENTS  COMBINED
                                        ----          ---       -----------       --------         -----------  ---------
Interest income . . . . . . . . . .    $55,404      $7,129                         $62,533                      $62,533

Interest expense  . . . . . . . . .     30,308       4,077                          34,385                       34,385
                                       -------      ------                         -------                      -------

  Net interest income . . . . . . .     25,096       3,052                          28,148                       28,148
Provision for loan losses . . . . .        900       1,034                           1,934                        1,934
                                       -------      ------                         -------                      -------

  Net interest income after provision
    for loan losses . . . . . . . .     24,196       2,018                          26,214                       26,214

Noninterest income  . . . . . . . .      7,351         801                           8,152                        8,152

Noninterest expense . . . . . . . .     19,978       1,697                          21,675                       21,675
                                       -------      ------                         -------                      -------

  Income before income tax
    expense and extraordinary item.     11,569       1,122                          12,691                       12,691

Income tax expense  . . . . . . . .      4,130         415                           4,545                        4,545
                                       -------      ------                         -------                      -------

  Income before
    extraordinary item  . . . . . .      7,439         707                           8,146                        8,146

Dividends on preferred stock  . . .        340          -                              340                          340
                                       -------      ------                         -------                      -------

  Income before extraordinary
    item applicable to common
    stockholders  . . . . . . . . .    $ 7,099      $  707                         $ 7,806                      $ 7,806
                                       =======      ======                         =======                      =======

Income per common share before
 extraordinary item:
    Primary . . . . . . . . . . . .      $1.76       $3.54                           $1.65                       $ 1.63
    Fully diluted . . . . . . . . .      $1.68       $3.54                           $1.59                       $ 1.57

Average common shares outstanding:
    Primary . . . . . . . . . . . .      4,038         200          (200) (1)        4,732            (200)(1)    4,794
                                                                     694  (2)                          756 (2)
    Fully diluted . . . . . . . . .      4,439         200          (200) (1)        5,133            (200)(1)    5,195
                                                                     694  (2)                          756 (2)


              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 1995
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 MINIMUM                               MAXIMUM
                                                              EXCHANGE RATIO                       EXCHANGE RATIO
                                                        ----------------------------        -----------------------------
                                                        PRO FORMA         PRO FORMA         PRO FORMA          PRO FORMA
                                   FLFC      MGB        ADJUSTMENTS       COMBINED          ADJUSTMENTS        COMBINED
                                   ----      ---        -----------       ----------        -----------        ----------
 Interest income . . . . . .      $44,679    $6,315                          $50,994                              $50,994

 Interest expense  . . . . .       23,583     3,455                           27,038                               27,038
                                   ------     -----                           ------                               ------



   Net interest income . . .       21,096     2,860                           23,956                               23,956
 Provision for loan
   losses  . . . . . . . . .          900       790                            1,690                                1,690
                                   ------     -----                           ------                               ------

   Net interest income after
     provision for loan
     losses  . . . . . . . .       20,196     2,070                           22,266                               22,266

 Noninterest income . . . .        6,377       708                            7,085                                7,085

 Noninterest expense  . . .       17,614     1,678                           19,292                               19,292
                                  ------     -----                           ------                               ------

 Income before income
   tax expense and extra-
   ordinary item . . . . . .        8,959     1,100                           10,059                               10,059

  Income tax expense. . . . .        3,081       233                            3,314                                3,314
                                    ------     -----                           ------                               ------

 Income before extra-
   ordinary item . . . . . .        5,878       867                            6,745                                6,745

 Dividends on preferred
   stock . . . . . . . . . .          797         -                              797                                  797
                                   ------     -----                           ------                               ------

 Income before extra-
   ordinary item applicable to
   common stockholders . . .       $5,081     $ 867                           $5,948                               $5,948
                                   ======     =====                           ======                               ======

 Earnings per common share
 before extraordinary item:
   Primary . . . . . . . . .       $ 1.64     $4.34                            $ 1.58                               $ 1.55
   Fully diluted . . . . . .       $ 1.41     $4.34                            $ 1.38                               $ 1.36

 Average common shares
   outstanding:
   Primary . . . . . . . . .        3,083       200      (200) (1)             3,777         (200) (1)              3,839
                                                          694  (2)                            756  (2)
   Fully diluted . . . . . .        4,191       200      (200) (1)             4,885         (200) (1)              4,947
                                                          694  (2)                            756  (2)

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      YEAR ENDED SEPTEMBER 30, 1995 (FLFC)
                       YEAR ENDED DECEMBER 31, 1995 (MGB)
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           MINIMUM                          MAXIMUM
                                                                        EXCHANGE RATIO                   EXCHANGE RATIO
                                                                  ---------------------------        -----------------------
                                                                  PRO FORMA         PRO FORMA        PRO FORMA    PRO FORMA
                                          FLFC          MGB       ADJUSTMENTS       COMBINED         ADJUSTMENTS  C0MBINED
                                          ----          ---       -----------       ---------        -----------  ----------
Interest income . . . . . . . . . . .    $61,490      $9,072                         $70,562                       $70,562

Interest expense  . . . . . . . . . .     32,733       5,190                          37,923                        37,923
                                         -------      ------                         -------                       -------

  Net interest income . . . . . . . .     28,757       3,882                          32,639                        32,639
Provision for loan losses . . . . . .      1,440         925                           2,365                         2,365
                                         -------      ------                         -------                       -------

  Net interest income after provision
    for loan losses . . . . . . . . .     27,317       2,957                          30,274                        30,274

Noninterest income  . . . . . . . . .      8,132       1,009                           9,141                         9,141

Noninterest expense . . . . . . . . .     24,171       2,304                          26,475                        26,475
                                         -------      ------                         -------                       -------
  Income before income tax
    expense and extraordinary item. .     11,278       1,662                          12,940                        12,940

Income tax expense  . . . . . . . . .      3,207         388                           3,595                         3,595
                                         -------      ------                         -------                       -------

  Income before
    extraordinary item  . . . . . . .      8,071       1,274                           9,345                         9,345

Dividends on preferred stock  . . . .        864           -                             864                           864
                                         -------      ------                         -------                       -------

  Income before extraordinary
    item applicable to common
    stockholders  . . . . . . . . . .    $ 7,207      $1,274                         $ 8,481                       $ 8,481
                                         =======      ======                         =======                       =======

Earnings per common share before
 extraordinary item:
    Primary . . . . . . . . . . . . .    $  2.23      $ 6.37                         $  2.16                       $  2.13
    Fully diluted . . . . . . . . . .    $  1.93      $ 6.37                         $  1.92                       $  1.89

Average common shares outstanding:
    Primary . . . . . . . . . . . . .      3,229         200          (200) (1)        3,923          (200) (1)      3,985
                                                                       694  (2)                        756  (2)
    Fully diluted . . . . . . . . . .      4,205         200          (200) (1)        4,899          (200) (1)      4,961
                                                                       694  (2)                        756  (2)

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      YEAR ENDED SEPTEMBER 30, 1994 (FLFC)
                       YEAR ENDED DECEMBER 31, 1994 (MGB)
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          MINIMUM                           MAXIMUM
                                                                      EXCHANGE RATIO                     EXCHANGE RATIO
                                                                ---------------------------        ------------------------
                                                                PRO FORMA         PRO FORMA        PRO FORMA      PRO FORMA
                                        FLFC          MGB       ADJUSTMENTS       COMBINED         ADJUSTMENTS    COMBINED
                                        ----         ----       -----------       --------        -----------    ----------

Interest income . . . . . . . . . .    $48,562      $6,995                        $55,557                         $55,557

Interest expense  . . . . . . . . .     25,117       3,844                         28,961                          28,961
                                       -------      ------                        -------                         -------

  Net interest income . . . . . . .     23,445       3,151                         26,596                          26,596

Provision for loan losses . . . . .      1,500         687                          2,187                           2,187
                                       -------      ------                        -------                         -------

  Net interest income after provision
    for loan losses . . . . . . . .     21,945       2,464                         24,409                          24,409

Noninterest income  . . . . . . . .      9,883       1,188                         11,071                          11,071

Noninterest expense . . . . . . . .     23,029       2,113                         25,142                          25,142
                                       -------      ------                        -------                         -------

  Income before income tax
    expense and extraordinary item.      8,799       1,539                         10,338                          10,338

Income tax expense  . . . . . . . .      2,750         388                          3,138                           3,138
                                       -------      ------                        -------                         -------

  Income before
    extraordinary item  . . . . . .      6,049       1,151                          7,200                           7,200

Dividends on preferred stock  . . .        891          -                             891                             891
                                       -------      ------                        -------                         -------

  Income before extraordinary
    item applicable to common
    stockholders  . . . . . . . . .    $ 5,158      $1,151                        $ 6,309                         $ 6,309
                                       =======      ======                        =======                         =======

Income per common share before
 extraordinary item:
    Primary . . . . . . . . . . . .      $1.67       $5.75                          $1.67                           $1.64
    Fully diluted . . . . . . . . .      $1.50       $5.75                          $1.53                           $1.51

Average common shares outstanding:
    Primary . . . . . . . . . . . .      3,089         200          (200) (1)       3,783           (200) (1)       3,845
                                                                     694  (2)                        756  (2)
    Fully diluted . . . . . . . . .      4,049         200          (200) (1)       4,743           (200) (1)       4,805
                                                                     694  (2)                        756  (2)


              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      YEAR ENDED SEPTEMBER 30, 1993 (FLFC)
                       YEAR ENDED DECEMBER 31, 1993 (MGB)
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         MINIMUM                           MAXIMUM
                                                                      EXCHANGE RATIO                    EXCHANGE RATIO
                                                                ---------------------------       ------------------------
                                                                PRO FORMA         PRO FORMA        PRO FORMA     PRO FORMA
                                        FLFC          MGB       ADJUSTMENTS       COMBINED        ADJUSTMENTS     COMBINED
                                        ----          ---       -----------       ---------       -----------    ---------
Interest income . . . . . . . . . .    $51,241      $6,128                         $57,369                        $57,369

Interest expense  . . . . . . . . .     29,012       3,452                          32,464                         32,464
                                       -------      ------                         -------                        -------

  Net interest income . . . . . . .     22,229       2,676                          24,905                         24,905
Provision for loan losses . . . . .      1,979         585                           2,564                          2,564
                                       -------      ------                         -------                        -------

  Net interest income after provision
    for loan losses . . . . . . . .     20,250       2,091                          22,341                         22,341

Noninterest income  . . . . . . . .      9,277       1,135                          10,412                         10,412

Noninterest expense . . . . . . . .     22,175       2,124                          24,299                         24,299
                                       -------      ------                         -------                        -------

  Income before income tax
    expense and extraordinary item.      7,352       1,102                           8,454                          8,454

Income tax expense  . . . . . . . .      2,619         279                           2,898                          2,898
                                       -------      ------                         -------                        -------

  Income before
    extraordinary item  . . . . . .      4,733         823                           5,556                          5,556

Dividends on preferred stock  . . .        557           -                             557                            557
                                       -------      ------                         -------                        -------

  Income before extraordinary
    item applicable to common
    stockholders  . . . . . . . . .    $ 4,176      $  823                         $ 4,999                        $ 4,999
                                       =======      ======                         =======                        =======

Income per common share before
 extraordinary item:
    Primary . . . . . . . . . . . .    $  1.37      $ 4.11                         $  1.34                        $  1.31
    Fully diluted . . . . . . . . .    $  1.29      $ 4.11                         $  1.28                        $  1.26

Average common shares outstanding:
    Primary . . . . . . . . . . . .      3,048         200          (200) (1)        3,742             (200) (1)    3,804
                                                                     694  (2)                           756  (2)
    Fully diluted . . . . . . . . .      3,687         200          (200) (1)        4,381             (200) (1)    4,443
                                                                     694  (2)                           756  (2)

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS


                                                  MINIMUM                            MAXIMUM
                                               EXCHANGE RATIO                     EXCHANGE RATIO
                                           ---------------------              ---------------------
                                                     (in thousands except per share data)
(1) To eliminate MGB's capital stock:
    Common stock, at par value  . . . . .              $   (200)                          $   (200)
    Contributed capital   . . . . . . . .                (5,800)                            (5,800)
                                                       --------                           --------

                                                       $ (6,000)                          $ (6,000)
                                                       ========                           ========

(2) To record the issuance of shares of
    FLFC Stock in exchange for all of the
    outstanding shares of MGB:

MGB outstanding shares  . . . . . . . . .                   200                                200
Conversion ratio, determined as follows:
$85.00/$24.50 or $22.50 per share . . . .                 3.469                              3.778
                                                       --------                           --------

FLFC shares to be issued  . . . . . . . .                   694                                756
                                                       ========                           ========

Par value of 694 or 756 shares issued
  at $1.00 per share  . . . . . . . . . .              $    694                           $    756
Shares issued at par  . . . . . . . . . .  $ 694                              $ 756
Total capital stock of MGB  . . . . . . .  6,000                              6,000
                                           -----                              -----

    Excess recorded as an increase in
      contributed capital   . . . . . . .                 5,306                              5,244
                                                       --------                           --------
                                                       $  6,000                           $  6,000
                                                       ========                           ========


                              MIDDLE GEORGIA BANK

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

         MGB had net income after provision for income taxes for the six months ended June 30, 1996 and June 30, 1995 of $455,000 or $2.28 per share and $732,000 or $3.66 per share, respectively. Total assets were $112 million and $110 million at June 30, 1996 and June 30, 1995, respectively. The most significant difference in operations for the six months ended June 30, 1996 as compared to the same period in 1995 was the amount provided for loan loss reserve. For the 1996 period, $706,000 was provided, and $350,000 was provided for the 1995 period. The provision for loan losses in 1996 increased the loan loss reserve to 3.43% of gross loans. Noninterest income increased $54,000 between the periods while noninterest expenses (excluding the provision for loan losses) decreased by $54,000. Loans increased by $490,000 and deposits increased by $1.9 million. In summary, MGB performed very well with efficiency ratios below 50% for both periods. The Peach County area continues to grow and realize a considerable benefit from the residential development in Houston County, which is primarily in areas adjacent to Peach County.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

         As of December 31, 1995, MGB had total assets of $112.1 million, an increase of $11.4 million or an increase of 11.3% from total assets at December 31, 1994 of $100.7. The net income after taxes for 1995 was $1.3 million or $6.37 per share compared to $1.2 million or $5.75 per share for 1994. Between December 31, 1994 and December 31, 1995, loans increased by $2.4 million or 3.9% and deposits increased by $10.0 million or 11.01%. Noninterest expense increased by $191,000 or 9.04% while noninterest income decreased by $173,000 or 13.9%. The efficiency ratio for 1995 was 57.17% compared with 56.96% for 1994. The loan loss provision for 1995 was $925,000 compared with $687,000 for 1994. At year-end 1995, the loan loss reserve was 2.85% of gross loans, compared with 2.23% at year-end 1994. Net charge-offs for 1995 were $477,024 and $423,305 for 1994. Over the last several years, management has continued to address loan portfolio concerns and has increased the reserve from 1.82% at year-end 1991 to 2.85% at year-end 1995, while at the same time increasing net income from $745,000 at year-end 1991 to $1.274 million at year-end 1995. During the same period, the efficiency ratio was improved from 51.8% for 1991 to 41.5% for 1995.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

         Net income after taxes for 1994 was $1.151 million compared to $977,000 for 1993 or an increase of 17.8% Loans increased from $57.8 million at year-end 1993 to $61.5 million at year-end 1994 or an increase of 6.3%. Deposits increased from $79.3 million at year-end 1993 to $90.7 million at year-end 1994 or an increase of 14.4%. During 1994, the MGB introduced its prime rate account which was met with tremendous success. Noninterest income increased from $1.0 million to $1.2 million from 1993 to 1994 or an increase of 20% while noninterest expenses decreased from $2.12 million to $2.11 million for the same period. The provision for loan losses was $586,000 and $687,000 for 1993 and 1994, respectively. Net charge-offs for 1993 were $565,000 and $423,000 for 1994. The Bank's efficiency ratio improved to 56.96% for 1994 from 68.12% for 1993. The continued improvement in earnings was reflected by MGB paying dividends in 1994 of $.80 per share compared with $.70 per share in 1993. The economic outlook for MGB market area continues to be very positive.

AVERAGE BALANCES AND NET INCOME ANALYSIS

         The following tables set forth the amount of MGB's interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets. Federally tax-exempt income is not presented on a taxable-equivalent basis because the amount of tax-exempt income is not material.

                                                                           YEAR ENDED DECEMBER 31,
                                                                 1995                                   1994
                                                   ---------------------------------      -----------------------------------
                                                              INTEREST   AVERAGE                      INTEREST   AVERAGE
                                                   AVERAGE    INCOME/    YIELD/RATE       AVERAGE     INCOME/    YIELD/RATE
                                                   BALANCE    EXPENSE        PAID         BALANCE     EXPENSE        PAID
                                                   -------    -------    -----------      -------     -------    -----------
                                                                                    (Dollars in thousands)
ASSETS
   Interest-earning assets:
    Loans . . . . . . . . . . . . . . . . . . .     $ 63,814   $6,642        10.41%       $59,400        $5,376        9.05%


    Investment securities:
      Taxable . . . . . . . . . . . . . . . . .       24,773    1,633         6.59%        19,323         1,080        5.59
      Nontaxable  . . . . . . . . . . . . . . .        6,804      314         4.61          6,318           283        4.48
  Interest bearing deposits
    in other banks  . . . . . . . . . . . . . .        3,345      218         6.52          1,422            85        5.98
  Federal funds sold  . . . . . . . . . . . . .        4,432      265         5.98          3,945           171        4.33
                                                    --------    -----                     -------        ------
         Total interest-earning assets  . . . .      103,168    9,072         8.79%        90,408         6,995        7.74%
                                                    --------    -----        -----        -------        ------       -----

  Noninterest-earning assets:
    Cash  . . . . . . . . . . . . . . . . . . .          729                                  634
    Allowance for loan losses . . . . . . . . .       (1,570)                              (1,166)
    Other assets  . . . . . . . . . . . . . . .        5,694                                5,079
                                                    --------                              -------
 Total noninterest-earning Assets . . . . . . .        4,853                                4,547
                                                    --------                              -------

         Total assets . . . . . . . . . . . . .     $108,021                              $94,955
                                                    ========                              =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing liabilities:
    Savings and interest-bearing demand
      deposits  . . . . . . . . . . . . . . . .     $ 35,907   $1,653         4.60%       $39,598        $1,691        4.27%
    Time deposits . . . . . . . . . . . . . . .       53,659    3,382         6.30         38,566         2,005        5.20
    Debt  . . . . . . . . . . . . . . . . . . .        1,491      155        10.40          1,411           148       10.49
                                                    --------   ------                     -------        ------
    Total interest-bearing liabilities  . . . .       91,057    5,190         5.70%        79,575         3,844        4.83%
                                                    --------   ------        -----        -------        ------       -----

  Noninterest-bearing liabilities:
    Demand deposits . . . . . . . . . . . . . .        7,677                                6,706
    Other liabilities . . . . . . . . . . . . .          624                                  989
    Stockholders' equity  . . . . . . . . . . .        8,663                                7,685
                                                    --------                              -------
         Total noninterest-bearing
           liabilities  . . . . . . . . . . . .       16,964                               15,380
                                                    --------                              -------

         Total liabilities and stockholders'
           equity . . . . . . . . . . . . . . .     $108,021                              $94,955
                                                    ========                              =======

Net interest income   . . . . . . . . . . . . .                $3,882                                    $3,151
                                                               ======                                    ======
Interest rate spread  . . . . . . . . . . . . .                               3.09%                                    2.91%
                                                                              ====                                   ======
Net interest margin . . . . . . . . . . . . . .                               3.76%                                    3.49%
                                                                              ====                                   ======

RATE AND VOLUME ANALYSIS

     The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. Federally tax-exempt interest is not presented on a taxable-equivalent basis. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in later years. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years.
Thus, changes that are not solely due to volume have been consistently attributed to rate.

                                                             YEAR ENDED DECEMBER 31,
                                     -------------------------------------------------------------------
                                             1995 VS. 1994                         1994 VS. 1993
                                             CHANGES DUE TO                        CHANGES DUE TO
                                     ----------------------------          -----------------------------
                                     INCREASE                              INCREASE
                                     (DECREASE)    RATE    VOLUME          (DECREASE)     RATE    VOLUME
                                     ----------    ----    ------          ----------     ----    ------
                                                               (In thousands)
Increase (decrease) in:
  Income from earning assets:
  Interest and fees on loans         $1,266      $  867      $ 399           $421        $ 233     $188
     Interest on securities:
      Taxable . . . . . . . . . .       553         248        305            295         (100)     395
      Tax exempt  . . . . . . . .        31           9         22            122          (57)     179
    Other interest income . . . .       133          18        115             15          (29)      44
    Interest on Federal funds . .        94          73         21             14           55      (41)
                                     ------      ------      -----           ----        -----     ----
        Total interest income . .    $2,077      $1,215      $ 862           $867        $ 102     $765
                                     ------      ------      -----           ----        -----     ----
  Expense from interest-bearing
    liabilities:
    Interest on savings and
      interest-bearing demand
       deposits . . . . . . . . .    $  (38)     $  120      $(158)          $407        $  84     $323
    Interest on time deposits         1,377         592        785            (13)        (109)      96
    Interest on debt  . . . . . .         7          (1)         8             (2)           3       (5)
                                     ------      ------      -----           ----        -----     ----
      Total interest expense. . .    $1,346      $  711      $ 635           $392        $ (22)    $414
                                     ------      ------      -----           ----        -----     ----
        Net interest income . . .    $  731      $  504      $ 227           $475        $ 124     $351
                                     ======      ======      =====           ====        =====     ====


ASSET/LIABILITY MANAGEMENT

         A principal objective of MGB's asset/liability management strategy has been to minimize the exposure of net interest income to changes in interest rates. The asset/liability function has been administered by the Chief Executive Officer under the direction of MGB's Board of Directors.

         MGB examines the extent to which its assets and liabilities are "interest rate-sensitive" and monitors its interest rate-sensitivity "gap". An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed usually one year or less.
The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets.

         The primary asset/liability management strategy of MGB has been to originate loans with maturities of five years or less which would correspond to the liability structure of MGB. While some mismatch of maturities is inevitable, such strategy helps to reduce interest rate risk.

         The following table sets forth the distribution of the repricing of MGB's earning assets and interest-bearing liabilities as of December 31, 1995, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of MGB's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

                                                         AFTER THREE    AFTER ONE
                                           WITHIN          MONTHS         YEAR         AFTER
                                           THREE           WITHIN         WITHIN       FIVE
                                           MONTHS        ONE YEAR       FIVE YEARS     YEARS        TOTAL
                                           ------        --------       ----------     -----        -----
                                                             (Dollars in thousands)
Earning assets:
  Interest-bearing deposits . . . . .     $   591        $ 3,327         $   654       $  -       $  4,572
  Federal funds sold  . . . . . . . .       2,510           -               -             -          2,510
  Investment securities:
    Held to maturity  . . . . . . . .        -              -               -             -           -
    Available for sale  . . . . . . .      10,510          2,245          14,913         7,454      35,122
    Repurchase  . . . . . . . . . . .        -              -               -             -           -
  Loans . . . . . . . . . . . . . . .      20,729         27,340          13,175         2,640      63,884
                                          -------        -------         -------       -------    --------
                                          $34,340        $32,912         $28,742       $10,094    $106,088
                                          -------        -------         -------       -------    --------

Interest-bearing liabilities:
  Interest-bearing demand deposits  .     $25,516        $  -            $   -         $   -      $ 25,516
  Savings . . . . . . . . . . . . . .       9,598           -                -             -         9,598
  Certificates, less than $100,000  .       3,673         15,548          26,744           -        45,965
  Certificates, $100,000 and over . .       2,620          6,275           2,641           -        11,536
 Short-term borrowings  . . . . . . .          73           -                -             -            73
                                          -------        -------         -------       -------    --------
                                          $41,480        $21,823         $29,385       $   -      $ 92,688
                                          -------        -------         -------       -------    --------

Interest rate sensitivity gap . . . .     $(7,140)       $11,089         $  (643)      $10,094     $13,400

Cumulative interest rate
  sensitivity gap . . . . . . . . . .     $(7,140)       $ 3,949         $ 3,306       $13,400     $13,400

Interest rate sensitivity gap ratio .       82.79%        150.81%          97.81%            -%     114.46%

Cumulative interest rate
  sensitivity gap ratio . . . . . . .       82.79%        106.24%         103.57%       114.46%      14.46%


         As of December 31, 1995, the cumulative one-year interest rate sensitivity gap ratio for MGB was 106.24%. This indicates that the interest-earning assets of MGB will reprice during this period at a rate slightly faster than the interest-bearing liabilities. Certain assumptions regarding the interest sensitivity of these assets and liabilities have been incorporated into this analysis.

         Except for its effect on the general level of interest rates, inflation does not have a material impact on MGB due to the rate variability and short-term maturities of its earnings assets. In particular, approximately 75% of the loan portfolio is comprised of variable rate or short-term obligations. The majority of the remaining loan portfolio also matures within one to five years. Additionally, approximately 36% of the investment portfolio reprices within one year.

INVESTMENT PORTFOLIO

         Types of Investments. The amortized cost and estimated market value of investment securities are as follows:

                                                       DECEMBER 31, 1995
                              -------------------------------------------------------------------
                                                     GROSS               GROSS          ESTIMATED
                              AMORTIZED           UNREALIZED           UNREALIZED        MARKET
                                COST                 GAINS               LOSSES           VALUE
                              ---------           ----------           -----------      ---------
                                                              (In thousands)
Nonmortgage-backed debt
  securities of:
  U.S. Treasury . . . .       $     982           $     9            $      -           $     991
  Other U.S. government
    agencies  . . . . .          16,757                92                 (27)             16,822
  State and political
    subsidivisions  . .           6,733                92                 (26)              6,799
Mortgage-backed debt
   securities . . . . .          10,080               124                (106)             10,098
Equity securities . . .             442                 -                 (30)                412
                              ---------            ------               -----            --------
                              $  34,994            $  317               $(189)           $ 35,122
                              =========            ======               =====            ========

                                                           DECEMBER 31, 1994
                              -------------------------------------------------------------------
                                                    GROSS                GROSS          ESTIMATED
                              AMORTIZED           UNREALIZED           UNREALIZED         MARKET
                                COST                GAINS                LOSSES           VALUE
                              ---------           ----------           -----------      ---------
                                                            (In thousands)
Nonmortgage-backed debt
  securities of:
  U.S. Treasury   . . . .       $ 1,365             $   -              $   (27)           $ 1,338
  Other U.S. government
    agencies  . . . . . .        14,114                 -                 (521)            13,593

  State and political
    subdivisions  . . . .         7,233                 24                (307)             6,950
Mortgage-backed debt
    securities  . . . . .         6,240                 12                (170)             6,082
Equity securities . . . .           442                 90                 (59)               473
                                -------               ----             -------            -------
                                $29,394               $126             $(1,084)           $28,436
                                =======               ====             =======            =======


         As of June 30, 1996, the carrying value of investment securities amounted to $32.1 million with unrealized gains of $129,000, unrealized losses of $645,000 and estimated market value of $32.1 million. See "Asset/Liability Management."

         Maturities. The amounts of investment securities in each category as of December 31, 1995 are shown in the following table according to maturity classifications (1) one year or less, (2) one year through five years, (3) after five years through ten years and (4) after ten years.

                                                                        AMORTIZED             MARKET
                                                                          COST                 VALUE           YIELD(1)
                                                                       -----------          ----------      -------------
                                                                                      (Dollars in thousands)
 U.S. treasuries
   Due in one year or less..................................             $    982              $   991            6.53%
   Due after one year through five years....................                 -                    -               -
   Due after five years through ten years...................                 -                    -               -
   Due after ten years......................................                 -                    -               -
                                                                         --------              -------            ----
 Total U.S. treasuries......................................             $    982              $   991            6.53%
                                                                         --------              -------            ----
 U.S. government agencies
   Due in one year or less..................................                  199                  200            5.71
   Due after one year through five years....................               11,335               11,364            6.57
   Due after five years through ten years...................                5,223                5,258            7.21
   Due after ten years......................................                 -                    -               -
                                                                         --------              -------            ----
 Total U.S. government agencies.............................             $ 16,757              $16,822            6.76%
                                                                         --------              -------            ----
 State and political subdivisions
   Due in one year or less.................................                 1,051                1,054            7.18
   Due after one year through five years...................                 3,537                3,549            7.10
   Due after five years through ten years..................                 1,594                1,635            9.07
   Due after ten years.....................................                   551                  561            8.87
                                                                         --------              -------            ----
 Total state and political subdivisions....................              $  6,733              $ 6,799            7.72%
                                                                         --------              -------            ----
 Mortgaged-backed debt securities..........................              $ 10,080              $10,098            6.92%
                                                                         --------              -------            ----
 Equity Securities.........................................              $    442              $   412            -
                                                                         --------              -------            ----
 Total Securities..........................................              $ 34,994              $35,122            6.91%
                                                                         ========              =======            ====

- --------------
(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

      LOAN PORTFOLIO

         Types of Loans. The amount of loans outstanding at the indicated dates is shown in the following table according to type of loans.


                                                                                           DECEMBER 31,
                                                                                 ------------------------------
                                                                                  1995                  1994
                                                                                  ----                  ----
                                                                                         (In thousands)
Commercial, financial and agricultural  . . . . . . . . . . . . . . . . .        $12,820                $14,668
Real estate-construction  . . . . . . . . . . . . . . . . . . . . . . . .          5,444                  6,035
Real estate-mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . .         34,238                 32,693
Installment loans to individuals  . . . . . . . . . . . . . . . . . . . .         11,403                  8,031
Lease financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         -                          56
                                                                                --------              ---------
  Subtotal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         63,905                 61,483
Less:  Unearned income  . . . . . . . . . . . . . . . . . . . . . . . . .            (21)                   (28)
                                                                                ---------             ----------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 63,884              $  61,455
                                                                                ========              =========

         Maturities and Sensitivity to Changes in Interest Rates. Total loans as of December 31, 1995 are shown in the following table according to maturity classifications (1) one year or less, (2) after one year through five years and
(3) after five years.

                                                     ONE YEAR         AFTER ONE YEAR         AFTER FIVE
                 TYPE OF LOAN                        OR LESS           THROUGH FIVE             YEARS            TOTAL
- --------------------------------------------         --------        -----------------       ----------        ---------
                                                                    (In thousands)
 Commercial, financial and agricultural . .          $11,168              $ 1,582                $   70         $12,820
 Real estate. . . . . . . . . . . . . . . .           31,731                5,662                 2,289          39,682
 Other. . . . . . . . . . . . . . . . . . .            5,170                5,931                   281          11,382
                                                     -------              -------                ------         -------
                                                     $48,069              $13,175                $2,640         $63,884
                                                     =======              =======                ======         =======

         The following table summarizes loans at December 31, 1995 with the due dates after one year which (1) have predetermined interest rates and (2) have floating or adjustable interest rates (in thousands).

Predetermined interest rates  . . . . . . . . . . . .     $15,483
Floating or adjustable interest rates . . . . . . . .         332
                                                          -------
  Total . . . . . . . . . . . . . . . . . . . . . . .     $15,815
                                                          =======

NONPERFORMING ASSETS

    A loan is placed on nonaccrual status when, in management's judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectibility is charged to the allowance for possible loan losses. Interest on loans that are classified as nonaccrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more.
In some cases, where borrowers are experiencing financial difficulties loans may be restructured to provide terms significantly different from the original contractual terms.

    Following is a summary of nonperforming and past due loans and foreclosed assets as of December 31, 1995 and 1994:

                                                                 DECEMBER 31,
                                                         --------------------------
                                                          1995                1994
                                                         ------              ------
                                                                (In thousands)
Loans accounted for on a nonaccrual
  basis   . . . . . . . . . . . . . . . . . . . . . .    $  976              $  985
Installment loans and term loans
  contractually past due ninety days
  or more as to interest or principal
  payments and still accruing . . . . . . . . . . . .       993                 376
Loans, the terms of which have been
  renegotiated to provide a reduction
  or deferral of interest or principal
  balance because of deterioration in
  the financial position of the borrower  . . . . . .      -                   -
Loans now current about which there are
  serious doubts as to the ability of
  the borrower to comply with present
  loan repayment terms  . . . . . . . . . . . . . . .      -                   -
Foreclosed assets . . . . . . . . . . . . . . . . . .       597                 821
                                                         ------              ------

  Total   . . . . . . . . . . . . . . . . . . . . . .    $2,566              $2,182
                                                         ======              ======


    If interest on these loans had been accrued and paid, such interest income would have approximated $148,000 and $105,000 for 1995 and 1994, respectively.

SUMMARY OF LOAN LOSS EXPERIENCE

    The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions and other relevant factors. MGB's allowance for loan losses was approximately $1.8 million at December 31, 1995, representing 2.85% of year-end total loans outstanding, compared with approximately $1.4 million at December 31, 1994, which represented 2.23% of year-end total loans outstanding. MGB's allowance for loan losses was approximately $2.3 million at June 30, 1996, representing 3.43% of period-end total loans outstanding.

    The allowance for loan losses is reviewed periodically based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on each outstanding loan with particular emphasis on any problem loans. Based on management's best estimate, approximately 56% of the allowance should be allocated to real estate loans, 22% to commercial and industrial loans, and 21% to consumer/installment loans as of December 31, 1995, as shown in the following table.

    The following table presents MGB's allocation of the allowance for loan losses as of December 31:

                                                                1995                                  1994
                                                    ----------------------------           ----------------------------
                                                                       PERCENT                               PERCENT
                                                                       OF LOANS                              OF LOANS
                                                                       IN EACH                               IN EACH
                                                                     CATEGORY TO                           CATEGORY TO
                                                     AMOUNT          TOTAL LOANS           AMOUNT          TOTAL LOANS
                                                     ------          ------------          ------          ------------
                                                                           (Dollars in thousands)
 Balance at end of period applicable to:
   Commercial, financial and
    agricultural.............................         $  406              20%              $   281              24%
 Real estate-construction....................                              9                                    10
 Real estate-mortgage........................          1,027              53                   777              53
 Consumer....................................            385              18                   313              13
                                                      ------             ---                ------             ---
 Total.......................................         $1,818             100%               $1,371             100%
                                                      ======             ===                ======             ===

    The following table presents an analysis of MGB's loan loss experience for the periods indicated:

                                                               YEAR ENDED DECEMBER 31,
                                                             1995                    1994
                                                             ----                    ----
                                                                 (Dollars in thousands)
Average amount of loans outstanding . . . . . . . . . .     $63,814                 $59,400
                                                            =======                 =======

Balance of reserve for possible loan
  losses at beginning of period . . . . . . . . . . . .     $ 1,371                   1,107
                                                            -------                 -------

Charge-offs:
  Commercial, financial and agricultural  . . . . . . .         268                     250
  Real estate - mortgage  . . . . . . . . . . . . . . .          30                      94
  Consumer  . . . . . . . . . . . . . . . . . . . . . .         247                     142
                                                            -------                 -------
                                                                545                     486
                                                            -------                 -------
Recoveries:
  Commercial, financial and agricultural  . . . . . . .          25                      21
  Real estate-mortgage  . . . . . . . . . . . . . . . .          37                      13
  Consumer  . . . . . . . . . . . . . . . . . . . . . .           6                      29
                                                            -------                 -------
                                                                 68                      63
                                                            -------                 -------
          Net charge-offs . . . . . . . . . . . . . . .         477                     423
                                                            -------                 -------

Additions to reserve charged to operating
  expenses  . . . . . . . . . . . . . . . . . . . . . .         924                     687
                                                            -------                 -------

Balance of reserve for possible
  loan losses at period end . . . . . . . . . . . . . .     $ 1,818                 $ 1,371
                                                            =======                 =======

Ratio of net loan charge-offs to
  average loans outstanding during period . . . . . . .         .75%                    .71%
                                                            =======                 =======

DEPOSITS

     Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits, and time deposits, for the periods indicated are presented below.

                                                                    YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------------------------
                                                          1995                                  1994
                                              -----------------------------           ----------------------------
                                              AMOUNT                   RATE           AMOUNT                  RATE
                                              ------                   ----           ------                  ----
                                                                    (Dollars in thousands)
Noninterest-bearing
  demand deposits . . . . .                   $ 7,677                     -%            $ 6,706                  -%
Interest-bearing demand . .                    24,688                  4.88              21,303               4.46
Savings deposits  . . . . .                    11,219                  4.00              18,295               4.06
Time deposits . . . . . . .                    53,659                  6.30              38,566               5.20
                                              -------                                   -------
          Total deposits. .                   $97,243                  5.18             $84,870               4.35
                                              =======                                   =======

         The amounts of time certificates of deposit issued in amounts of $100,000 or more at December 31, 1995, are shown below by category, which is based on time remaining until maturity for the periods indicated from December 31, 1995.

                                                  TIME DEPOSITS
                                               OF $100,000 OR MORE
                                               -------------------
                                                  (In thousands)
Three months or less  . . . . . . . . . . . . . .      $ 2,620
Over three through six months . . . . . . . . . .        4,715
Over six through twelve months  . . . . . . . . .        1,560
Over twelve months  . . . . . . . . . . . . . . .        2,641
                                                       -------
          Total . . . . . . . . . . . . . . . . .      $11,536
                                                       =======

RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the periods indicated is presented below.

                                                              YEAR ENDED DECEMBER 31,
                                                           ------------------------------
                                                           1995                      1994
                                                           ----                      ----
Return on assets (1)  . . . . . . . . . .                 1.18%                      1.21%
Return on equity (2)  . . . . . . . . . .                14.71%                     14.97%
Dividend payout ratio (3) . . . . . . . .                14.13%                     13.91%
Equity to assets ratio (4)  . . . . . . .                 8.02%                      8.09%

- --------------
(1) Net income divided by average total assets.
(2) Net income divided by average equity.
(3) Dividends declared per share divided by net income per share.
(4) Average equity divided by average total assets.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity management involves the matching of the cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs, and the ability of MGB to meet those needs. MGB seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold) and monthly amortizing loans. Another source of liquidity is the repayment of maturing single payment loans. In addition, MGB maintains relationships with correspondent banks which could provide funds on short notice, if needed.

         The liquidity and capital resources of MGB are monitored on a periodic basis by state and federal regulatory authorities. At June 30, 1996, MGB's short-term investments were adequate to cover any reasonably anticipated immediate need for funds. MGB is not aware of any events or trends likely to result in a material change in its liquidity.

         The Federal Reserve requires the maintenance of certain minimum risk-based capital requirements. The capital requirements are based upon the perceived risk inherent in the assets of MGB. The guidelines define capital as either core (Tier 1) capital or supplementary (Tier 2) capital. Tier 1 capital consists primarily of stockholder' equity minus intangible assets, while Tier 2 capital consists of the allowance for loan losses up to certain limits, certain preferred stock and other debt instruments. Current standards require banks to maintain a minimum risk-based capital ratio of qualifying total capital to risk-weighted assets of 8%, with at least 4% consisting of Tier 1 capital and a minimum leverage ratio of 3%. Under these guidelines, MGB's capital ratios as of December 31, 1995 and 1994 and June 30, 1996 were:

                                                   ACTUAL CAPITAL RATIO
                                             --------------------------------
                                               DECEMBER 31,          JUNE 30,      MINIMUM
                                             ----------------        --------      REGULATORY
                                             1995        1994          1996        REQUIREMENT
                                             ----        ----          ----        -----------
Leverage capital ratio  . . . . . .         8.59%        7.85%         8.36%              3%
Risk based capital ratios:
  Tier 1 capital  . . . . . . . . .        13.64%       12.07%        13.24%              4%
  Tier 2 capital  . . . . . . . . .        14.90%       13.33%        14.52%              8%


COMMITMENTS AND LINES OF CREDITS

         In the ordinary course of business, MGB has granted commitments to extend credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by MGB's Board of Directors. MGB has also granted commitments to approved customers for standby letters of credit. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. MGB uses the same credit policies for these off-balance sheet commitments as it does for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

         Following is a summary of the commitments outstanding at December 31, 1995 and 1994 and June 30, 1996.

                                                  DECEMBER 31,                   JUNE 30,
                                              --------------------               --------
                                              1995            1994                 1996
                                              ----            ----               --------
                                                          (In thousands)
Commitments to extend credit  . . . . .      $4,617          $4,715               $5,107
Standby letters of credit . . . . . . .         573             674                    -
                                             ------          ------               ------
                                             $5,190          $5,389               $5,107
                                             ======          ======               ======

IMPACT OF INFLATION

         The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

CURRENT ACCOUNTING ISSUES

         In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS No. 121 on January 1, 1996 did not have a material impact on MGB's financial statements as a whole.

                             OWNERSHIP OF MGB STOCK

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth as of April 1, 1996, information concerning the beneficial ownership of MGB Stock for each current director of MGB and for all current directors and executive officers as a group. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.


                                                    SHARES BENEFICIALLY                               PERCENT
          NAME                                             OWNED(1)                                   OF CLASS
          ----                                          ------------                                  --------
W.L. Brown  . . . . . . . . . . . . . . . . . .            1,487                                           *
  Director, President and
    Chief Executive Officer
Lawrence C. Collins . . . . . . . . . . . . . .            1,130 (2)                                       *
  Director
Billy A. Dick . . . . . . . . . . . . . . . . .              650                                           *
  Director
Michael L. Gilstrap . . . . . . . . . . . . . .              210 (3)                                       *
  Director
Dennis N. Herbert . . . . . . . . . . . . . . .            1,270                                           *
  Director
Patricia E. Joiner  . . . . . . . . . . . . . .            4,000                                        2.0%
  Director and Secretary
Martin H. Moseley . . . . . . . . . . . . . . .           25,000 (4)                                   12.5%
  Director
Harold W. Peavy, Sr.  . . . . . . . . . . . . .           29,500 (5)                                   14.8%
  Director
All current directors and
  executive officers
  as a group (eight persons)  . . . . . . . . .           63,247 (6)                                   31.6%
- ---------------

*   Less than one percent.

(1) The stock ownership information shown has been furnished to MGB by the named persons and group. Beneficial ownership as reported in the table has been determined in accordance with Commission regulations. Except as otherwise stated in the footnote below, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.
(2) The shares shown include 300 shares held of record by Mr. Collins' spouse and as to which he disclaims beneficial ownership.
(3) The shares shown include 10 shares owned jointly by Mr. Gilstrap and his spouse.
(4) The shares shown include (i) 20,000 shares owned jointly by Mr. Moseley and his spouse and (ii) 5,000 shares owned by Mr. Moseley's spouse.
(5) The shares shown are held of record by Oakland Fruit Farm, LTD. Mr. Peavy, Sr. owns a controlling interest in such entity.
(6) Includes 20,010 shares owned jointly with others, 5,000 shares owned by spouses of directors and 29,500 shares owned by businesses in which a director has control.

PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of April 1, 1996, regarding the ownership of the MGB Stock by each person known to MGB to be the beneficial owner of more than 5% of the MGB Stock. Except as otherwise indicated above, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.


                                                    SHARES BENEFICIALLY                            PERCENT
NAME AND ADDRESS                                           OWNED                                   OF CLASS
- ----------------                                    -------------------                            --------
Martin H. Moseley . . . . . . . . . . . . . . .           25,000 (1)                                 12.5%
P.O. Box 91
Byron, Georgia 31008

Robert L. Murdock, Jr.  . . . . . . . . . . . .           15,714 (2)                                  7.9%
P.O. Box 418
Byron, Georgia 31008

Oakland Fruit Farm, LTD . . . . . . . . . . . .           29,500                                     14.8%
P. O. Box 66
Byron, Georgia 31008

Harold W. Peavy, Jr.  . . . . . . . . . . . . .           54,509 (3)                                 27.3%
P.O. Box 25
Byron, Georgia 31008

Harold W. Peavy, Sr.  . . . . . . . . . . . . .           29,500 (4)                                 14.8%
P.O. Box 66
Byron, Georgia 31008

Quick Cession, LTD  . . . . . . . . . . . . . .           54,509 (5)                                 27.3%
P. O. Box 1059
Byron, Georgia 31008

- ---------------
(1) The shares shown include (i) 20,000 shares owned jointly by Mr. Moseley and his spouse and (ii) 5,000 shares owned by Mr. Moseley's spouse.
(2) The shares shown include 2,064 shares owned jointly by Mr. Murdock, Jr. and his wife.
(3) The shares shown include (i) 30,000 shares owned jointly by Mr. Peavy, Jr. and Quick Cession, LTD and (ii) 24,509 shares owned of record by Quick Cession, LTD. Mr. Peavy, Jr. owns all of the voting stock of Quick Cession, LTD. Mr. Peavy, Jr. is the son of Mr. Peavy, Sr.
(4) The shares shown are held of record by Oakland Fruit Farm, LTD. Mr. Peavy, Sr. owns a controlling interest in such entity.
(5) The shares shown include 30,000 shares owned jointly by Quick Cession, LTD and Harold Peavy, Jr. See note (3) above.

                  BUSINESS INFORMATION CONCERNING FLFC AND FLB

         FLFC is a unitary savings and loan holding company headquartered in Macon, Georgia which owns and operates FLB and FLB's wholly owned subsidiary, Liberty Mortgage. At June 30, 1996, FLFC had total assets of approximately $991.2 million, total deposits of approximately $751.4 million and stockholders' equity of approximately $76.0 million.

         FLB is a federally chartered stock savings bank based in Macon, Georgia which serves Macon, Savannah, Valdosta, Tifton, Swainsboro and other Georgia cities through its home office and 28 full-service branch offices. Through Liberty Mortgage, FLB operates a mortgage banking business in all of its market areas and through correspondent relationships in several southeastern states. Based on total assets as of June 30, 1996, FLB is the largest savings association headquartered in Georgia, and FLB's capital as of such date was in excess of all applicable capital requirements.

         In 1990, FLFC undertook a long-term plan to reduce FLB's non-performing assets, to increase its capital and to improve its core earnings. Through the implementation of this plan, the ratio of non-performing assets to total loans and foreclosed properties has been reduced from 7.27% at September 30, 1990 to .96% at June 30, 1996, the ratio of core capital to adjusted total assets has increased from 3.49% at September 30, 1990 to 6.26% at June 30, 1996 and net income improved from a loss of $5.6 million for the year ended September 30, 1990 to net income of $8.1 million for the year ended September 30, 1995 and $7.4 million for the nine months ended June 30, 1996.

         In 1990, FLFC sold FLB's branches in the highly competitive Atlanta market in order to focus on those markets in which it enjoys greater market share and a more efficient cost structure. Consistent with this strategy, FLFC plans to expand FLB's market share in its middle, south and coastal Georgia market areas both through internal growth and through selected acquisitions.
In December 1992, FLFC acquired First Federal Savings and Loan Association of Milledgeville, Georgia ("First Federal"), which had a primary market area adjacent to FLB's primary market area in Macon, Georgia. On the acquisition date, First Federal had total assets of approximately $41 million and total deposits of approximately $38 million. In March 1993, FLB acquired six branch offices in Savannah, Georgia from Bankers First Savings Bank, FSB, and loans of $5 million and deposits of $38 million. In December 1994, FLFC acquired Central Banking Company and its bank subsidiary, The Central Bank, which had a primary market area in Swainsboro, Georgia. On the acquisition date, Central Banking Company had total assets of approximately $58 million and total deposits of approximately $52 million. On March 24, 1995, FLB acquired from First Union National Bank of Georgia ("First Union") approximately $95 million in deposits and three banking offices in Sylvania, Waycross and Vidalia, Georgia. On September 15, 1995, FLFC acquired Tifton Banks, Inc. and its bank subsidiary, Tifton Bank & Trust Company, which had a primary market area in Tifton, Georgia. On the acquisition date, Tifton Banks, Inc. had total assets of approximately $49 million and total deposits of $45 million.

         FLFC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FLFC's book value and/or net income per common share may occur in connection with any such future acquisitions. See "Pro Forma Financial Information."

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans including stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 had been applied. SFAS No. 123 is generally effective for FLFC for the year ending September 30, 1997, although earlier adoption is permitted. Management of FLFC is reviewing SFAS No. 123 to determine the effects of the two methods on the financial condition and results of operations of FLFC.

         For further information concerning FLFC and FLB, see FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, copies of which are being delivered to the MGB stockholders with this Proxy
Statement/Prospectus and are incorporated herein by reference. See "Incorporation of Certain Information by Reference."

                       DESCRIPTION OF FLFC CAPITAL STOCK

GENERAL

         The authorized capital stock of FLFC consists of 25,000,000 shares of FLFC Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, without par value ("FLFC Preferred Stock"). As of August 14, 1996, 4,004,690 shares of FLFC Stock are outstanding and are fully paid and nonassessable and 302,580 shares of FLFC Preferred Stock designated as Series B 6.0% Cumulative Convertible Preferred Stock, stated value $25 per share (the "Series B Preferred"), are outstanding and are fully paid and nonassessable. On June 30, 1995, 460,000 shares of FLFC Preferred Stock designated as Series A 7.75% Cumulative Convertible Preferred Stock, stated value $25 per share (the "Series A Preferred"), were issued and outstanding. On July 31, 1995, FLFC redeemed all of the then outstanding shares of Series A Preferred. Accordingly, no shares of Series A Preferred are issued and outstanding.

FLFC STOCK

         All voting rights are vested in the holders of the FLFC Stock. Each holder of FLFC Stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights in the election of directors. Consequently, the holders of more than 50% of the outstanding shares of FLFC Stock may elect all of the directors. All shares of FLFC Stock are entitled to share equally in such dividends as the Board of Directors of FLFC may declare on the FLFC Stock from sources legally available therefor. The determination and declaration of dividends is within the discretion of the Board of Directors of FLFC. In the event of dissolution, the holders of FLFC Stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of FLFC and subject to the preferences of FLFC Preferred Stock, all assets of FLFC available for distribution, in cash or in kind. Holders of shares of FLFC Stock do not have preemptive rights to subscribe for additional shares on a pro rata basis if and when additional shares are offered for sale by FLFC. See "Comparison of Stockholder Rights."

PREFERRED STOCK

GENERAL.

         Pursuant to FLFC's Articles of Incorporation, the Board of Directors of FLFC may authorize the issuance of up to 5,000,000 shares of FLFC Preferred Stock either at once or in series, may establish from time to time the number of shares to be included in any such series and may fix the designations, powers, preferences and rights (including voting rights) of the shares of each such series and any qualifications, limitations or restrictions thereon. No stockholder authorization is required or will be sought for the issuance of shares of FLFC Preferred Stock unless authorization is required by then applicable law or unless such authorization is deemed advisable by the Board of Directors of FLFC. Shares of FLFC Preferred Stock may be issued for any general corporate purposes, including acquisitions. The Series B Preferred is, and the Series A Preferred was, a series of FLFC Preferred Stock. The Board of Directors of FLFC could issue additional series of FLFC Preferred Stock with rights more favorable than the rights of holders of FLFC Stock.

SERIES B PREFERRED.

         FLFC is authorized to issue up to 350,000 shares of Series B Preferred. In December 1994 and September 1995, FLFC issued an aggregate of 302,580 shares of Series B Preferred in connection with FLFC's acquisition of Central Banking Company and Tifton Banks, Inc.

         The Series B Preferred ranks prior to the FLFC Stock with respect to the payment of dividends and rights upon liquidation. Holders of shares of Series B Preferred are entitled to receive, when and as declared by the Board of Directors of FLFC out of assets of FLFC legally available therefore, cash dividends at the annual rate of $1.50 per share. Unless full cumulative dividends on all outstanding shares of Series B Preferred have been paid or declared and set apart for payment for all past dividend payment periods, (i) no dividends may be paid or declared and set apart for payment, or other distribution made (other than dividends or distributions in FLFC Stock or any other stock ranking junior to the Series B Preferred) upon the FLFC Stock or on any other stock of FLFC ranking junior to, or on a parity with, the Series B Preferred, and (ii) no FLFC Stock, or any other stock of FLFC ranking junior to, or on a parity with, the Series B Preferred, may be redeemed, purchased or otherwise acquired for any consideration (nor may any payment be made or made available for a sinking fund for the redemption of any shares of such stock) by FLFC (except for conversion of such junior or parity stock into, or exchange of such junior or parity stock for stock ranking junior to the Series B Preferred as to dividends and upon liquidation).

         The Series B Preferred will be redeemable at the option of FLFC for cash at any time or from time to time on or after January 1, 1997, in whole or in part, on at least 30 but not more that 60 days' notice. With respect to any such redemption, the Series B Preferred will be redeemable at the following redemption prices per share, together in each case with accrued but unpaid dividends to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning on January 1 or on the next succeeding business day:

                                                        REDEMPTION PRICE PER SHARE
         YEAR                                               OF SERIES B PREFERRED
         ----                                               ---------------------
    1997  . . . . . . . . . . . . . . . . . . . . . .             $27.00
    1998  . . . . . . . . . . . . . . . . . . . . . .              26.60
    1999  . . . . . . . . . . . . . . . . . . . . . .              26.20
    2000  . . . . . . . . . . . . . . . . . . . . . .              25.80
    2001  . . . . . . . . . . . . . . . . . . . . . .              25.40
    2002 and thereafter . . . . . . . . . . . . . . .              25.00

    If cumulative dividends on the Series B Preferred have not been fully paid, the Series B Preferred may not be redeemed in part and FLFC may not purchase or acquire any shares of the Series B Preferred other than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B Preferred.

         Each share of Series B Preferred will be convertible at the holder's option at any time before redemption or maturity initially at $21.00 per share (equivalent to 1.19 shares of FLFC Stock for each share of Series B Preferred converted) (the "Conversion Price"), subject to adjustment under certain circumstances.

         The holders of Series B Preferred have no voting rights except as otherwise expressly required by applicable law.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

         As permitted by the GBCC (under which FLFC is incorporated), FLFC's Articles of Incorporation contain provisions which eliminate the personal liability of directors for monetary damages to FLFC or its stockholders for breach of their fiduciary duties as directors, except to the extent such elimination of liability is prohibited by the GBCC. In accordance with the GBCC, these provisions do not limit the liability of any director for any appropriation of a business opportunity of FLFC in violation of the director's duty; for acts or omissions which involve intentional misconduct or a knowing violation of law; for any dividend payment, stock repurchase, stock redemption or distribution in liquidation that was prohibited under Georgia law; or for any transaction from which the director derived an improper personal benefit. These provisions do not limit or eliminate the rights of FLFC or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his role as a director and do not relieve a director from liability for violations of statutory law such as certain liabilities imposed on a director under the federal securities laws.

         In addition, FLFC's Articles of Incorporation provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them.


                        COMPARISON OF STOCKHOLDER RIGHTS

         At Effective Time, MGB stockholders will become stockholders of FLFC, and their rights as stockholders will be determined by FLFC's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of stockholders of FLFC and MGB and should be read in conjunction with the information set forth in "Description of FLFC Capital Stock." This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the GBCC and the Financial Institutions Code of Georgia, which governs MGB, and the respective Articles of Incorporation and Bylaws of FLFC and MGB.

AUTHORIZED CAPITAL STOCK

         MGB. MGB is authorized to issue 200,000 shares of MGB Stock, $1.00 par value per share, all of which were issued and outstanding as of September 30, 1996. Accordingly, the Board of Directors of MGB does not have the authority to issue additional shares of MGB Stock without stockholder approval.

         FLFC. FLFC is authorized to issue 25,000,000 shares of FLFC Stock, $1.00 par value per share, and 5,000,000 shares of FLFC Preferred Stock, without par value. As of August 14, 1996, 4,004,690 shares of FLFC Stock, 302,580 shares of FLFC Preferred Stock designated as Series B Preferred were issued and outstanding, 414,900 shares of FLFC Stock were reserved for issuance under FLFC's 1983 Incentive Stock Option Plan and 1992 Stock Incentive Plan, and 50,000 shares of FLFC Stock were reserved for issuance under the 1995 Director Stock Option Plan. Accordingly, following the Merger, the Board of Directors of FLFC will have the authority to issue approximately 20,530,410 shares of FLFC Stock and approximately 4,697,400 shares of FLFC Preferred Stock without stockholder approval. The Board of Directors has the authority to issue FLFC Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the number of shares constituting any such series, without further action by the stockholders of FLFC unless such action is required by applicable rules or regulations or by the terms of other outstanding series of preferred stock. Any shares of preferred stock which may be issued may rank prior to shares of FLFC Stock as to payment of dividends and upon liquidation. See "Description of Capital Stock of FLFC."

         The large number of authorized shares of FLFC Stock and FLFC Preferred Stock which may be issued by FLFC without stockholder approval will provide sufficient shares to enable FLFC to declare stock splits and dividends and will enhance FLFC's flexibility to engage in a variety of business transactions, including additional acquisitions and the raising of new capital.

         In addition to providing operational flexibility, in the event of a proposed merger, tender offer or other attempt to gain control of FLFC of which the Board of Directors of FLFC does not approve, it would be possible for the Board of Directors to authorize the issuance of additional shares of FLFC Stock to a person or entity that thereby might obtain sufficient voting power to impede completion of the proposed merger, tender offer or other transaction. Therefore, an effect of the increased number of authorized shares that are not issued or reserved may be to deter a future takeover attempt that some or a majority of the holders of FLFC or FLFC Preferred Stock may deem to be in their best interests or in which holders of FLFC Stock or FLFC Preferred Stock may receive a premium for their shares over the then market price. Additionally, FLFC's and FLB's Boards of Directors could issue a series of preferred stock with rights more favorable with regard to dividends and liquidation than the rights of the holders of FLFC Stock and which could also be used for the purpose of preventing an attempt to gain control of FLFC of which the Board of Directors does not approve. FLFC's and FLB's Boards of Directors, however, has no current plans to issue shares of FLFC Stock or FLFC Preferred Stock after the Merger. For a description of the terms of FLFC's capital stock, see "Description of FLFC Capital Stock."

DIRECTORS

         MGB. The Board of Directors of MGB shall consist of not less than three nor more than twenty-five members. Presently there are eight members of the Board, including three employees of MGB. In addition, there is one nonvoting advisory member and one nonvoting emeritus member. Members of the Board of Directors are elected by the stockholders at the annual meeting of stockholders and serve until the next stockholder's meeting and until their successors are named. Vacancies of the Board are filled by the stockholders at the next annual stockholders meeting. The Board of Directors meet at least monthly and have general charge of and authority over the operations of the business of MGB. Special meetings of the Board may be called by the President or upon the request of three or more directors. A quorum of any meeting of the Board shall consist of a majority of the Directors.

         FLFC. Pursuant to FLFC's Amended and Restated Articles of Incorporation, the Board of Directors of FLFC is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the stockholders of FLFC the directors of one class are elected to hold office for a term expiring at the third annual meeting following their election and until their successors have been duly elected and qualified. During the intervals between annual meetings of stockholders, any vacancy occurring in the Board of Directors caused by the resignation, removal, death or other incapacity of one or more directors, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum. Each director elected by the Board of Directors to fill a vacancy holds office for the unexpired term in respect of which such vacancy occurred.

         The Board of Directors of FLFC consists of not less than six nor more than 15 members, with the precise number to be fixed by resolution of the board of directors from time to time. The minimum number of directors may be reduced below six and the maximum number of directors may be increased above 15 only upon the affirmative vote of the stockholders of record holding two-thirds of the then outstanding shares of stock of each class of the corporation entitled to vote in elections for directors at a meeting of stockholders called for that purpose. Pursuant to GBCC, directors of FLFC may be removed only for cause. The effect of these provisions is to make it more difficult and time consuming to change majority control of the Board of Directors.

STOCKHOLDER MEETINGS

         MGB. The annual meeting of the stockholders of MGB shall be held at the call of the President, such meeting to be held not later than 60 days following the end of each fiscal year. Ten days notice of the time and the place of the meeting shall be given in writing to each stockholder. Stockholders may vote by being present in person, or by being represented by written proxy. Roberts' Rules of Order shall govern the order and conduct of the meeting, except that there shall be no cumulative voting.

         Special meetings of the stockholders may be called by the Board of Directors, or upon written request of the owners of record of 25% of the stock, or upon call of the President. Each stockholder shall be given ten days written notice of the time, place and purpose of such meeting.

         FLFC. Under FLFC's Bylaws, special meetings of the stockholders may be called at any time by the President or the Secretary when so directed by a majority vote of the entire Board of Directors or upon a stockholder demand made in accordance with the GBCC. The GBCC presently provides that a corporation must hold a special meeting of stockholders if the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, sign, date and deliver to the corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. In general, after the receipt of such stockholder demand, FLFC shall engage independent inspectors to determine whether such demand comports with the requirements of the GBCC. The independent inspectors must deliver a written report within 15 business days. If the report states that the filing is adequate, or if the report is not delivered within 15 calendar days of the filing date, the President and the Secretary must call a special stockholders meeting by mailing notice within 15 days after receipt of the report by the independent inspectors or after the expiration of the reporting period.

ANTI-TAKEOVER PROVISIONS

         MGB. The Articles of Incorporation and Bylaws of MGB contain no anti-takeover provisions.

         FLFC. In addition to the classified Board of Directors discussed under "- Directors" above, the provisions of FLFC's Amended and Restated Articles of Incorporation, Bylaws, and Stockholder Rights Plan (described under "- Stockholder Rights Plan" below) contain certain protective provisions, which are intended to facilitate stability of leadership and enhance the FLFC Board of Directors' role in connection with attempts to acquire control of FLFC so that the Board may further and protect the interests of FLFC, its stockholders and its other constituencies as appropriate under the circumstances. In particular, if the Board of Directors determines that a sale of control is in the best interests of the stockholders, these protective provisions are designed to enhance the Board's ability to maximize the value to be received by the stockholders upon such a sale. Although FLFC management believes that the protective provisions are beneficial to FLFC's stockholders, such provisions may also discourage certain acquisition proposals, which may deprive FLFC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.

         In connection with certain mergers, consolidations, sales of assets, issuances or transfers of securities, liquidations or reclassifications ("Business Combinations") with or between FLFC and any person who owns beneficially more than ten percent of the outstanding FLFC Stock (an "Interested Stockholder"), FLFC's Amended and Restated Articles of Incorporation require (subject to the provisions of any series of FLFC Preferred Stock which may be outstanding) the affirmative vote of the holders of not less than 80% of the then outstanding shares of FLFC Stock, including the affirmative vote of the holders of at least 80% of the outstanding shares of FLFC Stock other than those beneficially owned the Interest Stockholder, to effect such Business Combination. However, the above requirement is not applicable where either (a) such Business Combination is approved by two-thirds of all the members of the Board of Directors who are unaffiliated with the Interested Stockholder and by two-thirds of all members of the Board of Directors or (b) certain minimum price and form of consideration requirements are met and such Business Combination is approved by the affirmative vote of the holders of not less than 75% of the then outstanding shares of FLFC Stock and by the affirmative vote of the holders of not less than two-thirds of the then outstanding shares of FLFC Stock other than those beneficially owned by the Interested Stockholder. If either of the exceptions referred to in (a) or
(b) above is present, the Business Combination with the Interested Stockholder may be effected upon receiving the affirmative vote of the holders of a majority of the then outstanding shares of FLFC Stock. Such provisions may not be repealed or amended unless such action is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of FLFC Stock, excluding any shares owned by an Interested Stockholder.

         FLFC's Bylaws also contain provisions requiring higher approval requirements of the Board of Directors and stockholders for Business Combinations involving FLFC and any Interested Stockholder. The business combination bylaw, adopting the predecessor sections of Sections 14-2-1131 to
- -1133, inclusive, of the GBCC, is designed to encourage any person, before becoming an Interested Stockholder, to seek approval of the Board of Directors of the terms of any contemplated Business Combination. The bylaw, by adopting the sections of the GBCC, prohibits FLFC from engaging in a Business Combination with an Interested Stockholder for a period of five years from the date such Interested Stockholder acquired 10% of FLFC's outstanding voting stock unless the Interested Stockholder: (i) obtained the consent of the Board of Directors prior to acquiring 10% of the outstanding shares; (ii) becomes the owner of at least 90% of the outstanding shares, excluding certain management shares, in the same transaction in which the 10% interest was acquired; or
(iii) acquires additional shares resulting in 90% ownership subsequent to the 10% acquisition and obtains the approval of the holders of a majority of the remaining shares, excluding management shares. By prohibiting Business Combinations with an Interested Stockholder for a period of five years, subject to the three exceptions described above, the bylaw attempts to preserve the independence of the Board of Directors and its ability to negotiate freely on behalf of FLFC.

         As noted above, FLFC Preferred Stock may be issued from time to time in one or more series without stockholder approval. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of FLFC Preferred Stock with conversion and other rights that could make it difficult for another company to effect certain business combinations with FLFC or that could otherwise adversely affect the rights of the holders of Stock.

STOCKHOLDER RIGHTS PLAN

         MGB.  MGB has not adopted a stockholder rights plan or similar plan.

         FLFC. In August 1989, the Board of Directors of FLFC adopted a Stockholder Rights Plan and, in connection therewith, declared a dividend distribution of one "Right" for each outstanding share of FLFC Stock and authorized the issuance of one Right for each share of FLFC Stock issued after August 2, 1989 and before the earliest of (x) a Distribution Date (as defined below), (y) August 2, 1999 or (z) the date the Rights are redeemed. The terms and conditions of the Rights are set forth in the Stockholder Rights Plan. The Rights will expire on August 2, 1999 and will not be exercisable until the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of FLFC Stock (the "Stock Acquisition Date"), (ii) ten days following the commencement of a tender offer or exchange offer, the consummation of which would result in a person or group beneficially owning 15% or more of the outstanding shares of FLFC Stock or (iii) ten days following the declaration that a person is an Adverse Person (as described below) by a majority of the directors of FLFC who were directors on August 2, 1992 (or their successors) and who are not affiliated or associated with the Adverse Person (the "Continuing Directors") (the earlier of (i), (ii) or (iii) being the "Distribution Date"). To declare a person to be an "Adverse Person" requires (i) a determination by a majority of the Continuing Directors that such person has become the beneficial owner of an amount of FLFC Stock that the majority of the Continuing Directors has determined to be substantial (which amount shall in no event be less than ten percent of the outstanding FLFC Stock) and (ii) a determination by a majority of the Continuing Directors who are not officers of FLFC that (a) such beneficial ownership is intended to cause FLFC to repurchase any of the FLFC Stock beneficially owned by such person or to cause pressure on FLFC to take action intended to provide such person with short-term financial gain under circumstances where such directors determine that such action would not be in the best long-term interests of FLFC or its stockholders (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of FLFC.

         Each Right will entitle the holder thereof to buy one share of FLFC Stock at an exercise price of $32, subject to certain antidilution adjustments. FLFC generally will be entitled to redeem the Rights at $0.01 per Right, and the Rights will not be exercisable, at any time prior to ten days after the Stock Acquisition Date (the "Redemption Period"). The Redemption Period may be extended under certain conditions.

         In the event that the Continuing Directors determine that a person is an Adverse Person, or if at any time following the Distribution Date a person becomes the beneficial owner of 15% or more of the then outstanding shares of FLFC Stock without the consent of a majority of the Continuing Directors (except pursuant to an offer for all outstanding shares of FLFC Stock which the Continuing Directors determine to be fair to and otherwise in the best interest of FLFC and its stockholders), each Right, other than Rights beneficially owned by Acquiring Person (which will be void), will thereafter represent the right
(i) to receive, upon exercise of the Right and payment of the exercise price, shares of FLFC Stock (or, in certain circumstances, cash, property or other securities of FLFC) having a value equal to two times the exercise price of the Right or (ii) to receive, if approved by the Board of Directors, shares of FLFC Stock having a value equal to the exercise price upon surrender of the Right to FLFC and without payment of the exercise price (either of such events being referred to herein as a "Flip-in Event"). However, Rights will not be exercised following the occurrence of a Flip-in Event until the end of the Redemption Period (or otherwise as and if the Redemption Period is extended).

         In the event that, at any time following the Stock Acquisition Date,
(i) FLFC is acquired in a merger or other business combination transaction in which FLFC is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph) or (ii) 50% or more of FLFC's assets or earning power is sold or transferred, each Right (except Rights which previously have become void as set forth above) shall thereafter represent the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire FLFC in a manner which causes the Rights to be exercised. As a result, the Rights may discourage certain acquisition proposals, which may deprive FLFC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.


                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

         The following sets forth certain of the material elements of the regulatory framework applicable to bank and savings and loan holding companies and subsidiaries and provides certain specific information relevant to FLFC and MGB and their subsidiaries. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of FLFC or MGB.

         As a state chartered bank, MGB is subject to the supervision of the DBF and Federal Deposit Insurance Corporation (the "FDIC"). MGB is subject to regulatory capital requirements imposed by the FDIC. The FDIC has issued risk-based capital rules for banks which make regulatory capital requirements sensitive to differences in risk profiles of various banking organizations.
The FDIC's risk capital rules apply directly to state-chartered banks, such as MGB, which are not members of the Federal Reserve System and whose deposits are insured by the FDIC. The requirements provide that banking organizations must have total capital (as defined in the rules) equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category.

         FLFC is a savings and loan holding company subject to regulation, examination, supervision and reporting requirements of the OTS. As a federally chartered savings institution, FLB is subject to extensive regulation by the OTS. The lending activities and other investments of FLB must comply with various federal regulatory requirements. The OTS periodically examines FLB for compliance with various regulatory requirements and FLB must file reports with the OTS describing its activities and financial condition. FLB is also subject to examination by the FDIC and must meet certain reserve requirements promulgated by the Federal Reserve. This supervision and regulation is intended primarily for the protection of depositors.

         The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statues and regulations and their effects on FLFC and FLB.

FEDERAL SAVINGS AND LOAN HOLDING COMPANY REGULATION

General.

         FLFC is a savings and loan holding company and, as such, is subject to regulation, examination, supervision and reporting requirements of the OTS and the DBF. FLB is a federally chartered savings institution and is a member of the Federal Home Loan Bank ("FHLB") system, subject to examination and supervision by the OTS and the FDIC, and subject to regulations of the Federal Reserve governing reserve requirements. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of FLFC.

Federal Savings and Loan Holding Company Regulations.

         As the owner of all of the stock of FLB, FLFC is a savings and loan holding company subject to regulation by the OTS under the Home Owners' Loan Act (the "HOLA"). As a unitary savings and loan holding company owning only one savings institution, FLFC generally is allowed to engage and invest in a broad range of business activities not permitted to commercial bank holding companies or multiple savings and loans holding companies, provided that FLB continues to qualify as a "qualified thrift lender." See "Regulation of FLB -- Qualified Thrift Lender Test" herein.

         FLFC is prohibited from directly or indirectly acquiring control of any savings institution or savings and loan holding company without prior approval from the OTS or from acquiring more than 5% of the voting stock of any savings institution or savings and loan holding company which is not a subsidiary. Control of a savings institution or a savings and loan holding company is conclusively presumed to exist if, among other things, a person or group of persons acting in concert, directly or indirectly, acquires more than 25% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors of the insured institution or the holding company. Control is rebuttably presumed to exist if, among other things, a person acquires 10% or more of any class of voting stock (or 25% of any class of stock) and is subject to any of certain specified "control factors."

Recent Legislation.

         A number of legislative proposals have been introduced during the last twelve months in both the House and the Senate that contain provisions to recapitalize the Savings Association Insurance Fund (the "SAIF") by means of a one-time assessment on the deposits of all depository institutions such as FLB, the accounts of which are insured by the SAIF. See "Regulation of FLB - Insurance of Accounts." Each of the separate legislative proposals would resolve the current premium disparity between the SAIF and the Bank Insurance Fund and contemplate the merger of the two Funds following the recapitalization. As an SAIF insured institution, the FLB would be subject to the one-time assessment, should any of the legislative proposals be enacted.

         In addition to recapitalization of the SAIF, other legislative proposals are pending that provide for the elimination of all federal savings association charters as of varying dates. The effect of such legislative proposals would be to require all savings associations to convert to either a national bank or state bank charter by a specified date, with any related holding company required to become a bank holding company, subject to the limitations regarding permitted activities of the Bank Holding Company Act of 1956. In addition, other legislative proposals are pending, the effect of which would reform the Glass-Stegall Act as well as to effect regulatory relief for financial institutions. The regulatory relief provisions contained in several Bills are proposed to eliminate or reduce and simplify disclosures and reporting requirements contained in current statute and regulations. The likelihood of enactment of any of the pending or proposed legislation is unknown.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") allows bank holding companies to acquire existing banks across state lines, regardless of state statutes. Further, under the Interstate Banking Act, effective June 1, 1997, a bank holding company may consolidate interstate bank subsidiaries into branches and a bank may merge with an unaffiliated bank across state lines to the extent that the applicable states have not "opted out" of interstate branching prior to such effective date. States may elect to permit interstate mergers prior to June 1, 1997. The Interstate Banking Act also permits de novo branching to the extent that a particular state "opts into" the de novo branching provisions. The Interstate Banking Act generally prohibits an interstate acquisition (other than an initial entry into a state by a bank holding company), which would result in either the control of more than (i) 10% of the total amount of insured deposits in the United States, or (ii) 30% of the total insured deposits in the home state of the target bank, unless such 30% limitation is waived by the home state on a basis which does not discriminate against out-of-state institutions.

         The Riegle Community Development and Regulatory Improvement Act of 1994 provides for the creation of a community development financial institution's fund to promote economic revitalization in community development. Banks and thrift institutions are allowed to participate in such community development banks. Said Act also contains (i) provisions designed to enhance small business capital formation and to enhance disclosure with regard to high cost mortgages for the protection of consumers, and (ii) more than 50 regulatory relief provisions that apply to banks and thrift institutions, including the coordination of examinations by various federal agencies, coordination of frequency and types of reports financial institutions are required to file and reduction of examinations for well capitalized institutions.

Regulation of FLB.

        Federal Home Loan Bank System . FLB is a member of the FHLB, which consists of 12 regional FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs maintain central credit facilities primarily for member institutions.

         FLB, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the greater of: (i) the aggregate outstanding principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations as of the beginning of each year, (ii) 5% of its advances (borrowings) from the FHLB of Atlanta, or (iii) $500. FLB is in compliance with this requirement with an investment in stock of the FHLB of Atlanta at June 30, 1996 of $9.7 million.

        Advances from Federal Home Loan Bank. Each FHLB serves as a reserve or central bank for its member institutions within its assigned regions. It is funded primarily from proceeds derived from the sale of obligations of the FHLB System. A FHLB makes advances (i.e., loans) to members in accordance with policies and procedures established by its Board of Directors. FLB is authorized to borrow funds from the FHLB of Atlanta to meet demands for withdrawals of savings deposits, to meet seasonal requirements and for the expansion of its loan portfolio. Advances may be made on a secured or unsecured basis depending upon a number of factors, including the purpose for which the funds are being borrowed and existing advances. Interest rates charged for advances vary depending upon maturity, the cost of funds to the regional FHLB and the purpose of the borrowing.

         Liquidity Requirements. Federal regulations require a member savings institution to maintain an average daily balance of liquid assets (which includes cash, certain time deposits, certain bankers' acceptances, certain corporate debt securities and highly-rated commercial paper, securities of certain mutual funds, balances maintained in a Federal Reserve Bank and specified United States Government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage, currently 5%, of its net withdrawable savings deposits plus short-term borrowings. These regulations also require each member institution to maintain an average daily balance of short-term liquid assets at a specified minimum percentage, currently 1%, of the total of its net withdrawable accounts and borrowings payable in one year or less. FLB complied with its requirements at June 30, 1996.

        Insurance of Accounts. Deposits at FLB are insured to a maximum of $100,000 for each insured depositor by the FDIC through the SAIF. As an insurer, the FDIC issues regulations, conducts examinations and generally supervises the operations of its insured institutions (institutions insured by the FDIC hereinafter are referred to as "insured institutions"). Any insured institution which does not operate in accordance with or conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. The FDIC has the authority to suspend or terminate insurance of deposits upon the finding that the institution has engaged in unsafe or unsound practices, is operating in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The FDIC requires an annual audit by independent accountants and also periodically makes its own examinations of insured institutions.

        Insured institutions are members of either the SAIF or the Bank Insurance Fund. Pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), an insured institution may not convert from one insurance fund to the other without the advance approval of the FDIC; provided, however, that conversions are not permitted until the date on which the SAIF first meets or exceeds the designated reserve ratio (reserves to estimated SAIF insured deposits) for such fund, subject to certain exceptions. To date, the SAIF has not met the designated reserve ratio for the fund. FIRREA also provides, generally, that the moratorium on insurance fund conversions shall not be construed to prohibit a SAIF member from converting to a bank charter during the moratorium, as long as the resulting bank remains a SAIF member during that period. When a conversion is permitted, each insured institution participating in the conversion must pay an "exit fee" to the insurance fund it is leaving and an "entrance fee" to the insurance fund it is entering.

         As an insurer, the FDIC issues regulations, conducts examinations and generally supervises the operations of its insured members. FDICIA directed the FDIC to establish a risk-based premium system under which each premium assessed against FLB would generally depend upon the amount of FLB's deposits and the risk that it poses to the SAIF. The FDIC was further directed to set semiannual assessments for insured depository institutions to maintain the reserve ratio of the SAIF at 1.25% of estimated insured deposits. The FDIC may designate a higher reserve ratio if it determines there is a significant risk of substantial future loss to the particular fund. Under the FDIC's risk-related insurance regulations, an institution is classified according to capital and supervisory factors. Institutions are assigned to one of three capital groups:
"well capitalized," "adequately capitalized" or "undercapitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups. There are nine combinations of groups and subgroups (or assessment risk classifications) to which varying assessment rates are applicable. The rates assessed for SAIF insured deposits range from $.23 per $100 of domestic deposits to $.31 per $100 of domestic deposits. Deposits insured by the Bank Insurance Fund such as the deposits of MGB are subject to significantly lower premium assessment. See "-- Recent Legislation."

         In addition to deposit insurance premiums, savings institutions also must bear a portion of the administrative costs of the OTS through an assessment based on the level of total assets of each insured institution and which differentiates between troubled and nontroubled savings institutions. During fiscal 1996, FLB paid $196,000 to the OTS for such assessments. Additionally, the OTS assesses fees for the processing of various applications.

Qualified Thrift Lender Test. Historically, the amount of advances which may be obtained by a member institution from the FHLB has been subject to the institution's compliance with a qualified thrift lender ("QTL") test. In order to comply with the QTL test, FLB must maintain 65% of its total "Portfolio Assets" in "Qualified Thrift Investments." This level must be maintained on a monthly average basis in nine out of every twelve months. A savings institution that does not meet the Qualified Thrift Lender test must either convert to a bank charter or comply with the restrictions imposed for noncompliance. For purposes of the QTL test, "Portfolio Assets" equal total assets minus (i) goodwill and other intangible assets, (ii) the value of property used by an institution in the conduct of its business and (iii) assets of the type used to meet liquidity requirements in an amount not exceeding 20% of the savings institution's total assets. "Qualified Thrift Investments" generally include
(i) loans made to purchase, refinance, construct, improve or repair domestic residential or manufactured housing, (ii) home equity loans, (iii) securities backed by or representing an interest in mortgages on domestic residential or manufactured housing, (iv) obligations issued by the federal deposit insurance agencies and (v) shares of FHLB stock owned by the savings institution. Qualified Thrift Investments also include certain other specified investments, subject to a percentage of Portfolio Assets limitation. FLB's Qualified Thrift Investments as of June 30, 1996 were $664 million, or 72% of its Portfolio Assets at that date. FLB expects to remain in compliance with the QTL test.

         Capital Requirements. Effective December 7, 1989, OTS capital regulations established capital standards applicable to all savings institutions, including a core capital requirement, a tangible capital requirement and a risk-based capital requirement. The OTS also has established pursuant to FDICIA five classifications for institutions based upon the capital requirements: well capitalized, adequately capitalized, under capitalized, significantly under capitalized and critically under capitalized. At June 30, 1996, FLB was "well capitalized." Failure to maintain that status could result in greater regulatory oversight or restrictions on FLB's activities.

         The OTS requires a savings institution to maintain "core capital" in an amount not less than 3% of the savings institution's total assets. "Core capital" includes, generally, common stockholders' equity, noncumulative perpetual preferred stock and related surplus, nonwithdrawable accounts and pledged deposits of mutual savings associations, and minority interests in fully-consolidated subsidiaries, less (i) investments in certain "non-includable" subsidiaries (as determined by regulation) and (ii) certain intangible assets (except for purchased mortgage servicing rights and purchased credit card relationships).

         The "tangible capital" requirement requires a savings institution to maintain tangible capital in an amount not less than 1.5% of its adjusted total assets. "Tangible capital" means core capital less any intangible assets (except for purchased mortgage servicing rights included in core capital).

         Most national banks will be required to maintain a level of core capital of at least 100 to 200 basis points above the 3% minimum level. Because OTS capital standards for savings institutions may not be less stringent than capital standards established for national banks, savings institutions will be required to maintain core capital levels at least as high as national banks. At June 30, 1996, FLB's core capital was $62 million or 6.26% of adjusted total assets.

         The OTS capital regulations require savings institutions to maintain a ratio of total capital to total risk-weighted assets of 8.0%. Total capital, for purposes of the risk-based capital requirement, equals the sum of core capital plus supplementary capital, which includes cumulative preferred stock, mandatory convertible securities, subordinated debt, and allowance for loan and lease losses of up to 1.25% of total risk-weighted assets. In determining total risk-weighted assets for purposes of the risk-based capital requirements, (i) each off-balance sheet item must be converted to an on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the item); (ii) the credit equivalent amount of each off-balance sheet item and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 100% (again depending on the nature of the item); and (iii) the resulting amounts are added together and constitute total risk-weighted assets. As of June 30, 1996, FLB's ratio of total capital to total risk-weighted assets was 11.24%.

         In addition, the OTS requires institutions with an "above-normal" degree of interest rate risk to maintain an additional amount of capital. The test of "above-normal" is determined by postulating a 200 basis point shift (increase or decrease) in interest rates and determining the effect on the market value of an institution's portfolio equity. If the decline is less than 2%, no addition to risk-based capital is required (i.e., an institution has only a normal degree of interest rate risk). If the decline is greater than 2%, the institution must add additional capital equal to one-half the difference between its measured interest rate risk and 2% multiplied by the market value of its assets. Management believes that FLB's interest rate risk is within the normal range.

         Capital Distributions. "Capital distributions" by OTS-regulated savings institutions also are regulated by the OTS. Capital distributions are defined to include, in part, dividends, stock repurchases and cash-out mergers. An association is categorized as either a "Tier 1," "Tier 2," or "Tier 3" association. A Tier 1 association is defined as an association that has, on a pro forma basis after the proposed distribution, capital equal to or greater than the OTS fully phased-in capital requirements. A Tier 2 association is an association that has, on a pro forma basis after the proposed distribution, capital equal to or in excess of its minimum capital requirement but does not meet the fully phased-in capital requirement. A Tier 3 association is defined as an association that has current capital less than its minimum capital requirement.

         FLB currently is in compliance with the regulatory capital requirements and therefore is a Tier 1 association. A "Tier 1" association is permitted to make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or
(ii) 75% of its net income over the most recent four-quarter period. Any distributions in excess of that amount require prior OTS notice, with the opportunity for the OTS to object to the distribution. In addition, a savings association must provide the OTS with a 30-day advance written notice of all proposed capital distributions, whether or not advance approval is required by OTS regulations. Currently, FLB periodically notifies the OTS of the gross amount of dividends it intends to pay to FLFC as the sole stockholder of the FLB. FLB's ability to pay dividends to FLFC is subject to the financial performance of FLB which is dependent upon, among other things, the local economy, the success of FLB's lending activities, compliance by FLB with applicable regulations, investment performance and the ability to generate fee income.

         Federal Reserve System Requirements. The Federal Reserve requires depository institutions to maintain noninterest-bearing reserves against their deposit transaction accounts, non-personal time deposits (transferrable or held by a person other than a natural person) with an original maturity of less than one and one-half years and certain money market deposit accounts. Federal Reserve regulations currently require financial institutions to maintain average daily reserves equal to 3% on the first $51.9 million of net transaction account, plus 10% on the remainder. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements imposed by the OTS. Members of the FHLB System also are authorized to borrow from the Federal Reserve "discount window" subject to restrictions imposed by Federal Reserve regulations. However, Federal Reserve policy generally requires that a savings institution exhaust its FHLB resources before borrowing from the Federal Reserve.

         Consumer Protection and Other Laws and Regulations. FLB is subject to various laws and regulations dealing generally with consumer protection matters including without limitation, the Equal Credit Opportunity Act and Regulation B, the Electronic Funds Transfer Act and Regulation E, the Truth in Lending Act and Regulation Z, the Truth in Savings Act and Regulation DD, the Expedited Funds Availability Act and Regulation CC, the Bank Secrecy Act and fair housing laws. FLB may be subject to potential liability under these laws and regulations for material violations.

         State Regulation. As a federally chartered savings institution, FLB generally is not subject to those provisions of Georgia law governing state chartered financial institutions or to the jurisdiction of the DBF. However, the DBF interprets the Georgia Bank Holding Company Act to require the prior approval of the DBF for any acquisition of control of any savings institution (whether chartered by state or federal authority) located in Georgia.

         The DBF also interprets the Georgia Bank Holding Company Act to include savings and loan holding companies as "bank holding companies," thus giving the DBF the authority to make examinations of FLFC and any subsidiaries and to require periodic and other reports. Existing DBF regulations do not restrict the business activities or investments of FLFC or FLB.

         State usury laws are applicable to federally insured institutions with regard to loans made within Georgia. Generally, Georgia law does not establish ceilings on interest rates although certain specialized types of lending in which FLB engages, such as making loans of $3,000 or less, are subject to interest rate limitations.

TAXATION

         Federal Taxation. FLFC files a consolidated federal income tax return, which has the effect of eliminating intercompany distributions, including dividends, in the computation of consolidated taxable income.

         Thrift institutions that meet certain definitional tests and other conditions prescribed by the Code are allowed to establish a bad debt reserve and to make annual additions to the reserve that may be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction is based upon either (i) actual loss experience, or
(ii) a percentage of taxable income before such deduction. Under the taxable income method, thrift institutions are permitted to deduct 8% of taxable income if used for annual additions to their bad debt reserves established for federal income tax purposes.

         For the years ended September 30, 1993, 1994 and 1995, FLB determined its bad debt reserve deduction based on the actual loss experience method.

         The bad debt reserve deduction is available only to the extent that total amounts accumulated in the bad debt reserve for qualifying real property loans do not exceed 6% of such loans at year-end. In addition, the deduction is further limited to the amount by which 12% of savings accounts exceeds the sum of retained earnings and reserves at the beginning of the year. The bad debt reserve deductions have not been limited by these restrictions during the three fiscal years ended September 30, 1993, 1994 and 1995.

         Earnings appropriated to bad debt reserves established for income tax purposes cannot be used for any purpose other than to absorb bad debt losses without recognition of taxable income. Dividends may be paid out of unappropriated retained earnings without the imposition of any tax to the extent that the amounts paid as dividends do not exceed earnings and profits as calculated for federal income tax purposes. FLFC has a taxable temporary difference relating to its bad debt reserves for which FLB has not provided a deferred tax liability. The temporary difference is the amount of the base year tax bad debt reserve (i.e., tax bad debt reserves that arose in tax years beginning before December 31, 1987). As of the year ended September 30, 1995, the cumulative amount of this temporary difference for which FLFC is not required to recognize a deferred tax liability is approximately $12 million. The amount of the unrecognized deferred tax liability related to this temporary difference is $4.1 million.

         FLFC's income tax returns are periodically examined by various taxing authorities. The Internal Revenue Service ("IRS") conducted an examination of FLFC's federal income tax returns for the years

1986 through 1989. Management has tentatively settled with the IRS and the expected settlement will not result in an adverse impact on the consolidated financial statements.

         State Taxation. FLFC's federal taxable income with certain adjustments is subject to the Georgia corporation income tax at a rate of 6%. The primary difference between taxable income for State and federal income tax purposes is interest income on United States Government obligations, which is not taxable for state income tax purposes.


                                    EXPERTS

         The consolidated statements of financial position of FLFC as of September 30, 1995 and 1994 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995, included in FLFC's Annual Report on Form 10-K for the year ended September 30, 1995 and incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding a change in accounting for investments in 1993, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.
With respect to the unaudited interim financial information for the periods ended December 31, 1995 and 1994, March 31, 1996 and 1995 and June 30, 1996 and 1995, incorporated by reference in this Proxy Statement/Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in FLFC's Quarterly Reports on Forms 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996, respectively, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Coopers & Lybrand L.L.P. within the meaning of Sections 7 and 11 of the Securities Act.

         The consolidated financial statements of MGB at December 31, 1995 and 1994 and for the three year period ended December 31, 1995 appearing herein have been audited by McNair, McLemore, Middlebrooks & Co., LLP, certified public accountants, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The legality of the shares of FLFC Stock being offered hereby is being passed upon for FLFC by Long, Aldridge & Norman, LLP, Atlanta, Georgia.
Coopers & Lybrand L.L.P. has opined as to certain federal income tax consequences of the Merger. See "The Merger - Certain Federal Income Tax Consequences."

                                 OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, MGB's Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of the Board of Directors.

                              MIDDLE GEORGIA BANK
                                 BYRON, GEORGIA


                           FINANCIAL STATEMENTS AS OF
                 JUNE 30, 1996, DECEMBER 31, 1995 AND 1994 AND
                       REPORT OF INDEPENDENT ACCOUNTANTS

                              MIDDLE GEORGIA BANK


                         INDEX TO FINANCIAL STATEMENTS



Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Statements of Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5

Statements of Changes in Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-8

Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-9

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-11

                  [MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
                         CERTIFIED PUBLIC ACCOUNTANTS
        A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION LETTERHEAD]

RALPH S. McLEMORE, SR., C.P.A. (1963-1977)                                                         389 MULBERRY STREET
SIDNEY B. McNAIR, C.P.A. (1954-1992)                                                               POST OFFICE BOX ONE
- ------------------------------------------                                                         MACON, GEORGIA 31202
SIDNEY E. MIDDLEBROOKS, C.P.A., P.C.                                                                  (912) 746-6277
RAY C. PEARSON, C.P.A.                                                                              FAX (912) 741-8353
J. RANDOLPH NICHOLS, C.P.A.
WILLIAM H. EPPS, JR., C.P.A.
RAYMOND A. PIPPIN, JR., C.P.A.                                                                    1117 MORNINGSIDE DRIVE
JERRY A. WOLFE, C.P.A.                                                                             POST OFFICE BOX 1287
W. E. BARFIELD, JR., C.P.A.                                                                          PERRY, GA 31069
HOWARD S. HOLLEMAN, C.P.A.                                                                            (912) 987-0947
F. GAY McMICHAEL, C.P.A.                                                                            FAX (912) 987-0526
KENNETH R. NEIL, C.P.A.
RICHARD A. WHITTEN, JR., C.P.A.
ELIZABETH WARE HARDIN, C.P.A.
CAROLINE E. GRIFFIN, C.P.A.
RONNIE K. GILBERT, C.P.A.

                                 March 25, 1996



                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Middle Georgia Bank

We have audited the accompanying balance sheets of MIDDLE GEORGIA BANK as of December 31, 1995 and 1994 and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MIDDLE GEORGIA BANK as of December 31, 1995 and 1994 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 3 and 8 to the financial statements, MIDDLE GEORGIA BANK changed its methods of accounting for investment securities in 1994 and income taxes in 1993.



                                   /s/ McNair, McLemore, Middlebrooks & Co., LLP
                                   ---------------------------------------------
                                       McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP
                                       Macon, Georgia

                             MIDDLE GEORGIA BANK
                               BALANCE SHEETS


                                    ASSETS



                                                         JUNE 30,                           DECEMBER 31,
                                                      --------------            -------------------------------------
                                                          1996                      1995                     1994
                                                      --------------            ------------              -----------
                                                       (Unaudited)
CASH AND BALANCES DUE FROM DEPOSITORY
  INSTITUTIONS (NOTE 2)                                $  3,515,765             $  3,924,758              $  4,000,260
                                                       ------------             ------------              ------------

FEDERAL FUNDS SOLD                                          810,000                2,510,000                 1,340,000
                                                       ------------             ------------              ------------

INTEREST-BEARING DEPOSITS WITH OTHER BANKS                6,589,000                4,572,000                 2,467,000
                                                       ------------             ------------              ------------

INVESTMENT SECURITIES (NOTE 3)                           32,141,876               35,122,134                28,736,807
                                                       ------------             ------------              ------------

LOANS (NOTE 4)                                           67,210,988               63,905,276                61,483,293
  Allowance for Loan Losses (Note 5)                     (2,306,110)              (1,818,109)               (1,370,633)
  Unearned Interest                                         (18,535)                 (21,437)                  (28,218)
                                                       ------------             ------------              ------------

                                                         64,886,343               62,065,730                60,084,442
                                                       ------------             ------------              ------------

ACCRUED INTEREST RECEIVABLE                               1,359,897                1,352,581                 1,075,022
                                                       ------------             ------------              ------------

BANK PREMISES AND EQUIPMENT (NOTE 7)                      1,328,427                1,404,628                 1,363,893
                                                       ------------             ------------              ------------
OTHER REAL ESTATE (NET OF ALLOWANCE OF $174,242 AS
OF JUNE 30, 1996, $179,057 IN 1995 AND $-0- IN 1994)
(NOTE 6)                                                    674,812                  390,401                   794,148
                                                       ------------             ------------              ------------


OTHER ASSETS                                              1,168,693                  740,192                   816,175
                                                       ------------             ------------              ------------


TOTAL ASSETS                                           $112,474,813             $112,082,424              $100,677,747
                                                       ============             ============              ============

The accompanying notes are an integral part of these balance sheets.

                              MIDDLE GEORGIA BANK
                                 BALANCE SHEETS


                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                           JUNE 30,                        DECEMBER 31,
                                                        --------------         ---------------------------------------
                                                             1996                  1995                       1994
                                                        --------------         ------------               ------------
                                                         (Unaudited)
DEPOSITS
  Demand                                                 $ 11,019,789          $  8,018,079               $  8,362,272
  Interest-Bearing Demand                                  27,005,330            25,515,997                 25,768,188
  Savings                                                  10,285,764             9,598,874                 16,152,971
  Time, $100,000 and Over                                   9,725,418            11,536,198                  7,006,835
  Other Time                                               42,606,714            45,964,999                 33,362,592
                                                         ------------          ------------               ------------

                                                          100,643,015           100,634,147                 90,652,858
                                                         ------------          ------------               ------------
BORROWED MONEY
  Demand Note to U.S. Treasury                                287,754                72,838                    130,984
  Obligation Under Capital Lease (Note 12)                  1,191,818             1,191,817                  1,191,817
                                                         ------------          ------------               ------------

                                                            1,479,572             1,264,655                  1,322,801
                                                         ------------          ------------               ------------

OTHER LIABILITIES                                             947,578               804,401                    925,679
                                                         ------------          ------------               ------------
COMMITMENTS AND CONTINGENCIES (NOTE 11)

STOCKHOLDERS' EQUITY
  Common Stock, Par Value $1 a Share; 200,000
    Shares Authorized, Issued and Outstanding                 200,000               200,000                    200,000
  Surplus                                                   5,800,000             3,800,000                  3,800,000
  Undivided Profits                                         3,760,627             5,305,335                  4,211,002
  Unrealized Gain (Loss) on Securities Available for
  Sale, Net of Tax of $53,555 and Tax Benefit of $223,881
  as of December 31, 1995 and 1994, Respectively             (355,979)               73,886                   (434,593)
                                                         ------------          ------------               ------------

                                                            9,404,648             9,379,221                  7,776,409
                                                         ------------          ------------               ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $112,474,813          $112,082,424               $100,677,747
                                                         ============          ============               ============

The accompanying notes are an integral part of these balance sheets.

                             MIDDLE GEORGIA BANK
                             STATEMENTS OF INCOME
                       FOR THE YEARS ENDED DECEMBER 31

                                                                         1995               1994                1993
                                                                      ----------         ----------          ----------
 INTEREST INCOME
   Interest and Fees on Loans                                         $6,642,488         $5,376,425          $4,954,547
   Interest on Federal Funds Sold                                        265,028            170,642             157,231
   Interest and Dividends on Investment Securities
     Taxable                                                           1,601,262          1,072,121             782,486
     Nontaxable                                                          313,647            283,375             160,649
     Dividends                                                            32,207              7,530               2,954
   Other Interest Income                                                 217,327             84,982              70,080
                                                                      ----------         ----------          ----------

                                                                       9,071,959          6,995,075           6,127,947
                                                                      ----------         ----------          ----------
 INTEREST EXPENSE
   Interest on Deposits                                                5,034,104          3,695,953           3,302,010
   Interest on Short-Term Borrowings                                      12,396              5,520               6,782
   Interest on Long-Term Debt                                            143,018            143,018             143,018
                                                                      ----------         ----------          ----------

                                                                       5,189,518          3,844,491           3,451,810
                                                                      ----------         ----------          ----------

 NET INTEREST INCOME                                                   3,882,441          3,150,584           2,676,137

   Provision for Loan Losses (Note 5)                                    924,500            687,000             585,500
                                                                      ----------         ----------          ----------

 NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   2,957,941          2,463,584           2,090,637
                                                                      ----------         ----------          ----------
 OTHER INCOME
   Service Charges on Deposits                                           441,197            393,603             374,920
   Other Service Charges, Commissions and Fees                           598,553            830,315             646,004
   Securities Gains (Losses)                                             (63,963)           (57,861)            107,580
   Other                                                                  32,868             22,629               6,153
                                                                      ----------         ----------          ----------

                                                                       1,008,655          1,188,686           1,134,657
                                                                      ----------         ----------          ----------
 OTHER EXPENSES
   Salaries and Employee Benefits                                      1,164,289          1,053,757           1,040,998
   Occupancy and Equipment                                               333,555            315,325             331,853
   Advertising                                                            35,969             33,442              34,960
   Professional Fees                                                      55,904             75,807              53,849
   FDIC Assessment                                                       105,047            193,425             182,335
   OREO Unrealized Loss Expense                                          179,057              -                 133,111
   Other                                                                 430,381            441,501             346,714
                                                                      ----------         ----------          ----------

                                                                       2,304,202          2,113,257           2,123,820
                                                                      ----------         ----------          ----------
 INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
   OF ACCOUNTING CHANGE                                                1,662,394          1,539,013           1,101,474

 INCOME TAXES (NOTE 8)                                                   388,061            388,435             278,650
                                                                      ----------         ----------          ----------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   1,274,333          1,150,578             822,824

 CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
   INCOME TAXES (NOTE 8)                                                    -                  -                154,095
                                                                      ----------         ----------          ----------

 NET INCOME                                                           $1,274,333         $1,150,578          $  976,919
                                                                      ==========         ==========          ==========

 EARNINGS PER SHARE                                                   $     6.37         $     5.75          $     4.88
                                                                      ==========         ==========          ==========
 WEIGHTED AVERAGE SHARES OUTSTANDING                                     200,000            200,000             200,000
                                                                      ==========         ==========          ==========

The accompanying notes are an integral part of these statements.

                             MIDDLE GEORGIA BANK
                             STATEMENTS OF INCOME
                       FOR THE SIX MONTHS ENDED JUNE 30
                                 (UNAUDITED)

                                                                                     1996                  1995
                                                                                  ----------            ----------
 INTEREST INCOME
   Interest and Fees on Loans                                                     $3,465,494            $3,234,667
   Interest on Federal Funds Sold                                                     75,732               140,109
   Interest and Dividends on Investment Securities
     Taxable                                                                         877,838               730,307
     Nontaxable                                                                      140,998               159,280
     Dividends                                                                        19,420                32,207
   Other Interest Income                                                             176,729                85,742
                                                                                  ----------            ----------

                                                                                   4,756,211             4,382,312
                                                                                  ----------            ----------
 INTEREST EXPENSE
   Interest on Deposits                                                            2,605,360             2,339,795
   Interest on Short-Term Borrowings                                                   4,383                 3,902
   Interest on Long-Term Debt                                                         71,711                71,313
                                                                                  ----------            ----------

                                                                                   2,681,454             2,415,010
                                                                                  ----------            ----------

 NET INTEREST INCOME                                                               2,074,757             1,967,302

   Provision for Loan Losses (Note 5)                                                706,920               350,000
                                                                                  ----------            ----------

 NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                               1,367,837             1,617,302
                                                                                  ----------            ----------
 OTHER INCOME
   Service Charges on Deposits                                                       223,891               227,641
   Other Service Charges, Commissions and Fees                                       293,738               274,222
   Securities Gains (Losses)                                                              22               (30,531)
   Other                                                                              23,514                16,006
                                                                                  ----------            ----------

                                                                                     541,165               487,338
                                                                                  ----------            ----------
 OTHER EXPENSES
    Salaries and Employee Benefits                                                   588,755               567,214
    Occupancy and Equipment                                                          172,251               153,873
    Advertising                                                                       15,653                11,508
    Professional Fees                                                                 21,739                21,313
    FDIC Assessment                                                                    1,000               109,387
    OREO Unrealized Loss Expense                                                           -                54,971
    Other                                                                            286,233               221,558
                                                                                  ----------            ----------

                                                                                   1,085,631             1,139,824
                                                                                  ----------            ----------

 INCOME BEFORE INCOME TAXES                                                          823,371               964,816

 INCOME TAXES                                                                        368,079               233,105
                                                                                  ----------            ----------

 NET INCOME                                                                       $  455,292            $  731,711
                                                                                  ==========            ==========

 EARNINGS PER SHARE                                                               $     2.28            $     3.66
                                                                                  ==========            ==========
 WEIGHTED AVERAGE SHARES OUTSTANDING                                                 200,000               200,000
                                                                                  ==========            ==========

The accompanying notes are an integral part of these statements.

                              MIDDLE GEORGIA BANK
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                     AND FOR THE PERIOD ENDED JUNE 30, 1996



                                                                                           UNREALIZED
                                                                                           GAIN (LOSS)
                                       COMMON                           UNDIVIDED         ON INVESTMENT
                                        STOCK          SURPLUS           PROFITS           SECURITIES            TOTAL
                                       --------      ----------         ----------        -------------        ----------
 BALANCE, DECEMBER 31, 1992            $200,000       $3,800,000        $2,383,505         $ (19,171)          $6,364,334

   Net Income                                                              976,919                                976,919
   Cash Dividends                                                         (140,000)                              (140,000)
   Unrealized Loss on Investment
     Securities                                                                               (2,973)              (2,973)
                                       --------       ----------        ----------         ---------           ----------

 BALANCE, DECEMBER 31, 1993             200,000        3,800,000         3,220,424           (22,144)           7,198,280

   Cumulative Effect of Accounting
     Change for Investment Securities
     On Years Prior to 1994                                                                  (10,644)             (10,644)
   Net Income                                                            1,150,578                              1,150,578
   Cash Dividends                                                         (160,000)                              (160,000)
   Unrealized Loss on Securities
     Available for Sale, Net of
     Tax Benefit                                                                            (401,805)            (401,805)
                                       --------       ----------        ----------         ---------           ----------

 BALANCE, DECEMBER 31, 1994             200,000        3,800,000         4,211,002          (434,593)           7,776,409

   Net Income                                                            1,274,333                              1,274,333
   Cash Dividends                                                         (180,000)                              (180,000)
   Unrealized Gain on Securities
     Available for Sale, Net of Tax                                                          508,479              508,479
                                       --------       ----------        ----------         ---------           ----------

 BALANCE, DECEMBER 31, 1995             200,000        3,800,000         5,305,335            73,886            9,379,221

   Net Income                                                              455,292                                455,292
   Unrealized Gain on Securities
     Available for Sale, Net of Tax                                                         (429,865)            (429,865)
   Transfer to Surplus                                 2,000,000        (2,000,000)                                   -0-
                                       --------       ----------        ----------         ---------           ----------

 BALANCE, JUNE 30, 1996 (Unaudited)    $200,000       $5,800,000        $3,760,627         $(355,979)          $9,404,648
                                       ========       ==========        ==========         =========           ==========

The accompanying notes are an integral part of these statements.

                              MIDDLE GEORGIA BANK
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                    1995                 1994                  1993
                                                                 ------------        ------------          ------------
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                    $  1,274,333        $   1,150,578         $    976,919
   Adjustments to Reconcile Net Income to Net Cash
     Provided from Operating Activities
       Depreciation                                                   119,340              115,646              122,615
       Amortization and Accretion                                     (70,404)             (55,066)              14,278
       Provision for Loan Losses                                      924,500              687,000              585,500
       Deferred Taxes                                                (217,643)             (53,525)              66,304
       Securities Losses (Gains)                                       63,963               57,861             (107,580)
       Loss (Gain) on Sale of Premises and Equipment                   (1,063)              (2,288)                 291
       (Gain) Loss on Sale of Other Real Estate                         4,861                  738              (19,258)
       Unrealized Loss on Other Real Estate                           179,057                                   133,111
       Change In
         Interest Receivable                                         (277,558)            (239,524)             (94,007)
         Interest Payable on Deposits                                 155,528               87,260               22,431
         Other                                                       (260,617)             242,779             (128,999)
                                                                 ------------        -------------         ------------

                                                                    1,894,297            1,991,459            1,571,605
                                                                 ------------        -------------         ------------
 CASH FLOWS FROM INVESTING ACTIVITIES
   Interest-Bearing Deposits in Other Banks                        (2,105,000)          (1,881,000)             491,000
   Purchases of Securities Available for Sale                     (23,370,041)         (11,461,010)         (10,171,623)
   Proceeds from Sales and Maturities of Securities
     Available for Sale                                            14,351,526            7,662,280            2,010,453
   Purchases of Securities Held to Maturity                          (750,275)          (5,611,680)                 -
   Proceeds from Sales and Maturities of Securities
     Held to Maturity                                               4,175,819              318,403                  -
   Loans, Net                                                      (3,244,392)          (4,938,463)          (4,603,908)
   Purchase of Bank Premises and Equipment                           (166,512)             (44,848)             (63,310)
   Proceeds from Sale of Other Real Estate                            558,433              378,925              618,263
   Proceeds from Sale of Bank Equipment                                 7,500               11,000                  350
                                                                 ------------        -------------         ------------

                                                                  (10,542,942)         (15,566,393)         (11,718,775)
                                                                 ------------        -------------         ------------
 CASH FLOWS FROM FINANCING ACTIVITIES
   Demand, Interest-Bearing Demand and Savings Accounts            (7,150,481)           8,448,074            6,494,635
   Time Deposits                                                   17,131,770            2,936,839            4,281,418
   Dividends Paid                                                    (180,000)            (160,000)            (140,000)
   Demand Note to U.S. Treasury                                       (58,146)              65,859             (380,309)
                                                                 ------------        -------------         ------------

                                                                    9,743,143           11,290,772           10,255,744
                                                                 ------------        -------------         ------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               1,094,498           (2,284,162)             108,574

 CASH AND CASH EQUIVALENTS, BEGINNING                               5,340,260            7,624,422            7,515,848
                                                                 ------------        -------------         ------------

 CASH AND CASH EQUIVALENTS, ENDING                               $  6,434,758        $   5,340,260         $  7,624,422
                                                                 ============        =============         ============
 NONCASH INVESTING TRANSACTIONS
   Other Real Estate Acquired through Loan Foreclosure           $    338,604        $     858,066         $    385,364
                                                                 ============        =============         ============

   Unrealized Gain (Loss) on Securities Available for Sale       $    785,915        $    (636,330)        $       -
                                                                 ============        =============         ============
   Transfer of Securities from Held to Maturity to
     Available for Sale                                          $  6,588,377        $        -            $       -
                                                                 ============        =============         ============

The accompanying notes are an integral part of these statements.

                              MIDDLE GEORGIA BANK
                            STATEMENTS OF CASH FLOWS
                        FOR THE SIX MONTHS ENDED JUNE 30
                                  (Unaudited)

                                                                                    1996                    1995
                                                                                 ---------               ----------
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                                  $   455,292           $     731,711
   Adjustments to Reconcile Net Income to Net Cash
     Provided from Operating Activities
       Depreciation                                                                 65,636                  56,758
       Amortization and Accretion                                                  (11,046)                (68,229)
       Provision for Loan Losses                                                   706,920                 350,000
       Deferred Taxes                                                               29,335                       -
       Securities Losses (Gains)                                                       (22)                 30,531
       (Gain) Loss on Sale of Other Real Estate                                      4,294                   4,268
       Unrealized Loss on Other Real Estate                                              -                  54,971
       Change In
         Interest Receivable                                                        (7,316)               (218,469)
         Interest Payable on Deposits                                              (55,410)                153,487
         Other                                                                     (45,208)               (710,853)
                                                                               -----------           -------------

                                                                                 1,142,475                 384,175
                                                                               -----------           -------------
 CASH FLOWS FROM INVESTING ACTIVITIES
   Interest-Bearing Deposits in Other Banks                                     (2,017,000)             (1,222,000)
   Purchases of Securities Available for Sale                                   (4,165,528)            (11,656,871)
   Proceeds from Sales and Maturities of Securities
     Available for Sale                                                          6,512,948               4,726,656
   Purchases of Securities Held to Maturity                                              -                (750,275)
   Proceeds from Sales and Maturities of Securities
     Held to Maturity                                                                    -               3,300,005
   Loans, Net                                                                   (4,023,517)             (3,258,206)
   Purchase of Bank Premises and Equipment                                         (11,884)                (14,409)
   Proceeds from Sale of Other Real Estate                                         207,279                 501,749
   Proceeds from Sale of Bank Equipment                                             22,449                       -
                                                                               -----------           -------------

                                                                                (3,475,253)             (8,373,351)
                                                                               -----------           -------------
 CASH FLOWS FROM FINANCING ACTIVITIES
   Demand, Interest-Bearing Demand and Savings Accounts                          5,177,933              (7,526,545)
   Time Deposits                                                                (5,169,065)             15,611,403
   Dividends Paid                                                                        -                 (60,000)
   Demand Note to U.S. Treasury                                                    214,917                 410,474
                                                                               -----------           -------------

                                                                                   223,785               8,435,332
                                                                               -----------           -------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (2,108,993)                446,156

 CASH AND CASH EQUIVALENTS, BEGINNING                                          $ 6,434,758           $   5,142,735
                                                                               -----------           -------------

 CASH AND CASH EQUIVALENTS, ENDING                                             $ 4,325,765           $   5,588,891
                                                                               ===========           =============
 NONCASH INVESTING TRANSACTIONS
   Other Real Estate Acquired through Loan Foreclosure                         $   495,984           $     164,094
                                                                               ===========           =============

   Unrealized Gain (Loss) on Securities Available for Sale                     $   643,906           $     656,089
                                                                               ===========           =============

The accompanying notes are an integral part of these statements.

                              MIDDLE GEORGIA BANK

                         NOTES TO FINANCIAL STATEMENTS

         (Notes relating to the quarterly financial data are unaudited)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Middle Georgia Bank (the Bank) is a state-chartered commercial bank located in Byron, Georgia. The accounting and reporting policies of Middle Georgia Bank conform to generally accepted accounting principles and practices utilized in the commercial banking industry. The following is a description of the more significant of those policies.

BASIS OF PRESENTATION

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

INVESTMENT SECURITIES

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards No. 115 whereby the Bank must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1995 and 1994. Realized and unrealized gains and losses are determined using the specific identification method.

LOANS

Loans are generally reported at principal amount less unearned interest and fees. On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis. No loans were classified as impaired loans as of December 31, 1995 and for the year then ended.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Middle Georgia Bank's loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout middle Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the middle Georgia area.

ALLOWANCE FOR LOAN LOSSES

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

When impaired loans exist, an allowance for impaired loan losses is maintained. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

            DESCRIPTION                                    LIFE IN YEARS                                 METHOD
- ----------------------------------                         -------------                              --------------
 Banking Premises                                               3-45                                  Straight-Line


 Furniture and Equipment                                        3-12                                  Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled.

CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, certificates of deposit and loans are reported net.

Cash payments for interest expense in 1995, 1994 and 1993 totaled $5,033,989, $3,792,463 and $3,642,834, respectively. Cash payments for income taxes were $812,024 in 1995, $186,306 in 1994 and $157,500 in 1993.

OTHER REAL ESTATE

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value less costs of disposal at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

Other real estate as of December 31, 1995 has been reduced by an allowance totaling $179,057. A corresponding provision has reduced 1995 net income by the same amount.

(2)  CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

                                                               JUNE 30,                         DECEMBER 31,
                                                             ------------              --------------------------------
                                                                1996                      1995                 1994
                                                             ------------              ----------            ----------
 Cash on Hand and Cash Items                                  1,529,868                $1,123,699            $1,622,683
 Noninterest-Bearing Deposits with Other Banks                1,985,897                 2,801,059             2,377,577
                                                             ----------                ----------            ----------

                                                             $3,515,765                $3,924,758            $4,000,260
                                                             ==========                ==========            ==========

As of December 31, 1995, the Bank had required deposits with the Federal Reserve of $235,000.

(3)  INVESTMENT SECURITIES

Investment securities as of December 31, 1995 are summarized as follows:

                                                                    GROSS               GROSS
                                             AMORTIZED           UNREALIZED           UNREALIZED              FAIR
                                               COST                 GAINS               LOSSES                VALUE
                                            -------------        ----------            ----------          ------------
 SECURITIES AVAILABLE FOR SALE
   Equity                                   $    442,006                               $  (30,074)         $    411,932
   U.S. Treasury                                 982,288         $    8,650                                     990,938
   U.S. Government Agencies                   16,757,128             92,104               (27,354)           16,821,878
   Mortgaged-Backed                           10,080,255            124,035              (106,021)           10,098,269
   State, County and Municipal                 6,733,016             91,594               (25,493)            6,799,117
                                            ------------         ----------            ----------          ------------

                                            $ 34,994,693         $  316,383            $ (188,942)         $ 35,122,134
                                            ============         ==========            ==========          ============


Investment securities as of June 30, 1996 are summarized as follows:

                                                                    GROSS               GROSS
                                             AMORTIZED           UNREALIZED           UNREALIZED              FAIR
                                               COST                 GAINS               LOSSES                VALUE
                                            ------------         ----------           -----------          ------------
 SECURITIES AVAILABLE FOR SALE
   Equity                                   $    442,006                                $ (44,446)         $    397,560
   U.S. Treasury                               2,096,467          $   2,607                (3,168)            2,095,906
   U.S. Government Agencies                   13,986,525              2,858              (365,124)           13,624,259
   Mortgaged-Backed                            9,612,003             77,634              (151,686)            9,537,951
   State, County and Municipal                 6,521,340             45,434               (80,574)            6,486,200
                                            ------------          ---------             ---------          ------------

                                            $ 32,658,341          $ 128,533             $(644,998)         $ 32,141,876
                                            ============          =========             =========          ============

The amortized cost and fair value of investment securities as of December 31, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            AVAILABLE FOR SALE
                                                                                   ------------------------------------
                                                                                    AMORTIZED                   FAIR
                                                                                       COST                    VALUE
                                                                                   ------------             -----------
 Due in One Year or Less                                                            $ 2,232,278             $ 2,244,774
 Due After One Year Through Five Years                                               14,872,733              14,913,246
 Due After Five Years Through Ten Years                                               6,817,053               6,893,211
 Due After Ten Years                                                                    550,368                 560,702
                                                                                    -----------             -----------
                                                                                     24,472,432              24,611,933
 Mortgage-Backed                                                                     10,080,255              10,098,269
 Equity                                                                                 442,006                 411,932
                                                                                    -----------             -----------

                                                                                    $34,994,693             $35,122,134
                                                                                    ===========             ===========


The amortized cost and fair value of investment securities as of June 30, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                          AVAILABLE FOR SALE
                                                                                   ------------------------------------
                                                                                    AMORTIZED                  FAIR
                                                                                       COST                    VALUE
                                                                                   ------------             -----------
 Due in One Year or Less                                                           $  4,837,360             $ 4,838,713
 Due After One Year Through Five Years                                               11,013,894              10,843,420
 Due After Five Years Through Ten Years                                               6,205,463               5,989,916
 Due After Ten Years                                                                    547,615                 534,316
                                                                                   ------------             -----------
                                                                                     22,604,332              22,206,365
 Mortgage-Backed                                                                      9,612,003               9,537,951
 Equity                                                                                 442,006                 397,560
                                                                                   ------------             -----------

                                                                                   $ 32,658,341             $32,141,876
                                                                                   ============             ===========

Investment securities as of December 31, 1994 are summarized as follows:

                                                                    GROSS               GROSS
                                             AMORTIZED           UNREALIZED           UNREALIZED              FAIR
                                               COST                 GAINS               LOSSES                VALUE
                                            ------------         -----------          -----------          ------------
 SECURITIES AVAILABLE FOR SALE
   Equity                                    $   442,006           $ 90,353            $  (58,818)         $    473,541
   U.S. Treasury                                 965,413                                  (17,960)              947,453
   U.S. Government Agencies                   11,320,685                                 (498,669)           10,822,016
   Mortgaged-Backed                            6,223,814             12,106              (170,339)            6,065,581
   State, County and Municipal                   470,000              4,616               (19,763)              454,853
                                             -----------           --------            ----------          ------------

                                             $19,421,918           $107,075            $ (765,549)         $ 18,763,444
                                             ===========           ========            ==========          ============

 SECURITIES HELD TO MATURITY
   U.S. Treasury                             $   399,832                               $   (8,837)         $    390,995
   U.S. Government Agencies                    2,793,761                                  (22,707)            2,771,054
   Mortgaged-Backed                               16,584                                      (10)               16,574
   State, County and Municipal                 6,763,186           $ 19,227              (287,662)            6,494,751
                                             -----------           --------            ----------          ------------

                                             $ 9,973,363           $ 19,227            $ (319,216)         $  9,673,374
                                             ===========           ========            ==========          ============


As of December 31, 1993, marketable equity securities were carried at the lower of cost or market. The unrealized loss totaling $22,144 was recorded as a component of stockholders' equity.

Gross realized gains and gross realized losses on sales of securities for the years ended December 31 were:

                                                                          1995               1994                 1993
                                                                       ---------           --------            ---------
 GROSS REALIZED GAINS
   U.S. Treasury                                                                           $ 17,745            $111,252
   U.S. Government Agencies                                            $  26,920
   State, County and Municipal                                            33,543
                                                                       ---------           --------            --------

                                                                       $  60,463           $ 17,745            $111,252
                                                                       =========           ========            ========
 GROSS REALIZED LOSSES
   U.S. Treasury                                                                           $ 51,933
   U.S. Government Agencies                                            $ 124,426             23,673            $  3,672
                                                                       ---------           --------            --------

                                                                       $ 124,426           $ 75,606            $  3,672
                                                                       =========           ========            ========


Investment securities having a carrying value approximating $17,481,100 and $12,720,000 were pledged to secure public and trust deposits and for other purposes required or permitted by law for the years ended December 31, 1995 and 1994, respectively.

(4)  LOANS

Loans by type as of December 31, 1995, 1994 and June 30, 1996 are:

                                                                                                DECEMBER 31,
                                                               JUNE 30,             -----------------------------------
                                                                1996                   1995                    1994
                                                              -----------           -----------             -----------
 Commercial, Financial and Agricultural                       $21,882,881           $12,820,479             $14,667,936
 Real Estate - Construction                                     5,028,567             5,443,766               6,034,687
 Real Estate - Mortgage                                        27,996,368            34,238,008              32,693,005
 Installment Loans to Individuals                              12,303,172            11,403,023               8,031,346
  Lease Financing                                                       -                 -                      56,319
                                                              -----------           -----------             -----------

                                                              $67,210,988           $63,905,276             $61,483,293
                                                              ===========           ===========             ===========


Nonaccrual loans are delinquent loans for which accruals of interest have been discontinued for reasons related to the debtors' financial difficulties. As of December 31, 1995 and 1994, nonaccrual loans totaled $975,729 and $985,212, respectively. The reduction in interest income for the years ended December 31, 1995, 1994 and 1993, resulting from nonaccrual loans, approximated $147,982, $104,900 and $124,900, respectively.


(5)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses for the years ended December 31 and for the six months ended June 30, 1996 are summarized as follows:

                                                                                         DECEMBER 31,
                                                    JUNE 30,        ---------------------------------------------------
                                                      1996              1995                1994                1993
                                                   ----------       ------------         ----------          ----------
 BALANCE BEGINNING                                 $1,818,109         $1,370,633         $1,106,938          $1,086,054
   Provision Charged to Operating Expenses            706,920            924,500            687,000             585,500
   Loan Losses                                       (269,254)          (545,294)          (485,928)           (619,470)
   Recoveries                                          50,335             68,270             62,623              54,854
                                                   ----------         ----------         ----------          ----------

 BALANCE ENDING                                    $2,306,110         $1,818,109         $1,370,633          $1,106,938
                                                   ==========         ==========         ==========          ==========


(6)  ALLOWANCE FOR OTHER REAL ESTATE OWNED LOSSES

Transactions in the allowance for other real estate owned losses for the years ended December 31 are summarized as follows:

                                                               1995                    1994                     1993
                                                          --------------          --------------            -------------
 BALANCE, JANUARY 1                                       $       -               $     133,111             $     -
   Provision Charged to Operating Expenses                      179,057                   -                       133,111
   Other Real Estate Losses                                       -                    (133,111)                  -
                                                          -------------           -------------             -------------

 BALANCE, DECEMBER 31                                     $    $179,057           $       -                 $     133,111
                                                          =============           =============             =============

(7)  BANK PREMISES AND EQUIPMENT

The detail of Bank premises and equipment for the periods ended December 31, 1995 and 1994 and June 30, 1996 is as follows:

                                                                JUNE 30,                       DECEMBER 31,
                                                            ---------------        --------------------------------------
                                                                 1996                   1995                     1994
                                                            ---------------        -------------             ------------
 Land                                                         $  503,854             $  526,303              $  526,303
 Buildings                                                     1,024,080              1,019,653                 927,414
 Furniture, Fixtures and Equipment                               610,218                606,733                 554,534
                                                              ----------             ----------              ----------
                                                               2,138,152              2,152,689               2,008,251
 Accumulated Depreciation                                       (809,725)              (748,061)               (644,358)
                                                              ----------             ----------              ----------

                                                              $1,328,427             $1,404,628              $1,363,893
                                                              ==========             ==========              ==========


(8)  INCOME TAXES

Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The adoption of Statement 109 had the effect of increasing 1993 net income by $154,095, the cumulative effect of the accounting change on years prior to January 1, 1993.

The components of income tax expense for the years ended December 31 are:


                                                  1995          1994          1993
                                               ---------     ---------     ---------
FEDERAL INCOME TAX
  Current                                      $ 572,243     $ 440,498     $ 212,346
  Deferred                                      (194,732)      (53,525)       66,304
                                               ---------     ---------     ---------

                                                 377,511       386,973       278,650
                                               ---------     ---------     ---------


STATE INCOME TAX
  Current                                         33,461         1,462
  Deferred                                       (22,911)
                                               ---------     ---------     ---------

                                                  10,550         1,462
                                               ---------     ---------     ---------

                                               $ 388,061     $ 388,435     $ 278,650
                                               =========     =========     =========

Federal income tax expense of $377,511 in 1995, $386,973 in 1994 and $278,650 in 1993 is less than the tax expense computed by applying the federal statutory tax rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                                                     1995                  1994                  1993
                                                                   ----------           ----------            ----------
 FEDERAL STATUTORY INCOME TAXES                                    $ 565,214             $ 523,264            $ 374,501
 Increase (Reductions) Resulting from
   Tax-Exempt Interest Income                                       (172,347)             (162,973)            (123,798)
   Interest Expense Disallowed                                        23,392                19,266               11,754
   State Tax Deduction                                               (11,377)
   Other                                                             (27,371)                7,416               16,193
                                                                   ---------             ---------            ---------

 ACTUAL FEDERAL INCOME TAXES                                       $ 377,511             $ 386,973            $ 278,650
                                                                   =========             =========            =========

The components of the net deferred tax assets included in other assets in the accompanying balance sheets as of December 31 are as follows:

                                                                                             1995                1994
                                                                                          ----------          ---------
 DEFERRED TAX ASSETS
   Reserve for Loan Losses                                                                 $464,818            $317,012
 Allowance on Other Real Estate                                                              68,042
                                                                                           --------            --------

                                                                                            532,860             317,012
 DEFERRED TAX LIABILITY
   Depreciation and Disposal of Premises and Equipment                                       (8,150)             (9,945)
                                                                                           --------            --------

                                                                                            524,710             307,067

 DEFERRED TAX (LIABILITY) ASSET ON AVAILABLE FOR SALE SECURITIES                            (53,555)            223,881
                                                                                           --------            --------

 NET DEFERRED TAX ASSETS                                                                   $471,155            $530,948
                                                                                           ========            ========


(9)  PROFIT SHARING PLAN

The Bank has a profit sharing plan that covers substantially all employees. Contributions to the plan are made at the discretion of the board of directors. Contributions charged to operations were $124,241, $111,624 and $108,874 for the years ended December 31, 1995, 1994 and 1993, respectively.

(10)  RELATED PARTY TRANSACTIONS

The Bank has direct and indirect loans outstanding to certain officers, directors and related interests which approximated $852,000 and $525,000 as of December 31, 1995 and 1994, respectively. All related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and involve no more than the normal risk of collectibility.


The following is an analysis of such loans to related parties for the year ending December 31, 1995:

                     DECEMBER 31, 1994, BALANCE                                           $ 524,664

                       New Loans                                                            569,731
                       Repayments                                                          (242,005)
                                                                                          ---------

                     DECEMBER 31, 1995, BALANCE                                           $ 852,390
                                                                                          =========

(11)  COMMITMENTS AND CONTINGENCIES

The Bank is contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. Maximum exposure to credit risk for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit as of December 31 is as follows:

                                                                                          1995                  1994
                                                                                       ----------            ----------
 Commitments to Extend Credit                                                          $4,617,000            $4,715,000


 Standby Letters of Credit                                                             $  572,600            $  674,300

The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to the Bank's credit policies. Collateral is obtained based on management's assessment of the customer.

In the ordinary course of business, Middle Georgia Bank is subject to laws and regulations related to the lending function. Failure to appropriately and completely comply with such laws and regulations could have an adverse impact on the financial position and results of operations of the Bank. In the opinion of management, noncompliance with bank lending regulations will not materially affect the financial position or operating results of the Bank.

(12) CAPITAL LEASES

The Bank leases land and buildings at the Byron and Fort Valley locations under capital leases with the Downtown Development Authorities of Byron and Fort Valley. Lease terms are for 15-year periods at 12 percent interest with interest payments due monthly. The Fort Valley lease expires September 1, 1997 and the Byron lease expires April 1, 1998. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the assets. The assets are depreciated over their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 1995, 1994 and 1993.

A summary of depreciable property held under capital leases for the years ended December 31 follows:

                                                                                          1995                  1994
                                                                                       ----------            ----------
 Buildings                                                                             $  673,707            $  673,707

 Building Equipment                                                                       469,331               469,331
                                                                                       ----------            ----------

                                                                                        1,143,038             1,143,038

 Accumulated Depreciation                                                                (574,863)             (504,362)
                                                                                       ----------            ----------

                                                                                       $  568,175            $  638,676
                                                                                       ==========            ==========

Future minimum lease payments under capital leases as of December 31 are:

 YEAR                                                             AMOUNT
 1996                                                           $  143,018

 1997                                                              789,322

 1998                                                              534,142
                                                                ----------

 Total Minimum Lease Payments                                    1,466,482

 Amount Representing Interest                                     (274,665)
                                                                ----------
 Present Value of Minimum Lease Payments                        $1,191,817
                                                                ==========


Interest rates on capitalized leases are 12 percent and are imputed based on the total principal amount of the lease.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Bank's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks, interest-bearing deposits with other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES - Fair values for investment securities are based on quoted market prices.

LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

BORROWINGS - The fair value of capital leases is assumed to be the carrying value since the leases are offset by assets with identical characteristics. The carrying value of short-term borrowings, subject to frequent repricing, approximates fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

LIMITATIONS - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


The carrying amount and estimated fair values of the Bank's financial instruments as of December 31, 1995 are as follows:


                                              CARRYING      ESTIMATED
                                              AMOUNT        FAIR VALUE
                                              --------      ----------
                                                   (in thousands)
ASSETS
  Cash and Short-Term Investments             $11,007       $11,007
  Investment Securities Available for Sale     35,122        35,122
  Loans                                        63,905        63,829

LIABILITIES
  Deposits                                    100,634       101,965
  Demand Note to U.S. Treasury                     73            73
  Obligation Under Capital Lease                1,192         1,192

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby Letters of Credit                       573           573
  Commitments to Extend Credit                  4,617         4,617


(14) STOCKHOLDERS' EQUITY

Dividends payable to stockholders by the Bank are limited by various banking regulatory agencies. The amount of cash dividends available for payment in 1996, without prior approval from the banking regulatory agencies, approximates $637,000. Upon approval by regulatory authorities, banks may pay cash dividends to stockholders in excess of regulatory limitations.

The bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulations. As of December 31, 1995, the bank is required to have minimum Tier 1 and Total Capital ratios of 4 percent and 8 percent, respectively, and a leverage ratio (Tier 1 Capital to total assets) of at least 3 percent. The bank's actual ratios as of December 31, 1995 are follows:

                                                                                                ACTUAL           MINIMUM
                                                                                                -------          --------
Tier 1 Capital Ratio                                                                            13.64%            4.00%

Total Capital Ratio                                                                             14.90%            8.00%

Leverage Ratio                                                                                   8.72%            3.00%

(15) RECLASSIFICATIONS

Certain reclassifications have been made within the 1994 and 1993 financial statements to conform to the 1995 presentation.

(16) SUBSEQUENT EVENT

On January 18, 1996, the Bank signed a letter of intent with First Liberty Financial Corporation (FLFC) to exchange all of its outstanding common stock for shares of FLFC Stock. The proposed merger is subject to the approval of various regulatory authorities and pending the results of the due diligence reviews performed by each company.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER is made and entered into and is effective as of the 11th day of June 1996 (the "Agreement"), by and among First Liberty Financial Corp., a Georgia corporation ("FLFC"), First Liberty Bank, a federally chartered savings bank organized under the laws of the United States ("FLB"), and Middle Georgia Bank, a state chartered commercial bank organized under the laws of the State of Georgia ("MGB").


                                  WITNESSETH:

         WHEREAS, the parties by Letter of Intent dated January 17, 1996, as amended (the "Letter of Intent"), expressed their mutual intent to enter into this Agreement and the transaction contemplated hereby; and

         WHEREAS, the parties have completed the due diligence review contemplated by the Letter of Intent and have agreed to adjust the "Exchange Ratio" from that provided for in the Letter of Intent to that provided for in
Section 3.01 hereof; and

         WHEREAS, the Boards of Directors of FLFC, FLB and MGB have approved the merger of MGB with and into FLB (the "Merger"), the issuance of shares of common stock of FLFC ("FLFC Stock") to the stockholders of MGB in exchange for their shares of common stock of MGB ("MGB Stock"), and the related transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

         WHEREAS, it is intended that for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.01 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable law, at the Effective Time (as defined in Section 1.02 below) MGB shall be merged with and into FLB and the separate existence of MGB shall thereupon cease. FLB shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall remain a wholly-owned subsidiary of FLFC.

         1.02 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time"), following the filing of the Articles of Merger with the Secretary of State of the State of Georgia, as the Secretary of State issues a Certificate of Merger to effect the Merger. The filing of the Articles of Merger shall be made simultaneously with or as soon as possible following the closing of the transactions contemplated by this Agreement in accordance with Article XI hereof.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

         2.01 Articles of Incorporation. The Articles of Incorporation of FLB shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time.

         2.02 Bylaws. The Bylaws of FLB shall be the bylaws of the Surviving Corporation after the Effective Time.

         2.03 Directors of the Surviving Corporation. The Board of Directors of the Surviving Corporation immediately after the Merger shall be the same as the Board of Directors of FLB immediately prior to the Merger.


                                  ARTICLE III

                              CONVERSION OF SHARES

         3.01 Conversion of MGB Shares in the Merger. At the Effective Time, MGB Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into, and each holder of MGB Stock immediately prior to the Effective Time (each a "MGB Stockholder" and collectively the "MGB Stockholders") (other than Dissenting Stockholders as defined in Section 3.05 hereof) shall have, upon surrender of the certificates theretofore representing such MGB Stock, the right to receive one or more certificates representing a number of shares of FLFC Stock (the "Exchange Ratio") determined by dividing $85.00 (the value attributable to each share of MGB Stock for purposes of the Merger) by the FLFC Stock Price, with fractional shares to be settled in cash. The term "FLFC Stock Price" means the average of the closing price of FLFC Stock on the Nasdaq Stock Market for the period of ten trading days which ends five days before the date on which the Effective Time occurs (the "Effective Date"). For example, if the FLFC Stock Price is $22.50 per share, the Exchange Ratio will be 3.778 However, the Exchange Ratio shall not be more than 3.778 or less than 3.469 (reflecting an FLFC Stock Price of 24.50).

         3.02 Status of FLFC Stock. All of the shares of FLFC Stock issued and outstanding as of the Effective Time shall remain issued and outstanding immediately after the Effective Time and shall be unaffected by the Merger.

         3.03    Exchange of Certificates.

                 (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of MGB Stock (each a "MGB Certificate") shall be entitled to receive in exchange therefor upon surrender thereof to FLFC, a certificate or certificates representing the number of whole shares of FLFC Stock to which such holder is entitled pursuant to Section 3.01. Notwithstanding the other provisions of this Agreement (i) until holders of MGB Certificates have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid by FLFC with respect to any shares represented by such MGB Certificates and no payment for shares or fractional shares shall be made, and (ii) without regard to when such MGB Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or on any cash payments for whole or fractional shares. If any certificate for shares of FLFC Stock is to be issued in a name other than that in which the MGB Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes similar-type required by reason of the issuance of certificates for such shares of FLFC Stock in a name other than that of the registered holder of the MGB Certificate surrendered, or shall establish to the satisfaction of FLFC that such tax has been paid or is not applicable.

                 (b) FLFC shall provide each holder of record of an MGB Certificate a letter of transmittal in the form approved by MGB's counsel (which approval shall not unreasonably be withheld) which shall specify that delivery shall be effected, and risk of loss and title to the MGB Certificates shall pass, only upon actual delivery of the MGB Certificates to FLFC. Upon surrender of MGB Certificates to FLFC for cancellation, together with a duly executed letter of transmittal and such other documents as FLFC shall reasonably require, the holder of such MGB Certificates shall be entitled to receive in exchange therefor one or more certificates representing that number of whole shares of FLFC Stock into which the shares of MGB Stock theretofore represented by the MGB Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.01, and the MGB Certificates so surrendered shall forthwith be canceled.

         3.04 Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of FLFC Stock shall be issued in the Merger and no FLFC Stock dividend, stock split or interest shall relate to any fractional security, and any such fractional interest shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional share, each MGB Stockholder who would otherwise have been entitled to receive a fraction of a share of FLFC Stock pursuant to this Article III shall be entitled to receive a cash payment equal to such fraction multiplied by the market value of FLFC Stock as of the Effective Date.

         3.05    Dissenters' Rights.   Notwithstanding Section 3.01, no
outstanding share of MGB Stock shall be converted into or represent a right to receive any shares of FLFC Stock pursuant to Section 3.01 if the holder thereof has demanded and perfected his demand for payment of the fair value of such share in accordance with the applicable provisions of Article 13 of the Georgia Business Corporation Code (the "Dissenter Provisions") and has not effectively withdrawn or lost his right to such payment. All such shares of MGB Stock shall represent only the rights granted with respect to such shares pursuant to the Dissenter Provisions. MGB shall give prompt notice to FLFC upon receipt by MGB of any written demands for payment of the fair value of MGB Stock and of withdrawals of such demands and any other written communications provided in accordance with or pursuant to the Dissenter Provisions (any stockholder duly making such a demand being hereinafter called a "Dissenting Stockholder").
FLFC shall have the right to participate in all negotiations and proceedings with respect to any Dissenting Stockholder. MGB agrees that it will not, except with the prior written consent of FLFC, make any determination of fair value or any payment with respect to, or settle or offer to settle any matter arising out of, any dissent. Each Dissenting Stockholder, if any, who becomes entitled to payment for his shares of MGB Stock pursuant to the Dissenter Provisions shall receive payment therefor from FLFC (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenter Provisions) and such dissenting shares of MGB Stock shall be canceled. If any holder of shares of MGB Stock who demands payment of the fair value of his shares under the Dissenter Provisions shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, the shares of MGB Stock of such holder shall be converted into a right to receive the consideration set forth in Section 3.01.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF MGB

         MGB represents and warrants to FLFC and FLB as follows:

         4.01    Organization.

                 (a) MGB has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Georgia. MGB has all requisite power and authority to carry on and conduct its business as now being conducted and to own, lease or operate its properties and assets, and is duly qualified and in good standing in the State of Georgia.

                 (b) The copies of the charter documents and bylaws of MGB attached in Schedule 4.01(b) are the complete, true and correct charter documents and bylaws of MGB in effect as of the date hereof. The minutes of directors' and stockholders' meetings and the stock books, including the current list of stockholders, of MGB previously delivered or made available to FLFC are, in all material respects, the complete, true and correct records of directors' and stockholders' meetings and stock issuances through and including the date hereof and reflect all transactions and other matters required to be reflected in such records, as well as such other matters customarily contained in records of such type.

                 (c) The current officers and directors of MGB are listed in Schedule 4.01(c).

         4.02 Power and Authority of MGB. MGB has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of MGB (subject to receipt of appropriate approval by the stockholders of MGB). This Agreement has been duly and validly executed and delivered by MGB and constitutes MGB's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

         4.03    Capitalization.

                 (a) There are 200,000 shares of MGB Stock outstanding all of which are validly issued, fully paid and nonassessable and no shares of MGB Stock are held in the treasury of MGB. All issuances of the capital stock of MGB have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws or, if not registered in compliance with the applicable federal and state securities laws, any actions arising from such failure to register any such securities are barred by applicable statute of limitations.

                 (b) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating MGB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of MGB or obligating MGB to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which MGB is a party or is bound with respect to the voting of any shares of capital stock of MGB.

         4.04    Subsidiaries.  MGB has no direct or indirect subsidiaries.

         4.05 Information Supplied for Use in Registration Statement. Written information supplied by MGB to FLFC and designated specifically for use in the Registration Statement (as hereinafter defined) or any amendment or supplement thereto, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement on Form S-4 including the Proxy Statement/Prospectus set forth therein, to be filed by FLFC with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of the FLFC Stock, as amended at the time it becomes effective and as thereafter amended, is referred to herein as the "Registration Statement." The Proxy Statement/Prospectus in the form included in the Registration Statement at the time it becomes effective and at the time it is delivered to the stockholders of MGB is referred to herein as the "Proxy Statement/Prospectus."

         4.06    Financial Statements.

                 (a) Schedule 4.06(a) contains (i) the audited consolidated balance sheets of MGB as of December 31, 1994 and 1995, the related audited consolidated statements of income, retained earnings, and cash flows for the each of the three years in the period ended December 31, 1995, and the related notes thereto (the "Audited Financial Statements"); and has previously provided to FLFC (i) the unaudited consolidated balance sheet of MGB as of March 31, 1996, the related unaudited consolidated statements of income, retained earnings, and cash flows, or in each instance, equivalent statements as commonly prepared for internal purposes, for the three-month period then ended (such unaudited consolidated financial statements together with any other unaudited interim financial statements that hereafter are included or incorporated by reference in the Registration Statement hereinafter are referred to as the "Interim Financial Statements," and the Interim Financial Statements and the Audited Consolidated Financial Statements are referred to collectively as the "Financial Statements"). The Audited Financial Statements are true, correct and complete in all material respects and present fairly the financial position of MGB and the results of its operations as of the respective dates and for the respective periods covered by the Financial Statements. The Audited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. The audited consolidated balance sheet as of December 31, 1995 included in the Audited Financial Statements is referred to herein as the "Audited Balance Sheet."

                 (b) MGB has not sustained, directly or indirectly, since the date of the Audited Balance Sheet, any material loss or interference with its business from fire, explosion, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or arbitrators' or court or governmental or regulatory action, order or decree, otherwise than as set forth in Schedule 4.06(b) involving a prospective material adverse change in the financial position, net worth or results of operations of MGB, taken as a whole. Since the respective dates as of which information is given in the Financial Statements, there has not been any material change in the capital stock or long-term debt of MGB, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity, loan loss reserves, assets or results of operations of MGB, otherwise than as set forth in Schedule 4.06(b) whether or not arising in the ordinary course of business involving a prospective material adverse change in the financial position, net worth or results of operations of MGB, taken as a whole. Since the Interim Financial Statements date as of which information is given in the Financial Statements, MGB has not incurred or undertaken any liability or obligation, direct, indirect or contingent, not disclosed in Schedule 4.06(b) which is material to the business or condition (financial or other) of MGB, except for liabilities or obligations incurred in the ordinary course of business involving a prospective material adverse change in the financial position, net worth or results of operations of MGB, taken as a whole; and, except as disclosed in Schedule 4.06(b), MGB has not declared or paid any dividend on its capital stock.

          4.07 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Audited Balance Sheet, or disclosed in the notes thereto, or as shown in Schedule 4.07, as of December 31, 1995, MGB has no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise. Since December 31, 1995, MGB has incurred no liability or obligation whatsoever involving a prospective material adverse change in the financial position, net worth or results of operations of MGB, taken as a whole, except for liabilities and obligations incurred by MGB in the ordinary course of its business consistent with past practice or as described in Schedule 4.07.

          4.08 No Violation of Law. Except as described in Schedule 4.08, MGB is, has not been and will not be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices (including, without limitation, any banking laws or regulations, antitrust laws or regulations, and the statutes, rules and regulations commonly referred to as the Environmental Protection Act, the Americans With Disabilities Act, and the statutes and regulations of any state or other jurisdiction in which MGB does business), nor will MGB hereafter suffer or incur any loss, liability, penalty or expense (including, without limitation, attorneys' fees) by virtue of any such violation involving a prospective material adverse change in the financial position, net worth or results of operations of MGB, taken as a whole.

         4.09    Property.

                 (a) Schedule 4.09(a) sets forth a complete and accurate list and description of all the real and personal property that MGB owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease.

                 (b) Subject to Section 4.09(c) hereof, MGB (i) has good and marketable fee simple title to all of its real property and has good and valid title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, including all the real and personal properties and assets reflected, but not shown as leased or encumbered, in the Audited Balance Sheet or Interim Financial Statements or disclosed in the notes thereto; and (ii) except for Permitted Liens (as defined below), owns such real and personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements. "Permitted Liens" shall mean
(x) the security interests, easements or other encumbrances described in
Schedule 4.09(b)(1); and (y) liens for taxes not yet due and payable. All properties and assets of MGB are in the possession of MGB, as the case may be, or, in the case of deposit accounts in other banks and participations, are held for the account of MGB.

                 (c)      No real property owned or leased by MGB is subject to
(i) any governmental decree or order (or threatened or proposed order known to MGB) to be sold or taken by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

                 (d) The facilities, structures and equipment owned or leased by MGB are structurally sound with no known material defects and are in good and safe operating condition and repair.

          4.10 Leases. Schedule 4.10 contains a complete and accurate list of all material leases (including any capital leases) and lease-purchase arrangements pursuant to which MGB leases real or personal property from others and all of such leases are valid and subsisting. Schedule 4.10 specifies which of such leases, if any, are capital leases. All leases that are required to be capitalized by GAAP have been so accounted for in the Financial Statements.
MGB has made available to FLFC a true, correct and complete copy of each of the items listed in Schedule 4.10.

          4.11 Indebtedness. Schedule 4.11 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of MGB (other than deposit liabilities), as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by MGB. MGB has made available to FLFC a true, correct and complete copy of each of the items listed in Schedule 4.11.

          4.12 Intellectual Property. Schedule 4.12 sets forth a complete and accurate list and description of (i) all trademarks and service marks owned or used by MGB and all agreements with respect thereto, and the jurisdiction in or by which such trademarks and service marks have been registered, filed or issued; (ii) all trade names owned or used by MGB, and, in the case of each trade name, the jurisdiction in which such trade name has been registered or filed; and (ii) all contracts, agreements or understandings relating to any of the items listed in clauses (i) and (ii) above that are owned or is the sole and exclusive owner and has the sole and exclusive right to use the intellectual property set forth in Schedule 4.12. Except as described in
Schedule 4.12, there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements pertaining to any of the intellectual property set forth in Schedule 4.12 which will remain in effect at Closing. To its knowledge, neither MGB nor its subsidiaries, have heretofore infringed upon, are now infringing upon, and the continuation of their business as presently conducted will not infringe upon, any intellectual property belonging to any other person and MGB has not agreed to indemnify any person for or against any infringement of or by the intellectual property set forth in
Schedule 4.12.

         4.13 Litigation. Except as set forth in Schedule 4.13, there are no claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) pending or threatened in writing, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against MGB or involving any of its property or business. Schedule 4.13 also indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights. There are no judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to MGB or involving any of its property or business.

         4.14 Employees. Schedule 4.14 sets forth the names and current compensation (broken down by category, e.g., salary, bonus, commission) of all employees of MGB. MGB is not a party to any employment or other contracts with any of its employees.

         4.15    Employee Benefits.

                 (a)      All Employee Benefit Plans and Arrangements.

                          (1)     List and Description of Plans Arrangements.
Schedule 4.15(a)(1) sets forth a complete and accurate list and description of all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (i) which relate to employee benefits; which pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of MGB or their predecessors in interest; and (iii) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by MGB, any of its predecessors in interest or any employer which under Section 414 of the Code, would constitute a single employer with MGB (an "MGB Affiliate") or as to which MGB or any of its predecessors in interest has any ongoing liability or obligation whatsoever (collectively, "Employee Benefit Plans"), including, but not limited to, all: (A) employee benefit plans as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (B) all other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare or vacation, or other nonqualified benefit plans or arrangements; and (C) trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove.

                          (2)   Compliance with ERISA and the Code.  MGB, its
predecessors in interest and all MGB Affiliates have, to the best of their knowledge, complied with all of their respective obligations with respect to all Employee Benefit Plans (including, but not limited to, (i) filing or distributing all reports or notices required by ERISA or the Code and (ii) complying with all requirements of Part 6 of ERISA and Code Section 4980B) and have maintained the Employee Benefit Plans in compliance with all applicable laws and regulations (including but not limited to ERISA and the Code). Each eligible Employee Benefit Plan which is intended to be qualified under Code
Section 401(a) has received a favorable determination letter from the Internal Revenue Service (or such determination letter has been applied for), and the Internal Revenue Service has not threatened or taken any action to revoke any favorable determination letter issued with respect to any such Employee Benefit Plan. No amendment to any Employee Benefit Plan which is intended to be qualified under Code Section 401(a) or related trust has been adopted since receipt or request of the most recent determination letter requested with respect to the Employee Benefit Plan or related trust and it is anticipated that no such amendment would cause disqualification under Code Section 401(a) of the Employee Benefit Plan or related trust.

                          (3)  Copies of Documents Provided to FLFC.  MGB has
made available to FLFC for its review true, correct and complete copies of all documents relating to the Employee Benefit Plans that FLFC has requested, including, but not limited to: (i) all plan texts, amendments, trust instruments and other agreements adopted or entered into in connection with each of the Employee Benefit Plans; (ii) all insurance and annuity contracts related to any Employee Benefit Plan; (iii) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under MGB's group health plans (under Code Section 4980B(f) and ERISA Section
606), if applicable, and (iv) the most recently available Form 5500 annual reports, certified financial statements, actuarial reports, summary plan descriptions and favorable determination letters, if applicable, for Employee Benefit Plans. Since the date such documents were supplied to FLFC, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date.

                 (4) Agreements to Create, Continue or Terminate Plans. MGB is not aware of any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan except as may be required by law.

                 (5) Agency Review, Taxes and Fiduciary Liability. MGB has not received notice, whether written or oral, and has no knowledge, that any of the Employee Benefit Plans is currently under investigation, audit or review by the Department of Labor, the Internal Revenue Service or any other federal or state agency or is liable for any federal, state, local or foreign taxes. There is no known action in connection with which MGB, any subsidiary, any MGB Affiliate or any fiduciary of any of the Employee Benefit Plans could be subject to either a civil penalty assessed pursuant to ERISA Section 502, a tax imposed by Code Section 4975 or liability for a breach of fiduciary responsibility under ERISA.

                 (6) Claims Against Plan Fiduciaries. Other than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending or threatened or, to the knowledge of MGB, contemplated by any participant or beneficiary against any of the Employee Benefit Plans or any fiduciary of any of the Employee Benefit Plans, and MGB is unaware of any basis for any such claim or claims exists.

                 (7) Defined Benefit and Multiemployer Plans. Neither MGB, its predecessors in interest nor any MGB Affiliate has at any time maintained, sponsored or contributed to any "pension plan" as defined in ERISA
Section 3(2) which is subject to Title IV of ERISA or contributed to any such pension plan which is a multiemployer plan as defined in ERISA Section 3(37)(A).

         4.16    Collective Bargaining.   There are no labor contracts,
collective bargaining agreements, letters of understanding or other arrangements, formal or informal, between MGB or any of MGB's employees and any union or labor organization covering any of MGB's or its subsidiaries' employees and none of said employees are represented by any union or labor organization.

         4.17 Labor Disputes. MGB is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Any noncompliance will not cause a prospective material adverse change in the financial position, net worth or results of operations of MGB, taken as a whole. MGB is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against MGB is pending before the National Labor Relations Board. Relations between management and the employees are amicable and there have not been, nor are there presently, any attempts to organize employees, nor are there plans for any such attempts.

         4.18 Bank Accounts. Schedule 4.18 sets forth a complete and accurate list of each bank or financial institution in which MGB has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

         4.19 Investments. Except as otherwise disclosed in Schedule 4.19, MGB does not own any capital stock or other securities or have any other investment in any person or other entity.

         4.20    Environmental Requirements.   MGB does not own any property
(including other real estate owned but excluding any property in which MGB has only a security interest) which is in violation of any federal or state law or regulation relating to the storage, handling, transportation, treatment or disposal of hazardous substances (as defined in 42 U.S.C. Section 9601) or hazardous materials (as defined by any federal or state law or regulation) or other waste products, which violation may result in or have a material effect on the financial condition, business operations or properties of MGB, and MGB has received all material permits, licenses or other approvals as may be required of and under applicable federal and state environmental laws and regulations to conduct its respective business as described or incorporated by reference in the Proxy Statement/Prospectus. MGB is in compliance in all material respects with the terms and conditions of any such permit, license or approval, and has not received any notices or claims that it is a responsible party or a potentially responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et seq. or any state superfund law except where such failure to comply with the terms and conditions of any such permit, license or approval will not have a material adverse effect on the financial condition or business operations of MGB. MGB has complied in all material respects with applicable laws and regulations with respect to the disposal of all of its hazardous substances, hazardous materials and other waste products.

         4.21 Required Licenses and Permits. MGB has all licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business.

         4.22 Insurance Policies. Schedule 4.22 sets forth a complete and accurate list and description of all insurance policies in force (except in MGB's capacity as lender) naming MGB subsidiaries, or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which MGB has paid or is obligated to pay all or part of the premiums. MGB has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and is in compliance with all conditions contained therein. To the best of MGB's knowledge, there have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth in
Schedule 4.22, during the term of such policies, as extended or renewed. MGB has made available to FLFC true, correct and complete copies of each of the policies listed in Schedule 4.22.

         4.23    Contracts and Commitments.  Except as set forth in Schedules
4.10 (Leases), 4.11 (Indebtedness); 4.15 (Employee Benefits), 4.22 (Insurance Policies), 4.23 (Other), and contracts made in the ordinary course of business:

                 (a) MGB has no agreement or contract that is material to its business, operations or prospects other than those agreements which have been furnished to FLFC;

                 (b) No material contracts or commitments of MGB continue for a period of more than six (6) months from the date of the Merger or require payments for a period of more than six months from the effective date of the Merger;

                 (c) MGB has no outstanding material contract, written or oral, with any officer, employee, agent, consultant, advisor, or broker that is not cancelable by MGB, on notice of not more than thirty (30) days and without liability, penalty or premium of any kind;

                 (d) Except as noted in Schedule 4.11 and except for negotiable instruments in the process of collection, MGB has no power of attorney outstanding or any material contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity; and

                 (e) MGB has made available to FLFC true, correct and complete copies of each of the agreements listed in Schedule 4.23.

         4.24 No Conflict. The execution and delivery of this Agreement by MGB, the consummation of the transactions contemplated herein by MGB, and the performance of the covenants and agreements of MGB, subject to fulfilment of the conditions set forth in Section 9.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any charter document or bylaw of MGB; or (ii) conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, material contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which MGB is a party or by which MGB or its properties may be bound whose breach default or violation would cause a prospective material adverse change in the financial position, net worth or results of operations of MGB, taken as a whole; or (iii) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which MGB is a party or by which it or its properties may be bound.

         4.25 Agreements in Full Force and Effect. All material contracts, agreements, plans, leases, policies and licenses to which MGB is a party and which are described in the Proxy Statement/Prospectus and/or referred to, or required to be referred to, in any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally. MGB has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by MGB or to the knowledge of MGB any other party thereto.

         4.26 Required Consents and Approvals. Other than the approval of the consummation of the Merger by MGB's stockholders and by applicable bank regulatory agencies, no consent or approval is required by virtue of the execution hereof by MGB or the consummation of any of the transactions contemplated herein by MGB the failure of which to obtain would have a material adverse effect on MGB taken as a whole to avoid the violation or breach of, or the default under, or the creation of a lien on assets of MGB pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which MGB is a party or to which it or any of its property or any of its outstanding capital stock is subject.

         4.27    Absence of Certain Changes and Events.  Except as set forth in
Schedule 4.27, since December 31, 1995, MGB has conducted its businesses only in the ordinary course, and has not:

                 (a) suffered any damage or destruction adversely materially affecting MGB, taken as a whole;

                 (b) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to its capital stock, or any direct or indirect redemption, purchase or other acquisition of such stock, or otherwise made any payment of cash or any transfer of other assets, or transferred any assets from any related company to MGB;

                 (c) suffered any material adverse change in its working capital, assets, liabilities, financial condition or business prospects;

                 (d) suffered any material adverse change in the collectibility of its loan portfolio;

                 (e) except for customary increases based on term of service, performance or regular promotion of non-officer employees, increased (or announced any increase in) the compensation payable or to become payable to any employee, or increased (or announced any increase in) any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees, or entered into or amended any employment, consulting, severance or similar agreement;

                 (f) incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice or in connection with this transaction;

                 (g) paid, discharged, satisfied or renewed any claim, liability or obligation other than payment in the ordinary course of business consistent with past practice;

                 (h) permitted any of its assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind except for Permitted Liens;

                 (i)  waived any material claims or rights;

                 (j) sold, transferred or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practice;

                 (k) made any material capital expenditure or investment except in the ordinary course of business consistent with past practice;

                 (1) made any change in any material method, practice or principle of financial or tax accounting;

                 (m) managed working capital components, including cash, loans, deposits and other current liabilities in a fashion inconsistent in any material respect with past practice, including failing to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

                 (n) paid, loaned, advanced, sold, transferred or leased any asset to any employee, except for normal compensation involving salary and benefits and except for loans to officers and directors which are listed in the minutes of MGB's Board of Directors;

                 (o) issued or sold any of its capital stock or issued any warrant, option or other right to purchase shares of its capital stock, or any security convertible into its capital stock; or

                 (p) agreed in writing, or otherwise, to take any action described in this Section.

         4.28    Tax Matters.

                 (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                          (i)     The term "Taxes" shall mean all taxes,
however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, PBGC premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which MGB is required to pay, withhold or collect.

                          (ii) The term "Returns" shall mean all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                   (b) Returns Filed and Taxes Paid. (i) All Returns required to be filed by or on behalf of MGB have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects;
(ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by MGB with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) MGB has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, and (iv) there are no liens on any of the assets of MGB with respect to Taxes, other than liens for Taxes not yet due and payable.

                   (c)    Tax Deficiencies; Audits; Statutes of Limitations.
(i) the Returns of MGB have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally); (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of MGB, and MGB has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) MGB is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against MGB or any of their assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of MGB; (v) MGB has disclosed on its federal income tax returns all positions taken therein that could give rise to a "substantial understatement of income tax" within the meaning of Section 6662 of the Code; and (vi) MGB has not made an application or request (either in writing or verbally, formally or informally) to the Internal Revenue Service to change MGB's method of accounting or taxable year.

                 (d) Tax Sharing Agreements. Except as otherwise disclosed in Schedule 4.28(d), MGB has not (or has never been) a party to any tax sharing agreement.


         4.29    Regulatory Matters.

                 (a) MGB is in material compliance (i) with applicable banking laws and regulations, including, without limitation, the Community Reinvestment Act and laws and regulations relating to fair lending practices, truth in lending, truth in savings and currency reporting and (ii) with all directives of and agreements with the Federal Reserve System, the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department of Banking and Finance (the "DBF") and any noncompliance will not cause a prospective material adverse change in the financial position, net worth or results of operations of MGB, taken as a whole. The depository accounts of MGB are insured by the FDIC under the Bank Insurance Fund to the maximum extent allowed by the Federal Deposit Insurance Act, as amended.

                 (b) MGB is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, the Federal Reserve Board, the FDIC, the DBF or any other state or federal regulatory agency which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has MGB been advised by any regulatory agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

          4.30 Corrupt Practices. Neither MGB, nor any director, officer, agent or employee of MGB or other person associated with or acting on behalf of MGB has, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activities; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) made any payment of funds of MGB prohibited by law or set aside any such funds to be used for any payment prohibited by law.

        4.31 Loan Loss Reserves. In the opinion of MGB's management, MGB's allowances for possible loan losses is adequate as of the date hereof in all material respects to provide for all anticipated losses, net of recoveries related to loans previously charged-off, on loans outstanding as of the date hereof.

         4.32    [This Section intentionally omitted]

         4.33 Indemnification Obligations. Other than as listed on Schedule 4.33, there is no provision, agreement or other arrangement pursuant to which MGB is obligated or may become obligated, or is permitted, to indemnify or reimburse any person or entity against any liability or expense incurred by such person or entity other than pursuant to applicable law or as allowed by charter documents and Bylaws of MGB.

         4.34    Special Tax Matters of MGB.

                 (a) MGB is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and Section 368(a)(2)(F)(iv) of the Code, nor is it under the jurisdiction of a court in a "Title 11 or similar case" within the meaning of the Section 368(a)(3)(A) and Section 368(a)(3)(D) of the Code.

                 (b) At the Effective Time of the Merger, the fair market value of the assets of MGB will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the transferred assets are subject.

                 (c) The fair market value of the FLFC Stock to be received by each holder of MGB Stock will be approximately equal to the fair market value of the MGB Stock to be surrendered in the Merger.

                 (d) The liabilities of MGB assumed by FLB and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business.

                 (e) There is no plan or intention on the part of any holder of MGB Stock who owns 1% or more of the MGB Stock, and to the best knowledge of MGB management, there is no plan or intention on part of the remaining MGB Stockholders to sell, exchange, or otherwise dispose of a number of the shares of FLFC Stock after the Merger that would reduce the aggregate ownership (by former holders of MGB Stock) of FLFC Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the value of all the formerly outstanding MGB Stock as of the same date, all within the meaning of IRS Rev. Proc. 77-37.

                 (f) There is no intercorporate indebtedness existing between MGB and FLFC that was issued, acquired, or will be settled at a discount.

                 (g) At the Effective Time of the Merger, the basis of the assets of MGB equals or exceeds its liabilities.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF FLFC AND FLB

         FLFC and FLB each hereby represents and warrants to MGB, separately as to each of them and not jointly, as follows:

         5.01 Organization. FLFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. FLB is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States.

         5.02 Authorized and Outstanding Stock. The authorized capital stock of FLFC and the number of issued and outstanding shares thereof as of the date hereof is set forth in Schedule 5.02 hereto. All of such issued and outstanding shares of capital stock of FLFC are validly issued, fully paid and nonassessable. All issuances of the capital stock of FLFC have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon have been paid.

         5.03 Power and Authority. FLFC and FLB have the corporate right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of FLFC and FLB. This Agreement has been duly and validly executed and delivered by FLFC and FLB and constitutes FLFC's and FLB's legal, valid and binding obligation, enforceable in accordance with its terms.

         5.04 No Conflict. The execution and delivery of this Agreement by FLFC and FLB, the consummation of the transactions contemplated herein by FLFC and FLB, and the performance of the covenants and agreements of FLFC and FLB, subject to the fulfillment of the conditions set forth in Section 9.05 hereof, will not, with or without the giving of notice or the lapse of time, or both,
(i) violate or conflict with any of the provisions of any charter document or bylaws of FLFC or FLB; (ii) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which FLFC or FLB is a party or by which FLFC or FLB or any of its properties may be bound; or (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which FLFC or FLB is a party or by which FLFC or FLB or its properties may be bound.

         5.05 Financial Statements. FLFC previously has delivered to MGB copies of its Annual Report on Form 10-K for the fiscal year ended September 30, 1995, including the exhibits and schedules thereto, as filed with the Commission (the "1995 Form 10-K"). Schedule 5.05 contains the unaudited consolidated balance sheet of FLFC as of March 31, 1996, the related unaudited statements of income, retained earnings, and cash flows, or in each instance, equivalent statements as commonly prepared, for the three-month period then ended (such unaudited financial statements together with any other unaudited interim financial statements that hereafter are included or incorporated by reference in the Registration Statement hereinafter are referred to as the "Holding Company Interim Financial Statements"). The audited consolidated financial statements included in the 1995 Form 10K and FLFC Interim Financial Statements are true, correct and complete and present fairly in all material respects the financial position of FLFC and the results of its operations as of the respective dates and for the respective years covered by such financial statements. The audited consolidated financial statements included in the 1995 Form 10-K have been prepared in accordance with GAAP applied on a consistent basis, and FLFC Interim Financial Statements have been or all be, as the case may be, prepared in accordance with GAAP for interim statements on a basis consistent with prior periods. All adjustments, consisting of normal, recurring accruals necessary for a fair presentation, have been or will be, as the case may be, made in FLFC Interim Financial Statements.

         5.06 No Material Changes. Neither FLFC nor FLB has sustained, directly or indirectly, since the date of audited consolidated financial statements included in the 1995 Form 10-K, any material loss or interference with its business from fire, explosion, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or arbitrators' or court or governmental or regulatory action, order or decree. Since the date of the audited consolidated financial statements included in the 1995 Form 10-K, there has not been any material change in the Capital stock or long-term debt of FLFC or FLB, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity, assets or results of operations of FLFC or FLB, whether or not arising in the ordinary course of business. Except as disclosed in the notes to the latest audited consolidated financial statements of FLFC included in the 1995 Form 10-K, neither FLFC nor FLB has incurred or undertaken any liability or obligation, direct, indirect or contingent, which is material to the business or condition (financial or other) of FLFC, except for liabilities or obligations incurred in the ordinary course of business.

         5.07 Required Consents and Approvals. No consent or approval is required by virtue of the execution hereof by FLFC or FLB or the consummation of any of the transactions contemplated herein by FLFC or FLB to avoid the violation or breach of, or the default under, or the creation of a hen on assets of FLFC or FLB pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which FLFC or FLB is a party or to which it or any of its property or any of its outstanding capital stock is subject.

         5.08 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Holding Company Interim Financial Statements, neither FLFC nor any subsidiary of FLFC has any material liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise.

         5.09 No Violation of Law. Neither FLFC nor any subsidiary of FLFC is, has been and will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in material violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on any of them, or relating to their property or business or their advertising, sales or pricing practices (including, without limitation, any banking laws or regulations, antitrust laws or regulations, and the statutes, rules and regulations commonly referred to as the Environmental Protection Act, the Americans with Disabilities Act, and the statutes and regulations of any state or other jurisdiction in which FLFC or any of its subsidiaries does business), nor will FLFC or any of its subsidiaries hereafter suffer or incur any material loss, liability, penalty or expense (including, without limitation, attorneys' fees) by virtue of any such violation.

         5.10     Litigation.     Other than as previously disclosed in writing
to MGB by FLFC, the are no charges, suits, actions, or investigations of a material nature pending or threatened against FLFC or any of its subsidiaries.

         5.11    Securities and Exchange Commission Matters.   On the effective
date of the prospectus, at all times subsequent thereto and including the closing date and when any post-effective amendment to the registration statement becomes effective or any amendment or supplement to the prospectus is filed with the Commission, the registration statement and the prospectus (as amended or as supplemented if FLFC shall have filed with the Commission any amendment or supplement thereto), including the financial statements included or incorporated by reference in the prospectus, did or will comply with all applicable provisions of the Securities Act of 1933 (the "Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations under the Act and the Exchange Act (collectively, the "Rules and Regulations"), and will contain all statements required to be stated therein in accordance with the Act, the Exchange Act, and the Rules and Regulations. On the Effective Date and when any post-effective amendment to the registration statement becomes effective, no part of the registration statement, the prospectus or any such amendment or supplement did or will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. At the effective date, the date the prospectus or any amendment or supplement to the prospectus is filed with the Commission and at the closing date the prospectus did not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The foregoing representations and warranties in this Section 5.11 do not apply to any statements or omissions made in reliance on and in conformity with information relating to MGB furnished in writing to FLFC by MGB specifically for inclusion in the registration statement or prospectus or any amendment or supplement thereto.

         Any documents or filings that are incorporated by reference, when they were or shall be filed with the Commission, as the case may be, complied or will comply in all material respects with the requirements of the Act, or the Exchange Act, as applicable, and the Rules and Regulations.

         5.12 No Conflict. The execution and delivery of this Agreement by FLFC and FLB, the consummation of the transactions contemplated herein by FLFC and FLB, and the performance of the covenants and agreements of FLFC and FLB, subject to fulfillment of the conditions set forth in Section 9.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any charter document or bylaw of FLFC or FLB; or (ii) conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, material contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which FLFC or any of its subsidiaries is a party or by which FLFC or any of its subsidiaries or its properties may be bound whose breach, default or violation would cause a prospective material adverse change in the financial position, net worth or results of operations of FLFC or its subsidiaries, taken as a whole; or (iii) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which FLFC or any of its subsidiaries is a party or by which it or its properties may be bound.

         5.13    Rights Agreement.    FLFC has taken all necessary action so
that the entering into of this Agreement and consummation of the Merger and the transactions contemplated hereby do not and will not result in the ability of any Person to exercise any FLFC Rights under the FLFC Shareholder Rights Plan or enable or require the FLFC Rights to be separated from shares of FLFC Stock to which they are attached or to be triggered or become exercisable.

         5.14 FLFC Board Membership. FLFC has obtained the commitment of its Board of Directors (the "FLFC Board") to take such action, consistent with its fiduciary duties, as may be necessary (i) cause the FLFC Board to be increased by one member at its next meeting after the Effective Date and to appoint MGB director Harold W. Peavy, Jr. to fill that position for a term that will expire at the next annual meeting of stockholders of FLFC; and (ii) to nominate Mr. Peavy for reelection as a director by the stockholders at that meeting.


                                   ARTICLE VI

                                COVENANTS OF MGB

         6.01 Pre-Closing Operations of MGB. MGB hereby covenants and agrees that, except as consented to in writing by FLFC, pending the Closing, MGB will operate and conduct its business only in the ordinary course in accordance with prior practices. Pursuant thereto and not in limitation of the foregoing:

                  (a) MGB shall manage its working capital, including cash, loans, other current assets, deposits and other current liabilities, in a fashion consistent with past practice, and shall use all reasonable efforts to preserve intact its present business organization, maintain its rights and franchises and preserve its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respects.

                  (b) No material contract or commitment of any kind relating to MGB shall be entered into without the prior written consent of FLFC.

                 (c) MGB shall maintain its assets in their present state of repair (ordinary wear and tear excepted) and shall use its best efforts to keep available the services of its employees.

                 (d) MGB shall not take any of the following actions after the date of this Agreement without the prior written consent of FLFC, which consent shall not be unreasonably withheld, conditioned or delayed:

                            (i)   Sell, transfer or otherwise dispose of any
assets having a value of $10,000 or more in the aggregate other than in the ordinary course of business consistent with past practice;

                           (ii)   Mortgage, pledge or subject to liens or other
encumbrances or charges any assets having a value of $10,000 or more in the aggregate, except by incurring Permitted Liens;

                          (iii)   Purchase or commit to purchase any capital
asset;

                          (iv)    Increase (or announce any increase of) any
salaries, wages or employee benefits, or hire, commit to hire, or terminate any employees);

                          (v)     Amend any charter document or bylaw;

                          (vi)    Issue or sell any of its capital stock,
redeem, purchase or otherwise acquire any shares of its capital stock, or make any other change in its issued and outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into its capital stock, or declare any dividends or make any other distribution with respect to its capital stock except that MGB may declare and pay a dividend of 15 cents per share prior to the Closing Date;

                          (vii)   Incur, assume or guarantee any obligation or
liability for borrowed money, or exchange, refund or renew any outstanding indebtedness of MGB in such a manner as to reduce the principal amount of such indebtedness or increase the interest rate or balance outstanding;

                          (viii)  Cancel or forgive any indebtedness of $10,000
or more in the aggregate owed to MGB;

                          (ix)    Amend or terminate any material agreement,
including any employee benefit plan or any insurance policy, in force on the date hereof;

                          (x)     Solicit or entertain any offer for, or sell
or agree to sell or participate in any business combination with respect to, any of the shares of its capital stock or all or substantially all of its assets;

                          (xi)    Make any changes in financial or tax
accounting methods, principles or practices;

                          (xii)   Do any act, omit to do any act or permit any
act within its control which will cause any representation or warranty made herein to be untrue as of the Closing or prevent MGB from complying with any obligation contained in this Agreement or any obligations contained in any contract;

                          (xiii)  Issue substitute stock certificates to
replace certificates which have been lost, misplaced, destroyed, stolen or are otherwise irretrievable, unless an adequate bond or indemnity agreement approved by FLFC has been duly executed and delivered to MGB;

                          (xiv)   Violate or amend in any material respect any
of its existing policies, including, without limitation, its loan policy;

                          (xv)    Make any material changes in the interest
rates paid on its deposits or charged on its loans except on a basis consistent with prevailing market practices in Peach County, Georgia;

                          (xvi)    Elect any new executive officers or
directors; or

                          (xvii)   Make any material adjustments to its loan
loss reserves without prior notice to FLFC.

         6.02 Access. From the date of this Agreement through the Closing Date, MGB shall (i) provide FLFC and FLB and their respective designees (officers, attorneys, accountants, and other authorized representatives) with such information as FLFC and FLB may from time to time reasonably request with respect to MGB and the transactions contemplated by this Agreement; (ii) provide FLFC and FLB and their designees access during regular business hours and upon reasonable notice to the books, records, offices, personnel, attorneys, accountants and actuaries of MGB as FLFC or its designees may from time to time reasonably request; and (iii) permit FLFC and

FLB and their designees to make such inspections thereof as FLFC or FLB may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of MGB. No such investigation shall limit or modify in any way MGB's obligations with respect to any breach of its representations, warranties, covenants or agreements contained herein.

         6.03    [This Section intentionally omitted]

         6.04 Interim Financials. As promptly as practicable after each regular accounting period subsequent to March 31, 1996, and prior to the Effective Date, MGB will deliver to FLFC and FLB periodic financial reports concerning MGB in the form which it customarily prepares for its internal purposes, investment portfolio listings including market values and book values, and, if available, unaudited statements of the financial position of MGB as of the last day of each accounting period and unaudited statements of income and cash flows of MGB for the period then ended.

         6.05 Meeting of Stockholders: Preparation of Supporting Documents. As soon as practicable following the execution of this Agreement, MGB shall call a special meeting of its stockholders to be held within 45 days of the effective date of the Registration Statement for the purpose of considering and voting upon the Merger. In addition to such actions as MGB may otherwise be required to take under this Agreement or applicable law in order to consummate the transactions contemplated by this Agreement, MGB shall take such action, furnish such information, and prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as FLFC may reasonably request from time to time, before, at or after the Closing, with respect to compliance with obligations of MGB in connection with FLFC's acquisition of MGB. Any information so furnished by MGB shall be true, current and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.06    Contract Cancellation Expenses.   Pending the closing, MGB
shall use its best efforts to all costs and penalties associated with the early cancellation of contracts, leases, and other agreements requested by FLFC or FLB.

         6.07 Notice of Breach or Potential Breach. MGB shall promptly notify FLFC of any change, circumstance or event which would cause any of the representations or warranties made by MGB pursuant to this Agreement to be untrue as of the date hereof or at the Closing or which prevents MGB from complying with any of its obligations hereunder.

         6.08 Director and Affiliate Agreements. MGB shall on the date of execution of this Agreement, or as soon thereafter as practicable but in no event later than the date of filing the Registration Statement, obtain (i) an agreement from each of the directors of MGB substantially in the form set forth as Schedule 6.08(i), which shall provide that each director of MGB will vote his shares of MGB Stock in favor of this Agreement and the transactions contemplated hereby and will publicly support this Agreement and such transactions, and (ii) an agreement from each director of MGB and from each "affiliate" (as such term is used in Rule 145 of the Commission under the Securities Act) of MGB substantially in the form of Schedule 6.08(ii), which shall provide that (A) such person shall not make a "distribution," within the meaning of Rule 145 under the Securities Act, of the FLFC Stock that he receives in the Merger and will hold such FLFC Stock subject to the rules and regulations of the Commission hereunder, and (B) such person will not sell or otherwise reduce his risk relative to any shares of FLFC Stock acquired in the Merger until financial results covering at least 30 days of post-Merger combined operations have been published.

                                  ARTICLE VII

                           COVENANTS OF FLFC AND FLB

         FLFC and FLB hereby covenant and agree, separately as to each of them and not jointly, as follows:

         7.01 Access. From the date of this Agreement through the Closing Date, FLFC and FLB shall provide MGB and its designees (officers, attorneys, accountants, actuaries, and other authorized representatives) with such information as MGB may from time to time reasonably request with respect to FLFC and FLB and the transactions contemplated by this Agreement; (ii) provide MGB and its designees access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of FLFC and FLB, as MGB or its designees may from time to time reasonably request; and (iii) permit MGB and its designees to make such inspections thereof as MGB may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of FLFC or FLB. No such investigation shall limit or modify in any way obligations of FLFC and FLB with respect to any breach of its representations, warranties, covenants or agreements contained herein.

         7.02 Interim Financials. As promptly as practicable after each quarterly accounting period subsequent to March 31, 1996 and prior to the Closing Date, FLFC will deliver to MGB periodic financial reports in the form which it customarily prepares for regulatory purposes and, if available, FLFC will deliver to MGB unaudited statements of the consolidated financial position of FLFC and FLB as of the last day of each accounting period and unaudited consolidated statements of income and cash flow of FLFC and FLB for the period then ended.

         7.03 Information Supplied for Use in Registration Statement. Written information supplied by FLFC to MGB and designated specifically for use in the Proxy Statement/Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         7.04 Notice of Breach or Potential Breach. FLFC and FLB shall promptly notify MGB of any change, circumstance or event which would cause any of the representations or warranties made by FLFC and FLB pursuant to this Agreement to be untrue as of the date hereof or at the Closing or which prevents FLFC and FLB from complying with any of its obligations hereunder.


                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

         MGB, FLFC and FLB hereby covenant to and agree with one another as follows:

         8.01 Approvals of Third Parties; Satisfaction of Conditions to Closing. MGB, FLFC and FLB will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, including, without limitation, all consents required by Sections 9.05 and 9.06 hereof FLFC and FLB will use their reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article IX. MGB will use its reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article X.

         8.02 Preparation of Registration Statement and the Policy Statement/Prospectus. MGB, FLFC and FLB shall promptly prepare the Proxy Statement/Prospectus and FLFC shall promptly prepare and file with the Commission the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of MGB and FLFC shall use all reasonable efforts to have the Registration Statement declared effective under the Act as promptly as practicable after such filing. FLFC shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the FLFC Stock in the Merger and MGB shall furnish all information concerning MGB and the holders of MGB Stock as may be reasonably requested in connection with any such action.

         8.03 Confidentiality. In connection with this Agreement the parties may have access to information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". Each party hereby agrees that the Information will be kept confidential and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives. If the transactions contemplated hereunder are not contemplated, the Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives who need to know the information to the other promptly upon request and no party shall retain any copies. That portion of the Information, and all copies thereof, which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives will be kept confidential and subject to the terms of this Agreement or destroyed. In the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other parties prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information. The term "Information" does not include information which (i) was known to any party about another party prior to its disclosure, provided that such information was lawfully obtained or developed, (ii) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (iii) becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality agreement and such source lawfully obtained such information.

         8.04 Accounting and Tax Treatment, Each of the parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. MGB undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action that would cause the Merger not, to qualify for pooling-of-interests accounting treatment.

         8.05    Option to Maintain Separate Charter of MGB.    Notwithstanding
any provisions of this Agreement to the contrary, FLFC shall have the option (exercisable by FLFC in its sole discretion at any time on or before June 21,
1996) to elect not to merge MGB with and into FLB but rather to merge MGB with and into a newly formed state chartered bank subsidiary of FLFC, with MGB being the surviving entity of that merger. Upon that election by FLFC, the parties shall enter into a revised Agreement and Plan of Merger on substantially the same terms and conditions as this Agreement except that references to the merger of MGB with and into FLB and references to the status of MGB's board of directors shall be
appropriately changed.   In that event, the date "October 25, 1996" in Section
11.01 shall be changed to "November 8, 1996."


                                   ARTICLE IX

                        CONDITIONS TO OBLIGATIONS OF MGB

     Each of the obligations of MGB to be performed hereunder shall be subject to the satisfaction (or waiver by MGB) at or prior to the Closing Date of each of the following conditions:

         9.01 Representations and Warranties True at Closing Date. Each of FLFC's and FLB's representations and warranties contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date; FLFC and FLB shall have complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by them on or before the Closing Date, and FLFC and FLB shall have delivered to MGB a certificate in the form provided as Schedule 9.01 and confirming such other matters as may be reasonably requested by MGB.

         9.02 Litigation. There shall not be any litigation or threat of litigation against FLB and FLFC (a) challenging the validity or legality of this Agreement or (b) seeking damages in respect of or seeking to restrain or invalidate the transactions contemplated by this Agreement which, in the judgment of either MGB, based upon advice of counsel, would have a material adverse effect on FLB, FLFC or the consummation of the transactions contemplated by this Agreement.

         9.03 Opinion of Counsel and lndependent Certified Public Accountants to FLFC. MGB shall have received from counsel to FLFC an opinion substantially in the form provided as Schedule 9.03, and from FLFC's Independent Public Accountants an opinion, dated the Closing Date, reasonably acceptable to MGB which shall include an opinion that any share of FLFC Stock received by MGB's stockholders shall not be subject to taxation.

         9.04 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by FLFC and FLB to MGB hereunder or in connection herewith shall be in form and substance satisfactory to counsel for MGB, in the exercise of such counsel's reasonable judgment.

         9.05 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

         9.06 Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of MGB Stock entitled to vote thereon.

         9.07 Absence of Adverse Facts. There shall have been no determination by MGB that any fact, event or condition exists, is likely to occur or has occurred that, in the reasonable judgment of MGB, (a) could have a material adverse effect on, has had a material adverse effect on, or which may be foreseen to have a material adverse effect on, FLB or FLFC or the consummation of the transactions contemplated by this Agreement which has not been waived by MGB (in the exercise of its sole and exclusive discretion), (b) would be materially adverse to the interests of MGB, or (c) would render the transactions contemplated by this Agreement impractical because of any material event including but not limited to a state of war, national emergency, banking moratorium or general suspension of trading on the Nasdaq Stock Market, or other national securities exchange.


                                   ARTICLE X

                   CONDITIONS TO OBLIGATIONS OF FLFC AND FLB

         The obligations of FLFC and FLB to be performed hereunder shall be subject to the satisfaction (or waiver by FLFC and FLB) on or before the Closing Date of each of the Covenants of MGB set forth herein and of each of the following conditions:

         10.01 Representations and Warranties True at Closing Date. Each of the representations and warranties of MGB contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date; MGB shall have performed and complied in all respects with the covenants and agreements set forth herein to be performed or complied with by MGB on or before the Closing Date; and MGB shall have delivered to FLFC and FLB a certificate in the form provided as
Schedule 10.01, and confirming such other matters as may be reasonably requested by FLFC or FLB.

         10.02   No Material Change.   MGB shall not have suffered any material
adverse change since December 31, 1995 whether or not such change is referred to or described in any Schedule) in its business, operations, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

         10.03 Ordinary Course of Business. MGB shall carry out its operations from the date hereof through the Effective Time in the ordinary course of business; provided, however, that, except as otherwise provided in
Section 6.01(d)(vi), MGB shall not pay any dividends or make other distributions on its capital stock, issue any additional capital stock, incur any additional debt, sell or otherwise dispose of any assets or increase the compensation of any of its directors, officers or employees from the date hereof through the Effective Time.

         10.04 Stock Options. There shall be no outstanding options, warrants or other rights to purchase any MGB Stock or other securities of MGB.

         10.05 Litigation. There shall not be any litigation or threat of litigation against FLB or FLFC (a) challenging the validity or legality of this Agreement or (b) seeking damages in respect of or seeking to restrain or invalidate the transactions contemplated by this Agreement which, in the judgment of MGB, based upon advice of counsel, would have a material adverse effect on FLB, FLFC or the consummation of the transactions contemplated by this Agreement.

         10.06 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

         10.07   Director and Affiliates Agreements.    FLFC shall have
received from each director and affiliate of MGB the agreements referred to in
Section 6.08 hereof.

         10.08 Opinion of Counsel to MGB. FLFC and FLB shall have received from counsel to MGB an opinion, dated the Closing Date, substantially in the form provided as Schedule 10.08.

         10.09 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by MGB to FLFC or FLB hereunder shall be in form and substance satisfactory to counsel for FLFC and FLB, in the exercise of such counsel's reasonable judgment.

         10.10 Resignations of Officers and Directors. All officers and directors of MGB shall have delivered to FLFC and FLB their resignations as officers and directors, effective as of the Closing Date.

         10.11   Brown Employment Contract.    W.L. Brown, President of MGB
shall have entered into a contract with FLB for his employment as its Peach County President.

         10.12 Accountants' Letters. FLFC and FLB shall have received a letter from MGB's independent accountants with respect to the financial, accounting and statistical data regarding MGB set forth in the Registration Statement and a letter from Coopers & Lybrand L.L.P. with respect to the financial accounting and statistical data regarding FLFC and FLB and the pro forma information set forth in the Registration Statement, in each case dated within five days prior to the Closing Date.

         10.13   Other Agreements.   MGB shall not be a party to any employment
or similar agreements with any person or persons or a party to any consulting or financial advisory agreements with any persons or entities other than The Robinson-Humphrey Co., Inc., ("R-H") pursuant to which MGB shall pay R-H compensation with respect to the transaction contemplated by this Agreement in an amount not more than $[225,000.00], including all expenses.

         10.14 Limitation on Dissenting Stockholders. All periods for notification of demands by Dissenting Stockholders pursuant to the Dissenter Provisions shall have expired. Neither MGB, FLFC nor FLB shall have received notification of demands from Dissenting Stockholders who hold an aggregate of five percent (5%) or more of the outstanding MGB Stock.

         10.15 Director Agreements. At the Effective Time, each director of MGB shall enter into an agreement in the form provided as Schedule 10.15. Each such director will receive a monthly fee of $250 for attendance at meetings of the Peach County Community Board of Directors.

         10.16 Loan Loss Reserve. The loan loss reserve of MGB shall be not less than $1,539,000 or 2.35% of gross loans.

         10.17   Reserve for Other Real Estate Owned.   For each parcel of real
estate having a net book value of $25,000 or more, MGB shall acquire an appraisal from a licensed appraiser completed within 120 days prior to the closing, the adequacy of which appraisal shall be subject to the approval of FLB. For each parcel owned at closing, MGB shall establish reserves adequate to reduce the net book value of the appraised value less anticipated selling expenses. However, under no circumstances shall the net book value of any property owned at closing exceed the value listed in Schedule 10.17.

         10.18   Reserve for Compliance Matters.   MGB shall have established a
reserve for compliance matters in an amount not less than $200,000.00.

         10.19   Operating Results.   MGB's 1996 operating results shall be
materially consistent with the projections provided to FLB.


                                   ARTICLE XI

                                    CLOSING

         11.01 Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the Merger (the "Closing") shall take place at 10:00 a.m. on October 25, 1996 in the offices of FLFC, 201 Second Street, Macon, Georgia 31297, or on such other date or at such other time and place as the parties shall agree (the "Closing Date"). FLFC and FLB shall commence to operate and control the business of MGB as of the Closing.


                                  ARTICLE XII

                          TERMINATION PRIOR TO CLOSING

         12.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                 (a)      By the mutual written consent of FLFC, FLB and MGB;

                 (b) By MGB in writing, without liability, if FLFC or FLB shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein which failure or breach is not cured within ten (10) days after MGB has notified FLFC or FLB of its intent to terminate this Agreement pursuant to this subparagraph (b).

                 (c) By FLFC or FLB in writing, without liability, if MGB shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after FLFC or FLB has notified MGB of its intent to terminate this Agreement pursuant to this subparagraph (c).

                 (d) By either FLFC, FLB or MGB in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on FLFC, FLB or MGB, which prohibits or restrains FLFC, FLB or MGB from consummating the transactions contemplated hereby, provided that FLFC, FLB or MGB shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted, and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency; or

                 (e) By either FLFC or MGB, in writing, without liability, if for any reason the Closing has not occurred by October 31, 1996.

                 (f) By either FLFC or MGB if any event has occurred which would have a material adverse effect on any other party to this Agreement or their respective subsidiaries.

         12.02 Termination of Obligations. Termination of this Agreement pursuant to this Article XII shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to subparagraphs (b) or
(c) of Section 12.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto for knowing or willful defaults or breaches.



                                  ARTICLE XIII

                                    EXPENSES

         13.01 Expenses. FLFC, FLB and MGB each agrees to pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. In the event of the termination of this Agreement by FLFC or FLB pursuant to Section 12.01 (c) hereof as a result of any knowing, willful, or negligent act or omission to act by MGB or any director (acting in any capacity), officer, employee, agent or advisor of MGB, MGB shall pay all of the fees and expenses paid or payable by FLFC and FLB to third parties in connection with this Agreement and the transactions contemplated hereby. In the event of termination of this Agreement by MGB pursuant to Section 12.01(b) hereof as a result of any knowing, willful, or negligent act or omission to act by FLFC or FLB or any director (acting in any capacity), officer, employee, agent or advisor of FLFC or FLB, FLFC or FLB shall pay all of the fees and expenses paid or payable by MGB to third parties in connection with this Agreement and the transactions contemplated hereby other than any Consultants Fees.


                                  ARTICLE XIV

                                 MISCELLANEOUS

         14.01 Survival. The representations and warranties of MGB, FLFC, and FLB contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall not survive the Closing.

         14.02 Entire Agreement. This Agreement (including the Schedules) constitutes the sole understanding of the parties with respect to the subject matter hereof and terminates the Letter of Intent dated January 17, 1996, as amended; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

         14.03 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

         14.04 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         14.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         14.06 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof

         14.07 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is
entitled to the benefits thereof.   No waiver of any of the provisions of this
Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

         14.08 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, if to MGB, to:

                 Middle Georgia Bank
                 102 Highway 49 South
                 Byron, Georgia 31008
                 Attention: W. L. Brown, President

with a copy to:

                 Sell & Melton
                 P.O. Box 229
                 Macon, Georgia 31297
                 Attention: John D. Comer

if to FLFC or FLB, to:

                 First Liberty Financial Corp. 201 Second Street
                 Macon, Georgia 31201
                 Attention:       Robert F. Hatcher, President
                                  and Chief Executive Officer

with a copy to:

                 First Liberty Financial Corp.
                 6491 Peachtree Industrial Boulevard Atlanta, Georgia 30360
                 Attention:       Richard A. Hills, Jr., Executive
                                  Vice President and General Counsel


or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

         14.09 Brokerage. MGB hereby expressly warrants and represents, that no broker, agent, or finder has rendered services, or is entitled to be paid any fee or commission, in connection with the transactions contemplated under this Agreement except for the services and fees referred to in Section 10.13 hereof.

         14.10 Governing Law. This Agreement is executed by the parties in, and shall be construed in accordance with and governed by the laws of the State of Georgia without giving effect to the principles of conflicts of law thereof.

         14.11 Public Announcements. No public announcement shall be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of FLFC; provided that either party may make such disclosure after consulting with each other if advised by counsel that it is legally required to do so. FLFC and MGB will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other party prior to making such announcements or disclosures.

         14.12 Acquisition Proposals. From and after the date of this Agreement and until any termination pursuant to Section 12.01, MGB shall not (and shall use its best efforts to ensure that its directors, officers, employees, advisers, consultants and agents shall not), directly or indirectly,
(i) solicit, institute, initiate, encourage or authorize any inquiries, discussions, negotiations, proposals, offers or agreements (whether preliminary or definitive) with or from any person, partnership, corporation, entity or other group, or participate in any discussion regarding any such inquiry, proposal offer or agreement or (ii) knowingly provide or furnish any information about or with respect to MGB to any person, partnership, corporation, entity or other group, that would facilitate, encourage, contemplate or provide for any acquisition, merger, combination, sale of a significant amount of assets, or other business combination, tender offer, sale of any equity securities or change in control of MGB (collectively, a "Business Combination"); except in a situation in which a majority of the full Board of Directors of MGB has determined upon advice of counsel that such Board has a fiduciary duty to consider and respond to a bona fide proposal by a third party, regardless of whether such proposal was directly or indirectly received as a result of conduct sought to be prohibited by this Section 14.12. Upon the occurrence of such determination by the Board of Directors of MGB, such Board shall provide written notice of its determination and intention to consider such proposal to FLFC, at least two business days before responding to the proposal or providing any information with respect to MGB in response to the proposal, indicating the material terms of such proposal and its further undertaking that it has and will comply with the provisions of this Section 14.12; provided, however, that if such proposal by its terms requires a response in a shorter period, MGB shall provide such notice, information and undertaking to FLFC as promptly as practicable in the circumstances.

         MGB, jointly and severally, covenant, acknowledge and agree that it shall be a specific, absolute and unconditionally binding condition precedent to MGB's entering into a letter of intent, agreement in principle or definitive agreement (whether or not considered binding, nonbinding or conditional) with any third person or recommending (or agreeing to recommend) approval of any offer or proposal from any third person, with respect to a Business Combination (other than with FLFC or any subsidiary of FLFC), regardless of whether MGB has otherwise complied with the provisions of this Section 14.12, that such third party that is a party to the proposed Business Combination shall have first (i) reimbursed FLFC and FLB for 100% of the costs and expenses (including but not limited to, cost of legal counsel to FLFC and FLB, accountants, investment banking fees, printing and mailing costs) incurred by FLFC or FLB in negotiating and carrying out the proposed Merger, subject to a maximum amount of $100,000 and (ii) paid to FLFC the sum of $100,000 as liquidated damages to compensate FLFC for its direct and indirect costs and expenses in connection with the mergers, including FLFC's management time devoted to negotiation and preparation for the Mergers and FLFC's loss as a result of such Mergers not being consummated. FLFC and MGB acknowledge that the actual damages that FLFC will suffer as a result thereof are difficult, if not impossible, to calculate accurately. FLFC and MGB further acknowledge that, after considering a number of factors, $100,000 is their best estimate of what such actual damages would be, and they in good faith believe that $100,000 bears a reasonable relationship to the amount of actual damages that FLFC would suffer. Accordingly, MGB hereby stipulates and covenants that prior to their entering into or agreeing upon a letter of intent, agreement in principle or definitive agreement (whether binding or nonbinding) with any third person or recommending (or agreeing to recommend approval of any offer or proposal from any third person, with respect to a Business Combination, such third person shall have paid to FLFC liquidated damages of $100,000 and reimbursed FLFC and FLB for their costs and expenses up to $100,000 to satisfy the specific, absolute and unconditional, binding condition precedent imposed by this Section 14.12.

         14.13 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and the Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

         14.14 "Including." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.

                               FIRST LIBERTY FINANCIAL CORP.


                               By: /s/ Robert F. Hatcher
                                   -------------------------------------------
                                     Robert F. Hatcher
                                     President and Chief Executive Officer


                               FIRST LIBERTY BANK


                               By: /s/ Robert F. Hatcher
                                   -------------------------------------------
                                     Robert F. Hatcher
                                     President and Chief Executive Officer

                               MIDDLE GEORGIA BANK


                               By: /s/ W. L. Brown
                                   -------------------------------------------
                                     W. L. Brown
                                     President

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made and entered into and is effective as of the 24th day of July, 1996, by and among First Liberty Financial Corp., a Georgia corporation ("FLFC"), First Liberty Bank, a federally chartered savings bank organized under the laws of the United States ("FLB"), and Middle Georgia Bank, a state chartered commercial bank organized under the laws of the State of Georgia ("MGB").

                                  WITNESSETH:

         WHEREAS, the parties entered into an Agreement and Plan of Merger as of June 11, 1996 (the "Agreement"); and

         WHEREAS, the parties wish to amend the Agreement as set forth below;

         NOW, THEREFORE, in consideration of the sum of $10.00 and other good and valuable consideration in hand paid by each party to the other, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

         A. The Agreement is hereby amended by deleting Section 8.05 in its entirety.

         B. The Agreement is further amended by deleting from Section 11.01 the date "October 25, 1996" and inserting in lieu thereof the date "November, 1996."

         C. The Agreement is further amended by deleting from Section 12.01(e) the date "October 31, 1996" and inserting in lieu thereof the date "November 8, 1996."

         D.    Except as amended hereby, the Agreement shall remain unchanged.

         IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be duly executed on its behalf as of the date indicated on the first page hereof.

                                      FIRST LIBERTY FINANCIAL CORP.


                                      By: /s/ Robert F. Hatcher
                                          ------------------------------------
                                          Robert F. Hatcher
                                          President and Chief Executive Officer


                                      FIRST LIBERTY BANK

                                      By: /s/ Robert F. Hatcher
                                          ------------------------------------
                                          Robert F. Hatcher
                                          President and Chief Executive Officer


                                      MIDDLE GEORGIA BANK

                                      By: /s/ W. L. Brown
                                          ------------------------------------
                                          W. L. Brown
                                          President

                                   APPENDIX B

Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia.

                                CODE OF GEORGIA
             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
                       CHAPTER 2.  BUSINESS CORPORATIONS
                         ARTICLE 13. DISSENTERS' RIGHTS
             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
          Current through the End of 1995 Extraordinary Session of the
                                General Assembly


14-2-1301  Definitions.

   As used in this article, the term:
              (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

              (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

              (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

              (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

              (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

              (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

              (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

              (8) "Shareholder" means the record shareholder or the beneficial shareholder.

(Code 1981, Sec. 14-2-1301, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1993, p. 1231, Sec. 16.)


14-2-1302  Right to dissent.

   (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
              (1) Consummation of a plan of merger to which the corporation is a party:

                   (A) If approval of the shareholders of the corporation is
              required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                   (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

              (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

              (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

              (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                   (A) Alters or abolishes a preferential right of the shares;

                   (B) Creates, alters, or abolishes a right in respect of
              redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                   (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                   (D) Excludes or limits the right of the shares to vote on
              any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                   (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                   (F) Cancels, redeems, or repurchases all or part of the
              shares of the class; or

              (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.
   (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
              (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

              (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(Code 1981, Sec. 14-2-1302, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 58.)


14-2-1303  Dissent by nominees and beneficial owners.

   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(Code 1981, Sec. 14-2-1303, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1320  Notice of dissenters' rights.

   (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
   (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(Code 1981, Sec. 14-2-1320, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1993, p. 1231, Sec. 17.)


14-2-1321  Notice of intent to demand payment.

   (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:
              (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

              (2) Must not vote his shares in favor of the proposed action.

   (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1321, enacted by Ga. L. 1988, p. 1070, Sec. 1.)
Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia.


14-2-1322  Dissenters' notice.

         (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

         (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

              (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

              (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

              (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

              (4) Be accompanied by a copy of this article.

(Code 1981, Sec. 14-2-1322, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1323  Duty to demand payment.

   (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

   (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

   (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1323, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1324  Share restrictions.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(Code 1981, Sec. 14-2-1324, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1325  Offer of payment.

   (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

   (b) The offer of payment must be accompanied by:

              (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

              (2) A statement of the corporation's estimate of the fair value of the shares;

              (3) An explanation of how the interest was calculated;

              (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

              (5) A copy of this article.

   (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(Code 1981, Sec. 14-2-1325, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 59; Ga. L. 1993, p. 1231, Sec. 18.)


14-2-1326  Failure to take action.

   (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(Code 1981, Sec. 14-2-1326, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1990, p. 257, Sec. 20.)


14-2-1327  Procedure if shareholder dissatisfied with payment or offer.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

              (1) The dissenter believes that the amount offered under Code
         Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

              (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

   (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

   (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

              (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

              (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


(Code 1981, Sec. 14-2-1327, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 60; Ga. L. 1990, p. 257, Sec. 21; Ga. L. 1993, p. 1231, Sec.
19.)


14-2-1330  Court action.

   (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
   (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
   (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.
   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.
    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(Code 1981, Sec. 14-2-1330, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 61; Ga. L. 1993, p. 1231, Sec. 20.)


14-2-1331  Court costs and counsel fees.

   (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
   (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
              (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

              (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

   (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(Code 1981, Sec. 14-2-1331, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1332  Limitation of actions.

   No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

(Code 1981, Sec. 14-2-1332, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

                                   APPENDIX C

                            Coopers & Lybrand L.L.P.
                            1100 Campanile Building
                             1155 Peachtree Street
                          Atlanta, Georgia 30309-3630




                                August 15, 1996

Mr. David Hall
Executive Vice President and
Chief Financial Officer
First Liberty Financial Corp.
201 Second Street
Macon, Georgia 31201

Dear Mr. Hall:

Pursuant to your request, this letter summarizes our opinion regarding the following tax matters:

                - the qualification of the Proposed Merger, described herein, as a tax-free reorganization for Federal income tax purposes;

                - the Federal income tax consequences to the shareholders of Middle Georgia Bank as a result of the Proposed Merger; and

                - the Federal income tax consequences of owning First Liberty Corp. Common Stock.

                          UNDERSTANDING OF TRANSACTION

It is our understanding that First Liberty Financial Corp. ("FLFC"), First Liberty Bank ("FLB") and Middle Georgia Bank ("MGB") have entered into an Agreement and Plan of Merger dated June 11, 1996, as amended (the "Agreement"), which will enable FLB to expand its operations and presence in Peach County, Georgia. FLFC owns all of the issued and outstanding shares of capital stock of FLB. MGB has only one class of stock outstanding. In accordance with applicable law, FLFC and FLB will enter into a transaction whereby MGB will be merged with and into FLB and the separate existence of MGB will thereupon cease. FLB shall be the surviving corporation in the merger and shall remain a wholly-owned subsidiary of FLFC. (This transaction is hereinafter referred to as the "Proposed Merger".)

At the time of the effective date of the Proposed Merger (the "Effective Date"), each share of the outstanding shares of MGB common stock ("MGB Stock") will be converted into the right to receive from FLFC the consideration described in the following paragraph.

Mr. David Hall
August 15, 1996
Page 2


         Each share of MGB Stock issued and outstanding at the Effective
         Time (other than shares held by dissenting stockholders) will be converted into and exchanged for the right to receive from FLFC a number of shares of FLFC common stock ("FLFC Stock") determined by dividing $85.00 by the FLFC Stock Price (Exchange Ratio), with fractional shares to be settled in cash. The term "FLFC Stock Price" means the average of the closing price of FLFC Stock on the NASDAQ Stock Market for the period of ten trading days ending five days before the date on which the Effective Time occurs. Notwithstanding the foregoing, the Exchange Ratio shall not be more than 3.778 or less than 3.469.

         Any and all shares of MGB stock held as treasury shares by MGB will be canceled and retired on the Effective Date, and no consideration will be paid for such shares.

         Any dissenting shareholders of MGB are entitled to exercise their rights under Article 13 of the Georgia Business Corporation Code in lieu of receiving the consideration described above.

         Also, it is also our understanding that there is no plan or intention on the part of any holder of MGB Stock who owns 1% or more of the MGB Stock to sell, exchange, or otherwise dispose of a number of the shares of the FLFC Stock after the Proposed Merger that would reduce the aggregate ownership (by former holders of MGB Stock) of FLFC
         Stock to a number of shares having a value, as of the Effective Date, of less than 50% of the value of all the formerly outstanding MGB Stock as determined immediately prior to the Effective Date. It is also our understanding that to the best knowledge of MGB management, there is no plan or intention on the part of the remaining MGB Shareholders to sell, exchange, or otherwise dispose of a number of the shares of the FLFC Stock after the Proposed Merger that would reduce the aggregate ownership (by former holders of MGB Stock) of FLFC Stock to a number of shares having a value, as of the Effective Date, of less than 50% of the value of all the formerly outstanding MGB Stock as determined immediately prior to the Effective Date. It is also our understanding that FLFC has no plan or intention to sell, exchange, or otherwise dispose of its shares of FLB common stock (FLB Stock) after the Proposed Merger.


                     SUMMARY OF OPINION OF TAX CONSEQUENCES

         Our analysis of the Proposed Merger was intended to allow us to express opinions on the following tax matters:

                (1) the qualification of the Proposed Merger as a tax-free reorganization pursuant to Internal Revenue Code Sections (Code Section) 368(a)(1)(A) and (a)(2)(D);

Mr. David Hall
August 15, 1996
Page 3

                 (2) the extent to which the holders of MGB Stock will be required for Federal income tax purposes to recognize taxable income as a result of the Proposed Merger; and

                 (3) the Federal income taxation of owning FLFC Stock issued in the Proposed Merger.

The following summarizes the conclusions that we have reached:

                 (1) It is our opinion that the Proposed Merger qualifies as a tax-free reorganization pursuant to Code Sections 368(a)(1)(A) and (a)(2)(D).

                 (2) It is our opinion that (i) the shareholders of MGB who, pursuant to the plan of merger, exchange their stock in MGB solely for FLFC Stock will recognize no gain or loss, and (ii) the shareholders of MGB who dissent and exchange their stock in MGB for cash only will recognize gain or loss equal to the difference between the total cash received and such shareholder's basis in his or her MGB Stock.

                 (3) It is our opinion that distributions on the shares of FLFC Stock will constitute dividends for Federal income tax purposes to the extent of FLFC's current or accumulated earnings and profits. Also, the sale or exchange of FLFC Stock for cash will be a taxable event resulting in taxable gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the FLFC Stock sold. Such gain or loss on the disposition of FLFC Stock will be capital gain or loss if the FLFC Stock was held as a capital asset and will be long-term capital gain or loss if the holding period for the FLFC Stock is more than one year.


                            TAX-FREE REORGANIZATION

In general, Code Section 354 provides that no gain or loss is recognized if stock or securities in a corporation that is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation that is a party to the reorganization. Therefore, to the extent that the Proposed Merger qualifies as a tax-free reorganization and meets all of the requirements of Code Section 354, the MGB shareholders will not recognize gain or loss, except as described in the section of this letter entitled "Tax Consequences to MGB Shareholders." Code Section 368 and the regulations promulgated thereunder provide the definitions of tax-free reorganizations.

Mr. David Hall
August 15, 1996
Page 4


                       Statutory Merger or Consolidation

Code Section 368 describes several types of corporate reorganizations which are afforded tax-free treatment. Among the types of transactions defined in Code Section 368 is a statutory merger or consolidation ("A" Reorganization). See Code Section 368(a)(1)(A). In this type of reorganization, one corporation essentially integrates another corporation into itself, assuming its liabilities as well as its assets. The acquired entity then disappears for legal and tax purposes. The Regulations add that the merger or consolidation must be effected pursuant to the applicable corporate laws of the United States, a state or territory of the United States, or the District of Columbia. See Treasury Regulations Section (Reg. Section) 1.368-2(b)(1).

An "A" Reorganization generally assumes that one corporation will directly acquire another. Code Section 368(a)(2)(D) expands this definition to allow "A" Reorganization status where a subsidiary corporation uses the stock of its parent in order to effect a merger, provided that (i) the subsidiary acquires substantially all of the properties of the transferor corporation; (2) the transferor is merged into the subsidiary; (3) the merger would have qualified for "A" Reorganization treatment under Code e368(a)(1)(A) if the target corporation had merged directly into the parent; and (4) no stock of the subsidiary is used in the transaction. In such a situation, the former shareholders of the target corporation become shareholders of the acquiring corporation's parent.

                             Plan of Reorganization

An "A" Reorganization must meet certain additional requirements explicitly contained in Code Section 354. This Section grants tax-free treatment to exchanges only if made pursuant to a plan of reorganization. While specifically required, the concept of a plan of reorganization is not defined in the Code. The Regulations provide guidance as to its meaning as follows:

                 "The term 'plan of reorganization' has reference to a consummated transaction specifically defined as a reorganization under section 368(a). The term is not to be construed as broadening the definition of "reorganization" as set forth in section 368(a), but it is to be taken as limiting the nonrecognition of gain or loss to such exchanges or distributions as are directly a part of the transaction specifically described as a reorganization in section 368(a)." See Reg. e 1.368-2(g).

Although not statutorily required, it seems to be advisable that FLFC have a written plan of reorganization, formally adopted by the corporate board of directors, and including all material details of the Proposed Merger. It is our understanding that FLFC does have such a written plan; thus, the requirement of a plan of reorganization will be met.

Mr. David Hall
August 15, 1996
Page 5


                           Party to a Reorganization

Code Section 354 refers to a corporation as a "party to a reorganization." The term "party to a reorganization" is defined in Code Section 368(b) to include any corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or other properties of another corporation. In the case of a reorganization qualifying under Code Section 368(a)(1)(A) by reason of Code
Section 368(a)(2)(D), the term "a party to a reorganization" includes the corporation controlling the acquiring corporation and whose stock is used to effect the reorganization. Accordingly, FLFC, FLB and MGB are each a "party to a reorganization" of the Proposed Merger.

                         Solely for Stock or Securities

Code Section 354 grants tax-free treatment only if stock or securities in a corporation that is a party to a reorganization are exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. The term "stock" includes forms of equity investment in a corporation. The FLFC Stock used to effect the Proposed Merger qualifies as stock pursuant to Code e 354, as discussed in the section of this letter titled "Continuity of Proprietary Interest."

Code Section 354 limits tax-free exchange treatment solely to the stock and/or securities surrendered and distributed in the exchange. This requirement will be met in the Proposed Merger because the MGB Stock will be exchanged solely for FLFC Stock. For dissenting shareholders receiving cash, see "TAX CONSEQUENCES TO MGB SHAREHOLDERS."

                        Other Requirements and Doctrines

Along with the formal statutory and regulatory requirements discussed above, all acquisitive reorganizations must also meet certain judicial requirements as adopted in the Regulations as well as judicial doctrines embodied in case law in order to warrant tax-free treatment. These additional judicial requirements as adopted in the Regulations consist of the "continuity of proprietary interest," "continuity of business enterprise," and the "business purpose" tests. See Reg. Sections 1.368-2(a), 1.368-1(d), and 1.368-2(g), respectively. The relevant judicially developed concept is known as the "step transaction doctrine."

Continuity of Proprietary Interest. The continuity of proprietary interest test must generally be met by all reorganizations seeking to achieve tax-free exchange status. The continuity of propriety interest requirement, set forth in Reg. Section 1.368-2(a), provides that the former shareholders of the target corporation retain a significant equity participation in the combined corporation following the transaction.

Mr. David Hall
August 15, 1996
Page 6

As interpreted by the courts, the continuity of proprietary interest requirement focuses primarily on the character of the consideration received in the acquisition by the former shareholders of the target corporation. If a sufficient portion of such consideration consists of instruments which carry the requisite degree of continuing proprietary interest, the requirement is satisfied.

In addition to the character and amount of consideration received by the target shareholders to satisfy the continuity of proprietary interest requirement, the IRS and courts have interpreted the continuity of interest doctrine as embodying a disposition limitation. That is, shareholders of the target corporation must not have a preconceived plan or arrangement for disposing of the stock received in the reorganization. If such a plan or arrangement exists, any post-reorganization dispositions of such stock may be stepped together with the initial receipt of the same stock in the reorganization.

Character of Consideration

In focusing on the character of the consideration received by the target corporation's shareholders, the continuity of proprietary interest requirement raises two fundamental issues. These issues relate to the forms of consideration which carry sufficient indicia of ownership to be "counted" as providing a continuing interest, and the amount of the total consideration which must consist of such "good" forms.

With respect to the first issue concerning the form of the consideration, it is clear that stock of the acquirer is considered to represent a sufficient continuing interest in the acquired business. In addition, stock of a corporation which controls the acquiring corporation may also represent a sufficient interest. See Code Section 368(a)(2)(D). In the Proposed Merger, because FLFC will issue FLFC Stock as its total consideration to the MGB shareholders, there will be sufficient indicia of ownership to be "counted" as providing the necessary continuity of interest.

Amount of Equity Consideration

There exist no definitive guidelines in tax law as to the threshold percentage of equity consideration to total consideration in order to meet the continuity of interest doctrine. The general rule is that equity consideration must represent a "substantial portion" of the value of the total consideration paid in an acquisition. See Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935).
For purposes of issuing private letter rulings that a transaction will qualify as a reorganization, the Internal Revenue Service (the "IRS") has announced a more concrete guideline: it requires that at least 50% of the total equity value of the target corporation be acquired for consideration in the form of equity. See Revenue Procedure (Rev. Proc.) 77-37, 1977-2 C.B. 568, Section
3.02. The courts have often been more lenient. For example, John A. Nelson v. Helvering, 296 U.S. 374 (1935), is often cited for the proposition that continuity of proprietary interest is satisfied where 38 percent of the value of the total consideration is in the form of stock, and in one extreme case, the Court of Appeals for the Sixth Circuit held that continuity of interest as low as 25 percent was sufficient. See Miller v. Commissioner,

Mr. David Hall
August 15, 1996
Page 7

84 F.2d 415 (6th Cir., 1936). On the other hand, the continuity of interest requirement has been held not to have been satisfied where only 16 percent of the total consideration paid was in the form of stock. See Kass v. Commissioner, 60 T.C. 218 (1973).

It is our understanding that each share of MGB Stock issued and outstanding (other than shares held by dissenting shareholders) will be converted into and exchanged for the right to receive FLFC Stock. In other words, substantially all of the merger consideration (other than cash used to settle dissenter claims and functional shares) will be FLFC Stock. Further, FLFC's management has represented that the fair market value of all of the FLFC Stock used as consideration in the Proposed Merger is expected to equal the total of all consideration used. Accordingly, the Proposed Merger will satisfy the requirement that equity consideration represent a "substantial portion" of the total consideration.

No Preconceived Plan for Disposition of New Shares

The continuity of proprietary interest requirement will not be met if the target corporation's shareholders have a preconceived plan to dispose of the new shares. A preconceived plan to dispose of shares would, in substance, be as if the target shareholders simply sold their stock for cash. At the very least, such a situation would likely result in the sellers of the stock being taxed upon receiving the new stock. Moreover, a potentially more onerous result could occur if the IRS determines that the transaction is no longer defined as a "reorganization" under Code Section 368. Then, the entire transaction would be taxable to all parties. However, because the holders of MGB stock who will receive FLFC Stock have represented in the Agreement and Plan of Merger that they do not have a preconceived plan or intent to sell, exchange, or otherwise dispose of their shares of FLFC Stock, the step transaction test will not be violated.

In summary, the Proposed Merger will meet the continuity of interest requirement because (1) the FLFC Stock carries sufficient indicia of equity ownership; (2) the value of the FLFC Stock represents a "substantial portion" of the value of the total consideration to be given; and (3) the holders of FLFC Stock have no preconceived plan or arrangement at the time of the Proposed Merger for disposing of their stock.

Continuity of Business Enterprise. The second major judicial requirement applicable to "A" Reorganizations adopted in the Regulations is that of continuity of business enterprise. Continuity of business enterprise focuses on the business conducted by the acquiring corporate entity itself. Since the rationale for providing tax-free treatment for a reorganization is that the overall transaction is essentially a mere change in business form, it seems logical that the acquiring corporation should continue the operations of the acquired corporation in some manner. As such, in order to satisfy the continuity of business enterprise requirement, the Regulations provide that the acquiring corporation must either (1) continue a line of the target's historic business, or (2) use a significant portion of the target's historic business assets in any business (whether or not that business was historically conducted by the target). See Reg. Section 1.368-1(d)(2).

Mr. David Hall
August 15, 1996
Page 8


In the Proposed Merger, FLB will continue to conduct MGB's historic line of business, i.e., it will continue to be a financial intermediary. Accordingly, the continuity of business enterprise test for the Proposed Merger is satisfied.

Business Purpose. As a form of reorganization described in Code e 368, an "A" Reorganization must be undertaken in pursuit of a genuine business purpose to qualify as a tax-free reorganization. Specifically, the reorganization must have been planned and carried out for a genuine business purpose. See Gregory
v. Helvering, 293 U.S. 465 (1935). The Regulations provide some insight into the need for a business purpose by stating that a corporate reorganization that is a ". . . device that puts on the form of a corporate reorganization as a disguise for concealing its real character, and the object and accomplishment of which is the consummation of a preconceived plan having no business purpose or corporate purpose, is not a plan of reorganization." See Reg. Section 1.368-1(c).

In the Proposed Merger, FLFC management has represented that, in accordance with applicable corporate laws, FLB is primarily merging with MGB to expand its banking operations and presence in middle Georgia, specifically, Peach County, Georgia. Based on this representation, the requisite business purpose test is satisfied.

Step Transaction Doctrine. The final judicial test to be satisfied by corporations attempting to structure a tax-free reorganization is the step transaction doctrine. The doctrine generally consists of a judicial requirement that all integrated steps in a single transaction be combined in determining the true nature of a transaction for Federal income tax purposes. The scope of this test is relatively vague and there are no firm guidelines as to when or how the test will be applied to different fact patterns.

There are various circumstances in which the IRS may apply the step transaction doctrine in an attempt to invalidate or recharacterize an "A" reorganization. These include, but are not limited to, situations in which former target shareholders sell newly acquired surviving corporation stock shortly after the merger of the target into the survivor. Similarly, a sale by a parent corporation of its subsidiary shortly after the merger of a target corporation into the subsidiary could be construed to lack substance in the "A" reorganization context.

In the instant case, it is our understanding that FLFC management has represented that there is no plan or intention on the part of any holder of MGB stock who owns 1% or more of the MGB Stock to dispose of a number of shares of the FLFC Stock after the Proposed Merger that would reduce the aggregate ownership (by former holders of MGB Stock) of FLFC Stock to a number of shares having a value, as of the Effective Date, of less than 50% of the value of all the formerly outstanding MGB Stock as determined immediately prior to the Effective Date. It is also our understanding that to the best knowledge of MGB management, there is no plan or intention on the part of the remaining MGB Shareholders to dispose of a similar number of shares resulting in the circumstances described above. It is also our understanding that FLFC has no plan or intention to sell, exchange, or otherwise dispose of its shares of FLB Stock after the Proposed Merger.

Mr. David Hall
August 15, 1996
Page 9

Finally, FLFC management is not aware of any other current and/or future transactions or events that will be applied to invalidate or recharacterize the Proposed Merger's "A" Reorganization status under Code Sections 368(a)(1)(A) and (a)(2)(D).


                                   Conclusion

Because the Proposed Merger will be effected in accordance with applicable Georgia state law and will satisfy the regulatory and judicial doctrines, as discussed above, it qualifies as a tax-free reorganization described in Code
Section 368 pursuant to the controlling statutory requirements of the Code and Regulations promulgated thereunder.


                      TAX CONSEQUENCES TO MGB SHAREHOLDERS

                            General Rule of Taxation

Under the general rule of Code Section 354(a)(1), no gain or loss is recognized if stock or securities in a corporation which is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Thus, shareholders of a target corporation which is a party to the reorganization who receive only stock of another party to the reorganization generally do not recognize either gain or loss on the exchange. If the exchange involves the receipt of other property or money in addition to property that can be received tax-free, reference must be made to the rules of Code Section 356.

In contrast, no loss may generally be recognized on an exchange of stock or securities in pursuance of a plan of reorganization. This is the case even for shareholders or security holders who receive money, as well as stock or securities. See Code Section 356(c). A shareholder who receives no stock or securities of a party to a reorganization may recognize any loss which is realized.

                  MGB Shareholders Who Receive FLFC Stock Only

An MGB shareholder who receives only FLFC Stock for his or her shares of MGB Stock will recognize no gain or loss under the general rules of Code Section 354(a)(1).

                     MGB Shareholders Who Receive Cash Only

An MGB dissenting shareholder, who receives only cash for his or her shares of MGB Stock, will recognize gain or loss for Federal income tax purposes measured by the difference, if any, between the total cash

Mr. David Hall
August 15, 1996
Page 10

received for the stock and such shareholder's basis in his or her stock. See Code e1001(a). The gain or loss will be characterized for Federal income tax purposes as capital gain or loss if the MGB shareholder's shares were held as capital assets.



                              Basis of FLFC Stock

Code Section 358(a)(1) provides that, where a shareholder or security holder exchanges stock or securities in a reorganization and receives stock or securities which do not constitute boot, the holder's basis in the property (i.e., the stock or securities) received is equal to his or her basis in the stock or securities surrendered, decreased by the fair market value of any boot received and increased by the amount of any gain recognized on the exchange. The basis of boot received will be equal to its fair market value. See Code
Section 358(a)(2).

The basis of FLFC Stock received by an MGB shareholder will be identical to the basis of the MGB Stock exchanged therefor. See Code Section 358(a)(1).

                                 Holding Period

The holding period of FLFC Stock received by an MGB shareholder will include the holding period for the MGB Stock exchanged because the basis of the FLFC Stock received is determined in whole or in part by the basis of the MGB Stock exchanged. See Code Section 1223(1).


                 OWNERSHIP OF FLFC STOCK ISSUED IN THE EXCHANGE

                          Dividends on the FLFC Stock

Code Section 301 prescribes the treatment of nonliquidating distributions of cash or other property to shareholders with respect to their stock. "Property" refers to all items of economic benefit to shareholders other than the corporation's own stock and stock rights. See Code Section 317(a). Under Code
Section 301(c)(1), a Section 301 distribution will be included in the FLFC shareholders' gross income to the extent that it constitutes a "dividend," as defined in Code Section 316. Code Section 316, in turn, defines a dividend for income tax purposes generally as a distribution out of current or accumulated earnings and profits ("E&P") of the distributing corporation. To the extent that a Code e 301 distribution exceeds E&P, it will be treated under
Section 301(c)(2) as a tax-free return of the shareholders' capital to the extent of the shareholders' adjusted basis. Any amount in excess of a shareholder's adjusted basis in FLFC Stock will be treated under Code Section 301(c)(3) as a gain from a sale or exchange of property. The character of the gain will be capital if the FLFC Stock is a capital asset in the shareholders' hands. See Code Section Section 1221 and 1222.

Mr. David Hall
August 15, 1996
Page 11


                         Sale or Exchange of FLFC Stock

The sale or exchange of FLFC Stock for cash will be a taxable event resulting in taxable gain or loss equal to the difference between the amount of proceeds received and the holder's tax basis in the FLFC Stock sold. Such gain will be capital gain or loss if the FLFC Stock was held as a capital asset and will be long-term capital gain or loss if the holding period for the FLFC Stock is more than one year. See Code Section Section 1221 and 1222.

            Information Reporting and Backup Withholding Requirement

FLFC will be required to file information returns with the Internal Revenue Service with respect to payments of dividends on the FLFC Stock. See Code
Section 6042. Holders who fail to provide FLFC with their proper taxpayer identification numbers may become subject to 31% "backup withholding" on the payment of dividends unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
(b) provides a correct taxpayer identification number; certifies as to no loss of exemption from backup withholding; and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding does not constitute an additional tax and may be credited against the holder's regular income tax liability. See Code Section 3406.

If you have any questions regarding this letter, please call Joe Reinkemeyer or German Jimenez of our Firm.

                                        Very truly yours,

                                        /s/ Coopers & Lybrand L.L.P.

                                   APPENDIX D

                                 June 11, 1996


Board of Directors
Middle Georgia Bank
P.O. Box 25
Byron, Georgia  31008

Gentlemen:

         In connection with the proposed acquisition of Middle Georgia Bank ("MGB") by First Liberty Financial Corp. ("FLFC") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Merger dated as of June 11, 1996 among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of MGB. Under the terms of the Merger, holders of all outstanding shares of MGB stock will receive consideration equal to $85.00 of FLFC Common Stock shares for each MGB share held, provided that the average closing price on the Nasdaq Stock Market of the Common Stock of FLFC is within the range specified in the Merger Agreement ($22.50 per share - $24.50 per share). If the average closing price of FLFC is below $22.50 then the exchange ratio will be 3.778. However, if the average closing price of FLFC is above $24.50 then the exchange ratio will be 3.469.

         Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

         In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, MGB's financial results for fiscal years 1991 through 1995 and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of MGB for the purpose of reviewing the historical and current operations of, and outlook for MGB, industry trends, the terms of the proposed Merger, and related matters.

         We have also studied published financial data concerning certain other publicly traded banks which we deem comparable to MGB as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

         We have reviewed similar information and data relating to FLFC including its historical financial statements, for fiscal years 1991 through 1995.

         In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by FLFC and MGB. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of FLFC or MGB.

         Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the consideration as provided in the Agreement and Plan of Merger is fair to the stockholders of MGB.

                                        Very truly yours,

                                        /s/ THE ROBINSON-HUMPHREY COMPANY, INC.

                                        THE ROBINSON-HUMPHREY COMPANY, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202 of the Georgia Business Corporation Code (the "GBCC") enables a corporation in its articles of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholder for monetary damages for breach of duty of care or other duty as a director. This Section also provides, however, that no such provision may eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability involving unlawful distributions to stockholder and (iv) for transactions from which the director received an improper personal benefit. Section 11 of the Amended and Restated Articles of Incorporation of First Liberty Financial Corp. ("FLFC") contains a provision eliminating or limiting the personal liability of a director of FLFC to the full extent authorized by Section 14-2-202. Consequently, the stockholder's potential recourse for monetary damages against FLFC's directors is limited to situations in which one of the four exceptions noted above is applicable.

         In addition, Section 14-2-856 of the GBCC (as incorporated by Article VIII of FLFC's Bylaws) provides for indemnification of directors of FLFC for liability and expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including civil actions brought as derivative actions by or in the right of FLFC), in which they may become involved by reason of being a director of FLFC. This Section permits a corporation to indemnify or obligate itself to indemnify a director made a party to any such proceeding, provided, that a corporation may not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;
(iii) for certain types of liability involving unlawful distributions to stockholder; or (iv) for any transaction from which he received an improper personal benefit.

         Section 14-2-856 also permits a corporation to advance or reimburse expenses in advance of final disposition of a proceeding if the director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described above, and the director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification. This Section also provides such indemnification for persons who, at the request of the corporation, act as directors or officers of other companies in which the corporation is a stockholder or creditor or is otherwise interested.

         Section 14-2-857 provides that a corporation may indemnify and advance expenses to an employee or agent of the corporation who is not a director, to the extent consistent with public policy, as provided in the corporation's articles of incorporation or bylaws, by contract, or by specific action of the board of directors. A corporation may indemnify and advance expenses to an officer of the corporation who is not a director to the same extent as a director and to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that precludes director indemnification above. FLFC's Bylaws provide that FLFC shall indemnify officers, employees and agents to the same extent that FLFC shall indemnify its directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) EXHIBITS. The following exhibits are filed as part of this Registration Statement. Where such filing is made by incorporation by reference to a previously filed registration statement or report, such registration statement or report is identified in parentheses.

EXHIBIT
NUMBER                                     DESCRIPTION
- ------                                     -----------
  2              Agreement and Plan of Merger dated as of June 11, 1996, AS AMENDED, among FLFC and Middle Georgia Bank
                 (included as Appendix A to the Proxy Statement/Prospectus filed as part of this Registration
                 Statement).

  3.1            Amended and Restated Articles of Incorporation of FLFC (Exhibit 3(a) to FLFC's Quarterly Report on Form
                 10-Q for the quarter ended March 31, 1996).

  3.2            Bylaws, as amended (Exhibit 3(b)2 to FLFC's Annual Report on Form 10-K for the fiscal year ended
                 September 30, 1993).

  5              Opinion of Long, Aldridge & Norman, LLP.**

  8              Opinion of Coopers & Lybrand L.L.P. with respect to certain federal income tax consequences of the
                 Merger (included as Appendix C to the Proxy Statement/Prospectus filed as part of this Registration
                 Statement).

  10.1           Plan of Conversion of Liberty Bank (Exhibit 10(a) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1986).

  10.2           FLFC's Employee Savings and Stock Ownership Plan (Exhibit 4 to FLFC's Registration Statement on Form S-
                 8, No. 33-24733).

  10.3           FLFC's Stockholder Rights Plan dated as of August 2, 1989 (Exhibit 4.1 to FLFC's Current Report on Form
                 8-K dated August 14, 1989).

  10.4           FLFC's 1983 Incentive Stock Option Plan and related form of Option Agreement (Exhibit 10(j) to FLFC's
                 Annual Report on Form 10-K for the fiscal year ended September 30, 1986).

  10.5           FLFC 1992 Stock Incentive Plan dated as of November 24, 1992 (Exhibit 10(m) to FLFC's Annual Report on
                 Form 10-K for the fiscal year ended September 30, 1992).

  10.6(a)        Executive Employment Agreement dated as of November 1, 1990, among Liberty Bank, FLFC and Robert F.
                 Hatcher (Exhibit 10(m) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30,
                 1991).

      (b)        First Amendment to Executive Employment Agreement dated as of November 1, 1991, among Liberty Bank,
                 FLFC and Robert F. Hatcher (Exhibit 10(n) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

        (c)      Second Amendment to Executive Employment Agreement dated as of October 21, 1992, among Liberty Bank,
                 FLFC and Robert F. Hatcher (Exhibit 10(f) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.7           Employment Agreement dated November 5, 1987 among FLFC, Liberty Bank and Richard A. Hills, Jr. (Exhibit
                 10(p) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

  10.8           Employment Agreement dated August 1, 1990 between Liberty Bank and Charles G. Davis (Exhibit 10(q) to
                 FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

  10.9           Employment Agreement dated June 30, 1993 among FLFC, Liberty Bank and David L. Hall (Exhibit 10(j) to
                 FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.10          FLFC's Officer Profit Sharing Plan dated as of January 23, 1991 (Exhibit 10(r) to FLFC's Annual Report
                 on Form 10-K for the fiscal year ended September, 1991).

  10.11          FLFC's Officer Profit Sharing Plan as amended and restated effective October 1, 1993 (Exhibit 10(p) to
                 FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

  15             Letter from Coopers & Lybrand L.L.P. regarding unaudited interim financial information.*

  21             Subsidiaries of FLFC (Exhibit 22 to FLFC's Annual Report on Form 10-K for the year ended September 30,
                 1990).

  23.1           Consent of Long, Aldridge & Norman, LLP (included in Exhibit 5).

  23.2           Consent of Coopers & Lybrand L.L.P.*

  23.3           Consent of McNair, McLemore, Middlebrooks & Co., LLP as to financial statements and auditor's report for MGB.*

  24             Powers of Attorney.*
- ---------------

*     Filed herewith.

**    To be filed by amendment.


      (b) FINANCIAL STATEMENT SCHEDULES. The financial statement schedules of FLFC required by Regulation S-X are incorporated herein by reference to the FLFC Annual Report to Form 10-K for the year ended September 30, 1995.

ITEM 22.  UNDERTAKINGS.

         (a)  RULE 415 OFFERING.  The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  REGISTRATION ON FORM S-4.

                 (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (2) The undersigned Registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) ACCELERATION OF EFFECTIVENESS. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

         (d) RESPONSE TO REQUESTS FOR INFORMATION. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         (e) POST-EFFECTIVE AMENDMENT. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Macon, State of Georgia, on August 19, 1996.

                                                            FIRST LIBERTY FINANCIAL CORP.

                                                            By: /s/ Robert F. Hatcher
                                                                ---------------------------------------------------------
                                                                    Robert F. Hatcher
                                                                    Principal Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 19, 1996.

         Signature                                                                   Title
         ---------                                                                   -----
/s/ Thomas H. McCook*                                                        Chairman of the Board and
- ----------------------------------                                           Director
 Thomas H. McCook

/s/ Robert F. Hatcher*                                                       President and Chief Executive Officer;
- ----------------------------------                                           Director
 Robert F. Hatcher

/s/ F. Don Bradford*                                                         Director
- ----------------------------------
 F. Don Bradford

/s/ Richard W. Carpenter*                                                    Director
- ----------------------------------
 Richard W. Carpenter

/s/ C. Lee Ellis*                                                            Director
- ----------------------------------
 C. Lee Ellis

/s/ Melvin I. Kruger*                                                        Director
- ----------------------------------
 Melvin I. Kruger

/s/ Herbert M. Ponder, Jr.*                                                  Director
- ----------------------------------
Herbert M. Ponder, Jr.

/s/ Jo Slade Wilbanks*                                                       Director
- ----------------------------------
Jo Slade Wilbanks

/s/ David L. Hall*                                                           Executive Vice President and
- ----------------------------------                                           Chief Financial Officer
 David L. Hall                                                               (Principal Financial Officer)

/s/ Laura B. Cross*                                                          Vice President and Controller
- ----------------------------------                                           (Principal Accounting Officer)
Laura B. Cross

*By: /s/ Richard A. Hills, Jr.*
     -----------------------------
         Richard A. Hills, Jr.
         As Attorney-in-Fact

                               INDEX OF EXHIBITS

EXHIBIT
NUMBER                                     DESCRIPTION                                                         PAGE
- -------                                     -----------                                                         ----
  2              Agreement and Plan of Merger dated as of June 11, 1996, as amended, among FLFC and
                 Middle Georgia Bank (included as Appendix A to the Proxy Statement/Prospectus filed as part of this Registration Statement).

  3.1            Amended and Restated Articles of Incorporation of FLFC (Exhibit 3(a) to FLFC's
                 Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

  3.2            Bylaws, as amended (Exhibit 3(b)2 to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

  5              Opinion of Long, Aldridge & Norman, LLP.**

  8              Opinion of Coopers & Lybrand L.L.P. with respect to certain federal income tax consequences of the Merger (included as Appendix C to the Proxy Statement/Prospectus filed as part of this Registration Statement).

  10.1           Plan of Conversion of Liberty Bank (Exhibit 10(a) to FLFC's Annual Report on Form 10-K for
                 the fiscal year ended September 30, 1986).

  10.2           FLFC's Employee Savings and Stock Ownership Plan (Exhibit 4 to FLFC's Registration Statement
                 on Form S-8, No. 33-24733).

  10.3           FLFC's Stockholder Rights Plan dated as of August 2, 1989 (Exhibit 4.1 to FLFC's Current
                 Report on Form 8-K dated August 14, 1989).

  10.4           FLFC's 1983 Incentive Stock Option Plan and related form of Option Agreement (Exhibit
                 10(j) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30,
                 1986).

  10.5           FLFC 1992 Stock Incentive Plan dated as of November 24, 1992 (Exhibit 10(m) to FLFC's
                 Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.6(a)        Executive Employment Agreement dated as of November 1, 1990, among Liberty Bank, FLFC and Robert F. Hatcher (Exhibit 10(m) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

      (b)        First Amendment to Executive Employment Agreement dated as of November 1, 1991, among
                 Liberty Bank, FLFC and Robert F. Hatcher (Exhibit 10(n) to FLFC's Annual Report on Form
                 10-K for the fiscal year ended September 30, 1991).

        (c)      Second Amendment to Executive Employment Agreement dated as of October 21, 1992, among Liberty Bank,
                 FLFC and Robert F. Hatcher (Exhibit 10(f) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.7           Employment Agreement dated November 5, 1987 among FLFC, Liberty Bank and Richard A. Hills, Jr. (Exhibit
                 10(p) to FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

  10.8           Employment Agreement dated August 1, 1990 between Liberty Bank and Charles G. Davis (Exhibit 10(q) to
                 FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

  10.9           Employment Agreement dated June 30, 1993 among FLFC, Liberty Bank and David L. Hall (Exhibit 10(j) to
                 FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1992).

  10.10          FLFC's Officer Profit Sharing Plan dated as of January 23, 1991 (Exhibit 10(r) to FLFC's Annual Report
                 on Form 10-K for the fiscal year ended September, 1991).

  10.11          FLFC's Officer Profit Sharing Plan as amended and restated effective October 1, 1993 (Exhibit 10(p) to
                 FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1993).

  15             Letter from Coopers & Lybrand L.L.P. regarding unaudited interim financial information.*

  21             Subsidiaries of FLFC (Exhibit 22 to FLFC's Annual Report on Form 10-K for the year ended September 30,
                 1990).

  23.1           Consent of Long, Aldridge & Norman, LLP (included in Exhibit 5).

  23.2           Consent of Coopers & Lybrand L.L.P.*

  23.3           Consent of McNair, McLemore, Middlebrooks Co., LLP as to financial statements and auditor's report for
                 MGB.*

  24             Powers of Attorney.*
- ---------------

*     Filed herewith.
**    To be filed by amendment.